++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS          +
+SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE + +AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE + +ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION + +OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                      Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-38409

                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT, DATED NOVEMBER 7, 1997

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 28, 1997)

                                  $125,000,000
                                CRIIMI MAE INC.
                             % SENIOR NOTES DUE 2002

                                  -----------

  The % Senior Notes due 2002 (the "Notes") offered hereby (the "Offering") are being issued by CRIIMI MAE Inc. ("CRIIMI MAE" or the "Company") in an aggregate principal amount of $125,000,000. The Notes will mature on November 15, 2002 and may be redeemed by the Company prior to maturity, at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to the date of such redemption and (ii) the Make-Whole Amount (as defined), if any. Upon the occurrence of a Change of Control (as defined), each holder of the Notes may require the Company to purchase all or any portion of such holder's Notes at 101% of the principal amount thereof then outstanding, together with any accrued and unpaid interest, if any, to the date of such purchase. The Notes are not subject to any mandatory sinking fund. Interest on the Notes is payable semi-annually in arrears on each November 15 and May 15, commencing May 15, 1998. See "Description of the Notes."

  The Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to the claims of any secured lender to the extent of the value of the collateral securing such indebtedness. The Notes will also be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of September 30, 1997, after giving pro forma effect to this Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company and its subsidiaries had total indebtedness of approximately $1.2 billion, of which approximately $1.1 billion was secured indebtedness of the Company and its subsidiaries. Of the total secured indebtedness of the Company and its subsidiaries, approximately $708.4 million was non-recourse indebtedness of the Company's subsidiaries.

  The Notes will be issued in the form of one or more global notes in book-entry form, without coupons (the "Global Notes"), registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by DTC participants or persons that hold interests, directly or indirectly, through DTC participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Notes will be entitled to physical delivery of Notes in definitive form equal in principal amount to their respective beneficial interest only under the limited circumstances described under "Description of the Notes--Global Notes." Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in definitive form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          PRICE TO   UNDERWRITING  PROCEEDS TO
                                        INVESTORS(1) DISCOUNT(2)  THE COMPANY(3)
--------------------------------------------------------------------------------
Per Note..............................        %            %             %
--------------------------------------------------------------------------------
Total.................................     $            $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from      , 1997.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $   .

                                  -----------

  The Notes are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about November
 , 1997.

                                  -----------

MERRILL LYNCH & CO.                                              LEHMAN BROTHERS
                                  -----------

            The date of this Prospectus Supplement is        , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH ACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "are expected to," "will," "will allow," "will continue," "will likely result," "should," "would be," "seeks," "approximately," "intends," "plans," "projects," "pro forma," "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. In addition, all information included or incorporated by reference herein or in the accompanying Prospectus with respect to projected or future results of operations, financial condition, financial performance or other financial or statistical matters constitute such forward-looking statements. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized. In that regard, the following factors, among others and in addition to the matters discussed below under "Risk Factors" and elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein, could cause actual results and other matters to differ materially from those in such forward-looking statements: changes in interest rates; changes in the availability of Subordinated CMBS (as defined herein) for acquisition, the purchase price for such assets and the extent of defaults and unrecoverable losses on the mortgage loans underlying such Subordinated CMBS; changes in conditions in the capital markets, including the availability of and terms of debt financing; and changes in regional and national business and economic conditions, including, without limitation, conditions affecting the market for commercial real estate and inflation. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition or as to any other matters covered by any such forward-looking statements, and the Company wishes to caution prospective investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as of the date made.

                                    SUMMARY

  The following information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto appearing elsewhere in this Prospectus Supplement or incorporated herein by reference. Unless the context otherwise requires, references herein to CRIIMI MAE or the Company include CRIIMI MAE and each of its subsidiaries.

                                  THE COMPANY

  CRIIMI MAE is a leading fully integrated commercial mortgage company and is one of the largest publicly traded real estate investment trusts ("REITs") focused primarily on the commercial mortgage backed securities ("CMBS") market. CRIIMI MAE's primary activities include (i) acquiring non-investment grade subordinated securities backed by first mortgage loans on multifamily properties and other commercial real estate ("Subordinated CMBS") and (ii) servicing, originating and securitizing commercial mortgage loans and CMBS. CRIIMI MAE believes that its focus on acquiring Subordinated CMBS, together with its expertise in underwriting, servicing and originating commercial mortgage loans, has enabled the Company to take advantage of the rapid growth in the securitization of debt backed by commercial mortgage loans. William B. Dockser, the Company's Chairman of the Board, and H. William Willoughby, the Company's President, have led CRIIMI MAE since its formation in 1989. The Company, which is structured as a self-administered REIT, currently has over 130 employees, and the eight members of the Company's senior management average over 20 years of experience in a wide range of real estate activities. As of September 30, 1997, CRIIMI MAE's approximately $1.5 billion portfolio of assets included approximately $774.5 million of Subordinated CMBS and approximately $611.0 million of interests in government insured or guaranteed mortgages secured by multifamily housing complexes located throughout the United States ("Government Insured Mortgage Assets").

  When acquiring CMBS, CRIIMI MAE focuses on classes of CMBS that are rated below BB+ by Standard and Poor's Rating Services ("Standard and Poor's") (or below an equivalent rating given by another rating agency), including the most subordinate class of the CMBS which typically is not rated. CRIIMI MAE generally acquires Subordinated CMBS in privately negotiated transactions, which allows CRIIMI MAE to perform due diligence on the mortgage loans underlying the CMBS as well as the underlying real estate prior to consummating the purchase, thus mitigating certain risks associated with purchasing Subordinated CMBS.

  CRIIMI MAE performs various servicing functions for approximately $11.2 billion of commercial mortgage loans as of October 10, 1997, including acting as master servicer for approximately $2.2 billion of such loans, and is authorized to act as special servicer for all of the loans underlying the Company's CMBS. In its role as special servicer, CRIIMI MAE is responsible for working out or foreclosing on defaulted mortgage loans backing its Subordinated CMBS and the other classes of CMBS. CRIIMI MAE's servicing operations permit the Company to actively monitor and manage the performance of its mortgage assets and provide CRIIMI MAE with additional income. CRIIMI MAE believes that its loan servicing capabilities, particularly its ability to act as master servicer in connection with its commercial loan securitizations, enhance its ability to compete against other originators of commercial mortgage loans. See "CRIIMI MAE--Mortgage Loan Servicing Operations."

  The Company also originates commercial mortgage loans which it intends to securitize by issuing CMBS backed by pools of such loans. In connection with any such securitization, CRIIMI MAE expects to retain the subordinated classes (or "tranches") of the CMBS plus an interest only class and sell the senior CMBS classes to third party investors. CRIIMI MAE's origination activities generate additional income for the Company in the form of origination fees, increase the size of the Company's servicing portfolio and increase the Company's portfolio of mortgage assets. As of October 10, 1997, CRIIMI MAE originated loans in the aggregate principal amount of approximately $44.3 million. See "CRIIMI MAE--Loan Origination Activities."

BUSINESS STRATEGY

  CRIIMI MAE believes that its position as a leading purchaser of Subordinated CMBS, combined with its commercial loan servicing and origination capabilities and its access to the capital markets, provides the Company with a competitive advantage to capitalize on current opportunities existing in the securitized debt market, particularly with respect to the acquisition of lower rated CMBS tranches. Significant elements of CRIIMI MAE's current business strategy are summarized below:

 . INCREASE ITS PORTFOLIO OF SUBORDINATED CMBS. CRIIMI MAE intends to acquire additional Subordinated CMBS, which the Company believes is and will continue to be an attractive real estate investment opportunity for the Company. The Company believes that its loan origination, servicing and underwriting capabilities are competitive advantages as the Company competes against other investors for the acquisition of Subordinated CMBS.

 . EXPAND THE COMPANY'S SERVICING PORTFOLIO. The Company intends to increase its servicing portfolio primarily by acquiring servicing rights in connection with purchases of Subordinated CMBS and by originating mortgage loans under its loan origination program. In addition, CRIIMI MAE intends to continue to build on its status as an approved master servicer to increase its servicing activities and servicing income.

 . ORIGINATE COMMERCIAL MORTGAGE LOANS. The Company intends to originate commercial loans for securitization. In connection with any such securitization, CRIIMI MAE anticipates (i) retaining the non-investment grade subordinated classes of the resulting CMBS issuance and an interest only bond, (ii) placing the senior classes with other investors and (iii) retaining the master and special servicing rights with respect to the mortgage loans backing such CMBS. CRIIMI MAE expects to complete its first securitization of originated commercial loans during the first half of 1998.

 . RESECURITIZE SUBORDINATED CMBS. The Company plans to resecuritize
  Subordinated CMBS acquired by the Company approximately every 18 to 24 months. By resecuritizing a substantial portion of the Subordinated CMBS in its portfolio, CRIIMI MAE believes it will better match the maturities of its liabilities and assets as such resecuritization transactions allow the Company to refinance short term, floating rate debt with long term fixed rate debt. During the first half of 1998, CRIIMI MAE intends to resecuritize a significant portion of its Subordinated CMBS.

                              RECENT DEVELOPMENTS

  On October 6, 1997, CRIIMI MAE issued and sold 1,236,000 shares of the Company's common stock, par value $.01 per share ("Common Shares"), at $16.25 per share to four institutional investors in negotiated transactions. Net proceeds to the Company of approximately $19.9 million were used to temporarily pay down repurchase agreement financing pending the purchase of additional Subordinated CMBS.

  Since September 30, 1997, the Company has purchased additional Subordinated CMBS with an aggregate face value of approximately $142.7 million for a total purchase price of approximately $132.2 million and intends to purchase additional Subordinated CMBS with a face value of approximately $56 million for a purchase price of approximately $37 million by the end of the year.

                                  THE OFFERING

  All capitalized terms used but not defined herein have the meanings provided in "Description of the Notes." For a more complete description of the terms of the Notes, see "Description of the Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

Securities Offered............  $125,000,000 aggregate principal amount of  %
                                Senior Notes due 2002.

Maturity......................  The Notes will mature on November 15, 2002.

Optional Redemption...........  The Notes are redeemable at any time at the option of CRIIMI MAE, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to the date of redemption and (ii) the Make-Whole Amount, if any. See "Description of the Notes-- Optional Redemption."

Interest Payment Dates........  Interest on the Notes will be payable semi-
                                annually in arrears on each November 15 and May 15, commencing May 15, 1998.

Ranking.......................  The Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to the claims of any secured lender to the extent of the value of the collateral securing such indebtedness. The Notes also will be effectively subordinated to all existing and future indebtedness and other liabilities of CRIIMI MAE's subsidiaries. As of September 30, 1997, after giving pro forma effect to this Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," CRIIMI MAE and its subsidiaries had total indebtedness of approximately $1.2 billion, of which approximately $1.1 billion was secured indebtedness of the Company and its subsidiaries. Of the total secured indebtedness of the Company and its subsidiaries, approximately $708.4 million was non-recourse indebtedness of the Company's subsidiaries.

Use of Proceeds...............  The net proceeds to CRIIMI MAE from the
                                Offering of the Notes are estimated to be approximately $121.3 million. The Company expects that approximately $15.0 million will be used to repay amounts borrowed subsequent to September 30, 1997 and currently outstanding under the Company's unsecured working line of credit. The Company intends to use the remainder of the net cash proceeds from the Offering (i) to acquire additional mortgage assets, primarily Subordinated CMBS, (ii) to sponsor and/or participate in loan origination programs and (iii) for other general corporate purposes, including working capital. Pending application, net proceeds from the Offering may be invested in short term marketable securities or used to pay down borrowings outstanding under the Company's repurchase agreements.

Change of Control.............  Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to any Change of Control Purchase Date. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders upon a Change of Control."

Certain Covenants.............  The Indenture will contain certain covenants which, among other things, will restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into transactions with affiliates or related persons, or consolidate, merge or sell all or substantially all of their assets. These covenants are subject to important exceptions and qualifications. See "Description of the Notes--Certain Covenants" and "Risk Factors-- Debt Restrictions; Compliance with Certain Covenants."

Absence of Market for the
 Notes........................  The Notes will be a new issue of securities for which there currently is no market. Although the Underwriters have informed the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at anytime without notice. Accordingly, there can be no assurance as to the liquidity of or development of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof through the National Association of Securities Dealers Automated Quotation System. See "Risk Factors--Absence of a Public Market for the Notes."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data of the Company as of and for each of the years in the five year period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The following selected consolidated financial data of the Company as of and for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Data for the nine months ended September 30, 1997 does not purport to be indicative of the results to be expected for the fiscal year ending December 31, 1997. The following selected financial data should be read in conjunction with, and is qualified by reference to, the Company's financial statements and the related notes thereto which are included herein.

                          NINE MONTHS ENDED
                            SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          -----------------   --------------------------------------------
                            1997      1996      1996     1995     1994     1993     1992
                          --------  --------  --------  -------  -------  -------  -------
                             (UNAUDITED)
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Income:
 Mortgage income........  $ 37,081  $ 43,099  $ 56,912  $66,115  $67,043  $50,270  $45,931
 Income from
  Subordinated CMBS.....    54,694    27,913    41,713   11,105      976      --       --
 Equity in earnings from
  investments...........     2,718     2,410     4,685    2,704    2,310    2,534    2,561
 Other income...........     1,761     2,268     2,645    2,144    1,113    3,646    2,210
                          --------  --------  --------  -------  -------  -------  -------
 Total income...........    96,254    75,690   105,955   82,068   71,442   56,450   50,702
                          --------  --------  --------  -------  -------  -------  -------
Expenses:
 Interest expense.......    54,723    46,611    63,079   49,853   39,245   28,008   24,392
 Other operating
  expenses (including
  fees to related
  party)................     7,674     5,780     7,791    7,190    8,040    7,354    5,743
 Amortization of assets
  acquired in the
  Merger................     2,158     2,163     2,882    1,435      --       --       --
 Adjustment to hedges
  for valuation and
  sales(a)..............        28        34       179    2,393      --       --       --
 Termination of interest
  rate swap.............       --        --        --       --       --     4,890      --
 Provision for
  settlement of
  litigation............       --        --        --      (656)    (557)   1,500      --
                          --------  --------  --------  -------  -------  -------  -------
 Total expenses.........    64,583    54,588    73,931   60,215   46,728   41,752   30,135
                          --------  --------  --------  -------  -------  -------  -------
Operating income........    31,671    21,102    32,024   21,853   24,714   14,698   20,567
Net gains from mortgage
 dispositions...........    17,143     9,268     9,601    1,502   12,999    7,358    5,733
Gain on sale of shares
 of subsidiary..........       --        --        --       --       --     3,281      --
Loss on investment in
 limited partnership....       --        --        --       --       --       --      (732)
Minority interests......    (7,885)   (5,922)   (6,386)  (4,821) (11,703)  (9,580)  (9,527)
                          --------  --------  --------  -------  -------  -------  -------
Net income..............    40,929    24,448    35,239   18,534   26,010   15,757   16,041
Preferred dividends.....    (4,784)   (1,728)   (3,526)     --       --       --       --
                          --------  --------  --------  -------  -------  -------  -------
Net income available to
 common shareholders....   $36,145   $22,720  $ 31,713  $18,534  $26,010  $15,757  $16,041
                          ========  ========  ========  =======  =======  =======  =======
Earnings per share:
 primary................  $   0.98  $   0.74  $   1.03  $  0.65  $  1.07  $  0.78  $  0.79
Weighted average common
 shares outstanding.....    37,041    30,605    30,854   28,414   24,249   20,184   20,184

                                                        (Continued on next page)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                          ----------------------  ------------------------------------------------------
                             1997        1996        1996        1995       1994       1993       1992
                          ----------  ----------  ----------  ----------  ---------  ---------  --------
                               (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Mortgage Assets:
 Mortgages at fair value
  and mortgage security
  collateral............  $  610,986  $  697,479  $  691,110  $  807,113  $ 857,589  $ 741,591  $472,963
 Subordinated CMBS......     774,462     335,960     564,335     278,401     38,858        --        --
 Other Assets...........     134,406     117,364     111,800     117,789     58,603     67,110    53,704
                          ----------  ----------  ----------  ----------  ---------  ---------  --------
 Total Assets...........   1,519,854   1,150,803   1,367,245   1,203,303    955,050    808,701   526,667
Debt and Other
 Liabilities:
 Secured Debt:
 Securitized Mortgage
  Obligations (b).......     708,368     605,476     732,222     645,261        --         --        --
 Repurchase Agreements-
  Subordinated CMBS.....     365,569     162,590     241,138     187,947     24,892        --        --
 Other..................       3,900       9,548       8,898      21,228    602,356    479,045   247,969
                          ----------  ----------  ----------  ----------  ---------  ---------  --------
  Total Secured Debt....   1,077,837     777,614     982,258     854,436    627,248    479,045   247,969
 Unsecured Debt.........         --          --          --          --         --         --        --
 Other Liabilities......      12,510       9,487      11,798      10,929      8,143      5,967     1,193
                          ----------  ----------  ----------  ----------  ---------  ---------  --------
  Total Debt and Other
   Liabilities..........   1,090,347     787,101     994,056     865,365    635,391    485,012   249,162
Minority Interest.......       2,944      25,959      26,518      52,234     69,617    108,400    84,396
Shareholders' Equity
 (c)....................  $  426,563  $  337,743  $  346,671  $  285,704  $ 250,042  $ 215,289  $193,109
OTHER FINANCIAL DATA:
EBITDA (d)..............  $   90,128  $   71,377  $  100,681  $   76,617  $  64,538  $  48,164  $ 44,924
Interest expense related
 to Securitized Mortgage
 Obligations (b)........      39,324      34,337      45,576       9,102        --         --        --
Ratio of Adjusted
 Earnings to combined
 fixed charges and
 preferred stock
 dividends after
 adjustment for interest
 on securitized mortgage
 obligations (b)(e).....        2.48x       2.64x       2.60x       1.56x      1.64x      1.46x     1.87x
Ratio of earnings to
 fixed charges (f)......        1.66        1.49        1.50        1.35       1.66       1.48      1.69
Ratio of earnings to
 combined fixed changes
 and preferred stock
 dividends (f)..........        1.61        1.47        1.47        1.35       1.66       1.48      1.69
Ratio of Secured Debt to
 Shareholders' Equity...        2.53        2.30        2.83        2.99       2.51       2.23      1.28
Ratio of Secured Debt
 excluding securitized
 mortgage obligations to
 Shareholders' Equity
 excluding securitized
 mortgage obligations
 (b)....................        0.87        0.51        0.72        0.73       2.51       2.23      1.28
Taxable income available
 to Common
 Shareholders (g).......      39,779      28,824      39,007      25,288     29,606     23,015    21,626
CASH FLOW DATA:
Operating activities....  $   31,669  $   17,747  $   34,629  $   17,621  $  30,654  $  28,767  $ 24,495
Investing activities....    (143,962)     49,913    (167,309)   (176,872)  (174,297)  (192,338)   24,414
Financing activities....  $  114,803  $  (70,132) $  127,070  $  170,685  $ 135,187  $ 170,571  $(43,970)

--------
(a) In connection with the 1995 refinancing of a significant portion of CRIIMI MAE's short term, floating rate debt with long term, fixed rate debt, two interest rate caps with an aggregate notional amount of $100 million were sold during 1995, resulting in a loss, certain caps were adjusted to fair value, and a portion of the deferred financing fees were written off.
(b) Securitized Mortgage Obligations represent fixed rate debt with matched principal amortization and maturity to a corresponding amount of assets. However, total collateral for such fixed rate debt is approximately $929.1 million, $625.6 million, $954.4 million and $674.3 million as of September 30, 1997 and 1996 and December 31, 1996, and 1995 respectively. (See "CRIIMI MAE--Financing Strategy--Match Funding.")
(c) Includes net unrealized gains on CRIIMI MAE's share of CRI Liquidating REIT, Inc.'s ("CRI Liquidating") mortgage assets (net of minority interests) of approximately $0 and $8.5 million as of September 30, 1997 and 1996, respectively, and $8.6 million in 1996, $15.8 million in 1995 and $10.3 million in 1994 and net unrealized gains/losses on CRIIMI MAE's mortgage assets and investment in interest-only strips, of approximately $196,000 and $(12,000) as of September 30, 1997 and 1996, respectively, and approximately $270,000 in 1996 and $300,000 in 1995 due to the implementation of SFAS No. 115.
(d) EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and consists of net income before interest expense, income taxes, depreciation and amortization (including depreciation and amortization in equity in earnings from investments) net gains from mortgage dispositions, gain on sale of shares of subsidiary and minority interests. EBITDA is included because it provides information in addition to that supplied by GAAP-based data regarding the ability of the Company to meet its future debt service, capital expenditures and working capital requirements, but should not be construed as an alternative either
    (i) to income from operations (determined in accordance with GAAP) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with GAAP). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses, and EBITDA as measured by the Company may not be comparable to EBITDA as measured by other companies.
(e) Ratio of operating income plus interest expense (excluding Securitized Mortgage Obligations), income taxes, depreciation and amortization and excluding other non-cash items to interest expense (excluding Securitized Mortgage Obligations) and preferred dividends as further defined in the Indenture as "Adjusted Earnings Available for Fixed Charges to Adjusted Fixed Charges."
(f) For purposes of computing these ratios, earnings consist of CRIIMI MAE's consolidated net income, plus fixed charges, extraordinary items, loss from investment and adjustment to hedges for valuation and sales, and dividends on preferred stock. Such information is qualified in its entirety by the more detailed financial information set forth in the financial statements and notes thereto included in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.
(g) As further described in "Certain United States Federal Income Tax Consequences," distributions to common stockholders are based on taxable income. The differences between net income determined in accordance with GAAP and taxable income are described in the notes to the consolidated financial statements.

                                 RISK FACTORS

  Before investing in the Notes offered hereby, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus Supplement.

SUBSTANTIAL LEVERAGE

  CRIIMI MAE has significant debt service obligations. As of September 30, 1997, after giving pro forma effect to the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company and its subsidiaries had total indebtedness of approximately $1.2 billion, of which approximately $1.1 billion was secured indebtedness of the Company and its subsidiaries. Of the total secured indebtedness of the Company and its subsidiaries, approximately $708.4 million was non-recourse indebtedness of the Company's subsidiaries. See "Capitalization."

  The degree to which CRIIMI MAE is leveraged could have important consequences to holders of the Notes, including the following: (i) CRIIMI MAE's ability to grow will depend on its ability in the future to obtain additional financing to acquire additional Subordinated CMBS, originate loans, invest in servicing rights, and for working capital, capital expenditures and general corporate purposes or other purposes, and that ability may be impaired; (ii) a substantial portion of CRIIMI MAE's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness thereby reducing the funds available to finance its business activities; (iii) CRIIMI MAE's amount of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iv) CRIIMI MAE may be more highly leveraged than certain of its competitors, which may place CRIIMI MAE at a competitive disadvantage and make it more vulnerable to economic downturns; and (v) the Company's ability to refinance the Notes in order to pay the principal of the Notes at maturity or upon a Change of Control may be adversely affected.

  CRIIMI MAE may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness, including the Indenture. CRIIMI MAE's ability to incur additional debt depends upon, among other things, the amount of its unencumbered assets, which is linked to prevailing interest rates, and changes in the credit quality of encumbered assets underlying existing debt. In certain circumstances, including among other things, increases in interest rates, changes in market spreads, or decreases in credit quality of underlying assets, CRIIMI MAE would be required to provide additional collateral in connection with its short term, floating rate debt arrangements. From time to time, the Company has been required to fund such additional collateral needs. In each instance and currently, the Company has had adequate unencumbered assets to meet its operating, investing and financing requirements, and management continually monitors the levels of unencumbered assets. However, no assurance can be made that such, levels of unencumbered assets will continue to be available.

ABILITY TO SERVICE DEBT

  CRIIMI MAE's ability to satisfy its interest payment obligations under its indebtedness will depend largely on its future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control, including levels of interest rates. Furthermore, CRIIMI MAE does not expect to be able to repay the principal amount of the Notes at maturity and accordingly will need to refinance the Notes, or repay the Notes with the proceeds of an equity offering, at or prior to their maturity. There can be no assurance that CRIIMI MAE will be able to generate sufficient cash flow to service its interest payment obligations under its indebtedness or that future borrowings or equity financing will be available for the payment or refinancing of its indebtedness.

  The Company's ability to achieve its strategic objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on its ability to renew or replace on a continuous basis its maturing short term borrowings. CRIIMI MAE's business strategy relies in part on short term borrowings to fund acquisitions of long term mortgage assets, including Subordinated CMBS. If CRIIMI MAE is unable to fund additional collateral needs as discussed above, or renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, a portion of its mortgage assets, and could incur losses as a result. Furthermore, a limited secondary market for Subordinated CMBS currently exists and there can be no assurance that one will fully develop, thereby limiting the Company's ability to dispose of its Subordinated CMBS in such situations. Also, if CRIIMI MAE is unable to complete additional resecuritizations or other refinancings of its Subordinated CMBS, CRIIMI MAE would be required to rely more heavily on short term borrowings, such as repurchase agreements or other sources of financing. There can be no assurance, however, that such financing would be available on terms acceptable to the Company, if at all.

EFFECTIVE SUBORDINATION

  The Notes are unsecured and will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of September 30, 1997, after giving pro forma effect to this Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company and its subsidiaries had total indebtedness of approximately $1.2 billion, of which approximately $1.1 billion was secured indebtedness of the Company and its subsidiaries. Of the total secured indebtedness of the Company and its subsidiaries, approximately $708.4 million was nonrecourse indebtedness of the Company's subsidiaries. See "Capitalization." The Indenture will permit the Company and its subsidiaries to incur additional secured indebtedness, including Permitted Indebtedness as defined in the Indenture. See "Description of the Notes--Certain Definitions." Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. See "Description of the Notes--Certain Covenants."

  The Notes also will be effectively subordinated to all existing and future liabilities of CRIIMI MAE's subsidiaries. As of September 30, 1997, CRIIMI MAE's subsidiaries had aggregate outstanding indebtedness of approximately $708.4 million, all of which was secured by first priority liens on certain assets of the borrowing subsidiaries and non-recourse. CRIIMI MAE and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness, including the Indenture. Any right of the Company to participate in any distribution of the assets of its subsidiaries upon the bankruptcy, liquidation, reorganization, insolvency or similar proceeding of any such subsidiary (and the consequent right of the holders of the Notes to participate in distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors.

DEBT RESTRICTIONS; COMPLIANCE WITH CERTAIN COVENANTS

  The Indenture and the instruments governing other indebtedness of the Company will impose restrictions that affect, and in certain cases significantly limit or prohibit, among other things, the ability of CRIIMI MAE and its subsidiaries to incur indebtedness, pay dividends or make distributions with respect to the Company's or such subsidiaries' capital stock, make other restricted payments, enter into sale and leaseback transactions, create liens upon assets, enter into transactions with affiliates or related persons, engage in new lines of business, sell assets, or consolidate, merge or sell all or substantially all of their assets. There can be no assurance that such covenants will not adversely affect CRIIMI MAE's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. See "Description of the Notes" and "Description of Other Indebtedness."

  Certain agreements governing the short term indebtedness of the Company require the Company to maintain specified financial ratios and meet certain financial tests. Although the Company is currently in compliance with covenants and restrictions contained in its various debt instruments, its ability to continue to comply may be affected by events beyond its control. See "--Risks of Owning Subordinated CMBS," "--Impact of Changes in Interest Rates," and "--General Economic Conditions." The breach of any of these covenants or restrictions could result in a default under such instruments and could thereby cause a default under the Indenture. In the event of any such default, the lenders under such instruments could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, or cease making additional loans, or such lenders could foreclose upon the assets pledged to secure such indebtedness. Consequently, there would be less assets available for satisfaction of any amount owed under the Notes.

RISKS REGARDING LIMITED COVENANTS

  The holders of the Notes do not have the benefit of extensive covenants. The covenants in the Indenture are not designed to protect holders of the Notes in the event of a material adverse change in the Company's financial condition or results of operations. These covenants impose only limited restrictions on the ability of the Company to, among other things, create or incur debt, pay dividends or make certain other restricted payments. The Indenture does not contain covenants specifically designed to protect holders of the Notes in the event of a highly leveraged transaction involving the Company. The provisions of the Indenture should not be relied upon in evaluating whether the Company will be able to comply with its obligations under the Notes. See "Description of the Notes--Certain Covenants" in this Prospectus Supplement and "Description of Securities--Debt Securities--Covenants" in the Prospectus.

RISKS OF OWNING SUBORDINATED CMBS

  The Subordinated CMBS classes or tranches owned by CRIIMI MAE provide credit support to the more senior tranches of the related commercial securitization. Principal from the underlying mortgage loans generally is allocated first to the senior tranches, with the most senior tranche having a priority right to the cash flow from the mortgage loan until its payment requirements are satisfied. Any remaining principal is allocated generally among the other tranches in order of their relative seniority. In the absence of defaults or interest shortfalls, all tranches receive interest. To the extent there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate tranche will be the first to bear this loss. To the extent there are losses in excess of the most subordinate tranche's stated right to principal and interest, then the remaining tranches will bear such losses in order of their relative subordination.

  CRIIMI MAE's estimated returns on its Subordinated CMBS are based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples of these include the prevailing interest rates on the floating rate debt used to finance a portion of the Subordinated CMBS, interest payment shortfalls due to delinquencies on the underlying mortgage loans, the ability to renew repurchase agreements and the terms of any such renewed agreements and the availability of alternative financing. Further examples include the timing and magnitude of credit losses on the mortgage loans underlying the Subordinated CMBS that are a result of, among other things, the general condition of the real estate market (including competition for tenants and their related credit quality), the effect of the rate of loan prepayments on the value of interest only strips and changes in market rental rates.

  In addition, CRIIMI MAE's ability to achieve its stated goal to increase recurring earnings through the acquisition of additional Subordinated CMBS is subject to a number of assumptions that are currently subject to certain business and economic uncertainties and contingencies, including, without limitation, continued availability of a sufficient volume of Subordinated CMBS, the availability of financing, higher purchase prices for Subordinated CMBS and increased competition among purchasers of Subordinated CMBS. To the extent the Company sustains losses relating to its Subordinated CMBS or is unable to purchase sufficient levels of Subordinated CMBS to meet its business objectives, the Company's financial results and, thus, its ability to service its payment obligations under the Notes may be adversely affected. See "The Portfolio--Subordinated CMBS."

IMPACT OF CHANGES IN INTEREST RATES

  Fluctuations in interest rates will affect the value of CRIIMI MAE's mortgage assets and could affect its financial results through increased cost of funds on CRIIMI MAE's floating rate debt. However, as of September 30, 1997, 100% of CRIIMI MAE's outstanding floating rate debt was hedged with interest rate cap agreements that have a weighted average strike price of approximately 6.5%, which partially limit the impact of rising interest rates on the Company's remaining floating rate debt. When CRIIMI MAE's interest rate cap agreements expire, it may have interest rate risk to the extent interest rates increase on any floating rate borrowings unless the interest rate cap agreements are replaced or other steps are taken to mitigate this risk. It is CRIIMI MAE's policy to hedge at least 75% of its floating rate debt, although there can be no assurance that it will do so. As of September 30, 1997, the weighted average term for CRIIMI MAE's interest rate cap agreements was approximately
1.6 years.

  Changes in interest rates can have a variety of effects on CRIIMI MAE's other lines of business. In particular, changes in interest rates may affect the volume of loan originations and acquisitions and the value of the Company's servicing portfolio. Such changes may also affect the Company's ability to raise capital on acceptable terms, which may affect the Company's ability to purchase additional Subordinated CMBS. During periods of declining interest rates, the Company may experience an increase in loan originations because of increased commercial real estate activity and, in particular, refinancing activity. Increases in interest rates may adversely affect refinancing activity, which could adversely affect the Company's origination activities. Any adverse effect on the amount of loans originated will adversely affect the Company's ability to securitize such loans through CMBS issuances.

  In addition, the value of the Company's servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. In periods of declining interest rates, the economic advantages to borrowers of refinancing mortgage loans increase, and increases in the rate of mortgage loan prepayments reduce the period during which CRIIMI MAE receives servicing income from such loans. Interest rate changes can also adversely affect the Company's ability to sell servicing rights to a third party as well as the proceeds received from such sales.

NEED FOR ADDITIONAL FINANCING

  The Company's ability to execute its business strategy, including the acquisition of additional Subordinated CMBS and the expansion of its servicing portfolio and loan origination and securitization program, depends to a significant degree on its ability to obtain additional indebtedness and equity capital. Other than as described in this Prospectus, the Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

MANAGEMENT OF GROWTH

  Key elements of CRIIMI MAE's business strategy include an expansion of its commercial loan origination and servicing businesses and continued purchases of Subordinated CMBS. The rapid entry by the Company into these business lines and the growth in its portfolio of Subordinated CMBS have resulted, and will continue to result, in increased demands on the Company's personnel and systems. CRIIMI MAE's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its workforce and to continue to develop the skills necessary for CRIIMI MAE to compete successfully in these areas. There can be no assurance that the Company will be able to successfully meet these challenges. In addition, the Company's business is substantially dependent upon certain key members of its senior management team. The loss of any such officer may have an adverse effect on the Company.

  Moreover, although the Company plans to devote substantial resources to the expansion of its loan origination program, there can be no assurance that the Company will succeed in expanding its loan originations or that the program will provide any of the benefits anticipated by the Company.

CERTAIN COMMERCIAL LOAN ORIGINATION AND SERVICING RISKS

  When borrowers are delinquent in making monthly payments on commercial mortgage loans serviced by the Company, the Company may be required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month. In the ordinary course of its business, the Company may be subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business.

RISKS OF SECURITIZATION

  A principal element of CRIIMI MAE's business strategy is its ability to securitize mortgage loans originated by the Company and to resecuritize Subordinated CMBS in order to match the maturities of its commercial mortgage assets with the liabilities secured by such assets. Adverse changes in the secondary market for CMBS or changes in the interest rate environment could impair CRIIMI MAE's ability to securitize its commercial mortgage assets, which may adversely affect the Company's business and operating results. Moreover, the Company's ability to securitize commercial mortgage assets or resecuritize Subordinated CMBS is dependent upon, among other things, the availability of sufficient assets for securitization. If the Company is unable to accumulate sufficient commercial mortgage assets or Subordinated CMBS, or if the Company is delayed in accumulating such assets, the Company's securitization strategy may be adversely affected.

RISKS OF HEDGING TRANSACTIONS

  CRIIMI MAE has in the past and may in the future enter into interest rate protection agreements used for hedging purposes. While intended to reduce the effects of volatility in interest rate movements, such transactions could cause CRIIMI MAE to recognize losses depending on the terms of the instrument and the interest rate movement. There can also be no assurance that the Company will be able to enter into hedging transactions on terms which are acceptable to the Company.

COMPETITION

  All of the business lines in which CRIIMI MAE operates are highly competitive. Some of the Company's principal competitors in certain business lines are substantially larger and better capitalized than the Company. Because of these resources, these companies may be better able than CRIIMI MAE to increase servicing and loan origination activities, to acquire Subordinated CMBS, to pursue new business opportunities or to survive periods of industry consolidation.

  Acquisitions of Subordinated CMBS are often based on competitive bidding, where there are dangers of bidding too low (which generates no business), as well as of bidding too high (which could win the Subordinated CMBS at an economically unattractive price). In addition, the increasing competition in this business line and the tightening of interest rate spreads has caused the Company to experience decreasing profit margins in its Subordinated CMBS business in order to remain a competitive bidder for such assets.

  The Company also encounters significant competition in its other business lines. The commercial mortgage banking business is highly fragmented with certain large national competitors and significant localized competition. In addition, within the commercial loan origination and securitization business, access to and the cost of capital are critical to the Company's ability to compete. The Company must compete with numerous competitors, many of whom have superior access to capital sources and can arrange or obtain lower cost capital for customers.

INVESTMENT COMPANY ACT RISK

  The Company intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Securities and Exchange Commission ("SEC") and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretation by the staff of the SEC, to qualify for this exemption, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests. Pursuant to such SEC staff interpretations, CRIIMI MAE's Government Insured Mortgage Assets are Qualifying Interests, but such investments currently comprise only approximately 40% of the Company's assets. Subordinated CMBS currently comprise approximately 51% of CRIIMI MAE's assets. The Company will acquire Subordinated CMBS only when such mortgage assets are collateralized by pools of first mortgage loans, when the Company can monitor the performance of the underlying mortgage loans through loan management and servicing rights, and when the Company has appropriate workout/foreclosure rights with respect to the underlying mortgage loans. When such arrangements exist, CRIIMI MAE believes that the related Subordinated CMBS constitute Qualifying Interests for purposes of the Investment Company Act. Therefore, CRIIMI MAE believes that it should not be required to register as an "investment company" under the Investment Company Act as long as it continues to invest primarily in such Subordinated CMBS and/or in other Qualifying Interests. However, if the SEC or its staff were to take a different position with respect to whether CRIIMI MAE's Subordinated CMBS constitute Qualifying Interests, the Company could be required to modify its business plan so that either (i) it would not be required to register as an investment company or (ii) it would comply with the Investment Company Act and be able to register as an investment company. In such event, (i) modification of the Company's business plan so that it would not be required to register as an investment company would likely entail a disposition of a significant portion of the Company's Subordinated CMBS or the acquisition of significant additional assets, such as Government Insured Mortgage Assets, which are Qualifying Interests or (ii) modification of the Company's business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing the Company's indebtedness (including the possible prepayment of the Company's repurchase agreement financing and/or the Notes) , which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms. Any such modification of the Company's business plan could have a material adverse effect on the Company. Further, if it were established that the Company were an unregistered investment company, there would be a risk that the Company would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company. Any such results would likely have a material adverse effect on the Company.

CERTAIN TAX CONSIDERATIONS

  REIT Status. CRIIMI MAE has qualified and intends to continue to qualify as a REIT under Sections 856-860 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Although CRIIMI MAE believes that it has operated and will continue to operate in such a manner, no assurance can be given that the Company was organized or has operated, or will be able to continue to operate, in a manner which will allow it to qualify as a REIT. As a REIT, the Company does not pay taxes at the corporate level. Qualification for treatment as a REIT requires the Company to satisfy numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within CRIIMI MAE's control. For example, to qualify as a REIT, at least 95% of CRIIMI MAE's gross income in any year must be derived from qualifying sources, and the Company must pay distributions to shareholders aggregating annually at least 95% of its taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification.

  If CRIIMI MAE were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, CRIIMI MAE also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available to meet debt service obligations because of the additional tax liability to CRIIMI MAE for the years involved.

  Even if CRIIMI MAE maintains its REIT status, it may be subject to certain federal, state and local taxes on its income. For example, if CRIIMI MAE has net income from a prohibited transaction, such income will be subject to a 100% tax. In addition, any net income from its servicing affiliate, CRIIMI MAE Services Limited Partnership (the "Services Partnership"), is subject to federal income tax at regular corporate tax rates.

GENERAL ECONOMIC CONDITIONS

  Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect certain segments of the Company's business. Such economic conditions could reduce the value of mortgage loans and Subordinated CMBS and/or increase the cost of capital invested by the Company, thereby adversely affecting the rate of return realized from such assets. Economic downturns and rising interest rates also may reduce the volume of loan originations and negatively affect the Company's loan securitization activity.

  In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on commercial mortgage loans and, therefore, the risk of losses on the Company's Subordinated CMBS backed by such loans, and may have an adverse effect on the Company's business, financial condition and operating results. Such periods may be accompanied by decreased demand for commercial mortgage loans, resulting in declining values of commercial real estate securing outstanding mortgage loans, which may weaken collateral coverage and increase the possibility of losses in the event of default.

FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF THE BOARD OF DIRECTORS

  CRIIMI MAE's Board of Directors has established the Company's acquisition and operating policies and strategies. Any such policies or strategies may be modified or waived by the Board of Directors without stockholder consent.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

  The Notes will be a new issue of securities for which there currently is no market. There can be no assurance as to the liquidity of any market for the Notes that may develop, the ability of holders of the Notes to sell the Notes, or the prices at which holders of the Notes may be able to sell their Notes. If such market were to exist, the Notes could trade at prices higher or lower than their initial public offering price, depending on a variety of factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making activity with respect to the Notes may be suspended or discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof through the National Association of Securities Dealers Automated Quotation System.

                                  CRIIMI MAE

THE COMPANY

  CRIIMI MAE is a leading fully integrated commercial mortgage company and is one of the largest publicly traded REITS focused primarily on the CMBS market. CRIIMI MAE's primary activities include (i) acquiring Subordinated CMBS and
(ii) servicing, originating and securitizing commercial mortgage loans and CMBS. CRIIMI MAE believes that its focus on acquiring Subordinated CMBS, together with its expertise in underwriting, servicing and originating commercial mortgage loans, has enabled the Company to take advantage of the rapid growth in the securitization of debt backed by commercial mortgage loans. William B. Dockser, the Company's Chairman of the Board, and H. William Willoughby, the Company's President, have led CRIIMI MAE since its formation in 1989. The Company, which is structured as a self-administered REIT, currently has over 130 employees, and the eight members of the Company's senior management average over 20 years of experience in a wide range of real estate activities. As of September 30, 1997, CRIIMI MAE's approximately $1.5 billion portfolio of assets included approximately $774.5 million of Subordinated CMBS and approximately $611.0 million of Government Insured Mortgage Assets.

  When acquiring CMBS, CRIIMI MAE focuses on classes of CMBS that are rated below BB+ by Standard and Poor's (or below an equivalent rating given by another rating agency), including the most subordinate class of the CMBS which typically is not rated. CRIIMI MAE generally acquires Subordinated CMBS in privately negotiated transactions, which allows CRIIMI MAE to perform due diligence on the mortgage loans underlying the CMBS as well as the underlying real estate prior to consummating the purchase, thus mitigating certain risks associated with purchasing Subordinated CMBS. See "--Subordinated CMBS Acquisitions."

  CRIIMI MAE performs various servicing functions for approximately $11.2 billion of commercial mortgage loans as of October 10, 1997, including acting as master servicer for approximately $2.2 billion of such loans, and is authorized to act as special servicer for all of the loans underlying the Company's CMBS. In its role as special servicer, CRIIMI MAE is responsible for working out or foreclosing on defaulted mortgage loans backing its Subordinated CMBS and other classes of CMBS. CRIIMI MAE's servicing operations permit the Company to actively monitor and manage the performance of its mortgage assets and provide CRIIMI MAE with additional income. CRIIMI MAE believes that its loan servicing capabilities, particularly its ability to act as master servicer in connection with its commercial loan securitizations, enhance its ability to compete against other originators of commercial mortgage loans. See "--Mortgage Loan Servicing Operations."

  The Company also originates commercial mortgage loans that it intends to securitize by issuing CMBS backed by pools of such loans. In connection with any such securitization, CRIIMI MAE expects to retain the subordinated classes of the CMBS plus an interest only class and sell the senior CMBS classes to third party investors. CRIIMI MAE's origination activities generate additional income for the Company in the form of origination fees, increase the size of the Company's servicing portfolio and Subordinated CMBS. As of October 10, 1997, CRIIMI MAE originated loans in the aggregate principal amount of approximately $44.3 million. See "--Loan Origination Activities."

THE CMBS MARKET

  Historically, traditional lenders, including commercial banks, insurance companies and savings and loans, have been the primary holders of commercial mortgages. The real estate market of the late 1980s and early 1990s created business and regulatory pressure to reduce the real estate assets held on the books of these institutions. The result has been tremendous movement of commercial real estate debt from private institutional holders to the public markets. Consequently, the supply of private sector multifamily and other CMBS has increased dramatically over recent years and is expected to continue to increase in the forseeable future. According to Moody's Investors Service, Inc. ("Moody's"), total 1996 CMBS issuances in the U.S. equaled $30 billion, compared to only $18.6 billion in 1995. Subordinated CMBS comprised approximately $4.5 billion or approximately 15% of the CMBS issued in the U.S. in 1996.

  CMBS are generally created by pooling commercial mortgage loans and directing the cash flow from such mortgage loans to various classes or tranches of securities (ranging from investment grade to non-rated) which have certain priority rights to the cash flow. The first step in the process of creating CMBS, origination, occurs when a financial institution lends money to a borrower for the purchase of a multifamily or other commercial real estate property, and secures the loan with a first mortgage on the asset that the borrower purchased. Next, a pool of these commercial real estate backed mortgage loans is accumulated, often by a large commercial bank or other financial institution, from various loan originators, including loans which such financial institution originated. One or more rating agencies analyze the loans and the underlying real estate to determine their credit quality. The mortgage loans are then deposited into an entity that is not subject to taxation, often a real estate mortgage investment conduit ("REMIC"). Securities backed by the commercial mortgage loans (i.e., the CMBS) are then issued by the REMIC. The CMBS are divided into specific classes or tranches which are afforded certain priority rights to the cash flow from the underlying mortgage loans. Each class is assigned a rating by one or more rating agencies based on their assessment of the likelihood of the class receiving its stated right to payment of principal. Also at the time of the securitization, one or more entities are appointed as "servicers" for the pool of mortgage loans, responsible for performing servicing duties which include collecting payments, monitoring performance and working out or foreclosing on defaulted loans. Depending on the extent of servicing duties, the servicer receives a fee and other financial incentives. The CMBS are then sold to investors either through public offerings or private placements.

SUBORDINATED CMBS ACQUISITIONS

  CRIIMI MAE believes that purchasing Subordinated CMBS is and will continue to be an attractive real estate investment opportunity for the Company. The Company believes that there are a limited number of companies which have the in-house expertise and capabilities of CRIIMI MAE to purchase large volumes of Subordinated CMBS while mitigating certain risks associated with these investments. The Company believes that its ability to re-underwrite the underlying mortgage loans, monitor their performance and control workout and foreclosure procedures provides the Company with competitive advantages which enable it to mitigate certain risks associated with owning Subordinated CMBS. For the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, issuances of Subordinated CMBS in the U.S. totaled approximately $4.2 billion, $4.5 billion and $5.1 billion, respectively. Over the same time periods, CRIIMI MAE has purchased Subordinated CMBS with an aggregate face value of $308.4 million, $434.1 million and $341.7 million, respectively. The Company believes that the supply of CMBS and Subordinated CMBS will continue to grow as more commercial mortgage loans are securitized.

  When CRIIMI MAE determines to invest in a CMBS pool, it generally purchases the classes of CMBS that are rated below BB+ by Standard and Poor's (or below an equivalent rating given by another rating agency) or are not rated. Subordinated CMBS are typically acquired by the Company through private placements in the primary market. The Company has purchased Subordinated CMBS in the secondary market, and may consider additional secondary market purchases as they become available.

  In acquiring Subordinated CMBS, CRIIMI MAE applies its experience in underwriting multifamily and other commercial real estate to perform extensive due diligence on the properties collateralizing the loans underlying the Subordinated CMBS. The Company's employees have broad experience underwriting and servicing various types of performing and nonperforming income-producing real estate, including multifamily, retail and hotel properties. CRIIMI MAE "re-underwrites" a substantial portion of the mortgage loans in a prospective CMBS pool, which entails a full review of the operating records, appraisals, environmental studies, market studies and architectural and engineering reports, as well as site visits at properties which represent a majority of the portfolio. The Company then tests the projected financial performance of the properties to determine their resiliency to a market downturn and applies varying capitalization rates to assess collateral value. Further, CRIIMI MAE will purchase Subordinated CMBS only when satisfactory arrangements exist which enable it to closely monitor the underlying mortgage loans and provide CRIIMI MAE with appropriate workout/foreclosure rights with respect to the underlying mortgage loans. CRIIMI MAE prices the portfolio based on estimates of both the timing and magnitude of defaults and prepayments of loans within the portfolio.

  CRIIMI MAE believes that its existing Subordinated CMBS holdings are secured by a pool of first mortgage loans that are diversified by borrower, property type and geographic location. As of September 30, 1997, approximately 55% of the CMBS (based on aggregate amortized cost) are rated BB- or higher, 35% are B or B- and 10% are unrated. See "The Portfolio--Subordinated CMBS."

MORTGAGE LOAN SERVICING OPERATIONS

  CRIIMI MAE's servicing operations enable the Company to actively monitor and manage the performance of its mortgage assets and provide CRIIMI MAE with an additional source of income. CRIIMI MAE continues to increase its mortgage servicing income by acquiring servicing rights in connection with purchases of Subordinated CMBS and by originating commercial mortgage loans for its own portfolio. As of October 10, 1997, CRIIMI MAE performed various servicing functions for approximately $11.2 billion of commercial mortgage loans, including acting as master servicer for approximately $2.2 billion of such loans.

  CRIIMI MAE's servicing activities include the following:

 Special Servicing

  A special servicer typically provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of mortgage loans. CRIIMI MAE conducts its servicing operations through its affiliate, CRIIMI MAE Services Limited Partnership (the "Services Partnership"). The Services Partnership has been approved to act as a special servicer by Moody's, Standard and Poor's, Fitch Investors Service, L.P. ("Fitch") and Duff & Phelps Credit Rating Co., the four major rating agencies that rate CMBS. The special servicer function provides CRIIMI MAE with the authority to deal directly with any borrower that fails to perform under certain terms of its mortgage loan, including the failure to make payments, and to manage any loan workouts and foreclosures. CRIIMI MAE will not purchase Subordinated CMBS unless it can secure the special servicing rights to the mortgage loans underlying the portfolio. As of October 10, 1997, CRIIMI MAE is authorized to act, if necessary, as the special servicer with respect to 2,681 commercial mortgage loans in the aggregate principal amount of approximately $11.2 billion, including all of the mortgage loans underlying its Subordinated CMBS portfolio.

 Master Servicing

  A master servicer typically provides administrative and reporting services to the trustee with respect to a particular issuance of CMBS. Mortgage loans underlying CMBS generally are serviced by a number of primary servicers. Under most master servicing arrangements, the primary servicers retain principal responsibility for administering the mortgage loans and the master servicer acts as an intermediary in overseeing the work of the primary servicers, monitoring their compliance with the standards of the issuer of the related CMBS and consolidating the servicers' respective periodic accounting reports for transmission to the trustee. CRIIMI MAE has been approved as a master servicer by Standard and Poor's and Fitch. The master servicer function provides the Company with greater control over the mortgage assets underlying its Subordinated CMBS, including the authority to (i) collect monthly principal and interest payments (either from a direct servicer or directly from borrowers) on loans comprising a CMBS pool and remit such amounts to the pool trustee, (ii) oversee the performance of sub-servicers and (iii) report to trustees. For these duties, the master servicer is usually paid a fee and can earn float income on the deposits it holds. In addition to this float and fee income, the master servicer has more direct and regular contact with borrowers than would be typical for a special servicer. The Company anticipates expanding this line of business through the acquisition of additional CMBS and through its own loan origination program. CRIIMI MAE has been awarded master servicing assignments in 1997 on three CMBS portfolios aggregating approximately $2.2 billion.

 Direct (or Primary) Servicing

  Direct (or primary) servicers typically perform certain functions for the master servicer. Direct serviced loans are those loans for which CRIIMI MAE collects loan payments directly from the borrower (including tax and insurance escrows and replacement reserves). The loan payments are remitted to the master servicer for the loan (which may be the same entity as the direct servicer), usually on a fixed date each month. The direct servicer is usually paid a fee to perform these services, and is eligible to earn float income on the deposits held. In addition to this fee and float income, the direct servicer has more direct and regular contact with borrowers, which facilitates the process of ongoing loan management and surveillance. As of October 10, 1997, CRIIMI MAE was a direct servicer for 384 loans totaling $1.6 billion.

 Loan Management

  In certain cases, CRIIMI MAE acts as loan manager, in which capacity CRIIMI MAE monitors the ongoing performance of properties securing the mortgage loans underlying its Subordinated CMBS portfolio through its continuous review of property level operating statements and site inspections. This role allows the Company to identify and resolve potential issues that could result in losses. As of October 10, 1997, CRIIMI MAE performs these duties with respect to approximately $9.4 billion of mortgage loans underlying CMBS pools in which the Company owns Subordinated CMBS.

LOAN ORIGINATION ACTIVITIES

  CRIIMI MAE believes that the expansion of its commercial loan origination activities are an important part of its business strategy. As of October 31, 1997, the Company's origination activities are conducted by 24 employees located in origination offices in Boston, Massachusetts, Memphis, Tennessee, Rockville, Maryland and San Francisco, California. In addition to providing additional income in the form of origination fees, the Company's origination program is a source of commercial mortgage loans that the Company intends to securitize by issuing CMBS backed by pools of such loans. In connection with any such securitization, CRIIMI MAE anticipates retaining the subordinated tranches of such CMBS and an interest only strip of the underlying mortgage loan payments, placing the senior tranches with other investors, and retaining the master and special servicing rights with respect to the mortgage loans backing such CMBS. Accordingly, the Company expects that its loan originations will enhance its ability to increase income from investments in commercial mortgage assets, including Subordinated CMBS, and expand its servicing portfolio.

  During 1996, the Company entered into a $200.0 million loan origination program agreement with Citicorp Real Estate, Inc. ("Citicorp"). Under the program, CRIIMI MAE originates loans on behalf of Citicorp and retains the right to acquire such loans upon accumulating a sufficient principal amount of loans to execute a securitization. Citicorp will fund a substantial portion of each mortgage loan originated under the program. In June 1997, the Company expanded its commercial mortgage origination capabilities with the launch of its fixed rate, "no-lock" loan program. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (i.e., provisions which prohibit prepayment of a loan for a specified period after the loan is originated or costly yield maintenance provisions), the Company's program allows borrowers the flexibility to prepay loans at any time by paying a prepayment penalty. The Company believes that its "no-lock" program will further enhance its origination activities.

FINANCING STRATEGY

 General

  As of September 30, 1997, the Company's total consolidated debt was approximately $1.1 billion, of which approximately $708.4 million (or approximately 66%) is fixed rate debt having maturities that match those of the Company's mortgage assets securing such debt ("match funding") and approximately $369.5 million (or approximately 34%) is non-match-funded floating rate debt. CRIIMI MAE's fixed rate debt has effective interest rates averaging approximately 7.3% as of September 30, 1997. As of September 30, 1997, all of the Company's floating rate debt is hedged by interest rate cap agreements with caps ranging from 6.0% to 6.7%. See "Risk Factors--Impact of Changes in Interest Rates."

 Match-Funding

  In general, CRIIMI MAE initially funds approximately 62% of the aggregate purchase price of Subordinated CMBS with short term, floating rate, secured debt, primarily repurchase agreement financing. CRIIMI MAE's long term strategy is to refinance a significant portion of this debt with fixed rate, match-funded debt, which significantly reduces its exposure to interest rate risk. CRIIMI MAE effects such refinancing by pooling its Subordinated CMBS and issuing CMBS backed by such assets. The CMBS issued in such resecuritizations are fixed rate obligations with maturities that match the Subordinated CMBS backing the new CMBS. In certain cases, these refinancings may also increase the amount of borrowings available to the Company due to the increased collateral value of the new CMBS relative to the underlying Subordinated CMBS due to the diversification and seasoning of the pooled mortgage loans that occurs when such underlying Subordinated CMBS are pooled. The Company generally uses the net proceeds from such resecuritizations to temporarily reduce the amount of its floating rate debt, including borrowings under the Company's repurchase agreements.

  During the first half of 1998, CRIIMI MAE intends to pool and resecuritize a significant portion of its Subordinated CMBS portfolio and thus refinance a portion of its floating rate debt. This resecuritization is expected to be similar to CRIIMI MAE's resecuritization transaction in December 1996, which match funded $142.0 million of floating rate debt with fixed rate, match-funded debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company intends to enter into similar resecuritizations or refinancings approximately every 18 to 24 months after accumulating a sufficient pool of Subordinated CMBS.

BUSINESS STRATEGY

  CRIIMI MAE believes that its position as a leading purchaser of Subordinated CMBS, combined with its commercial loan servicing and origination capabilities and its access to the capital markets, provides the Company with a competitive advantage to capitalize on current opportunities existing in the securitized debt market, particularly with respect to the acquisition of lower rated CMBS tranches. Significant elements of CRIIMI MAE's current business strategy are summarized below:

 . INCREASE ITS PORTFOLIO OF SUBORDINATED CMBS. CRIIMI MAE intends to acquire additional Subordinated CMBS, which the Company believes is and will continue to be an attractive real estate investment opportunity for the Company. The Company believes that its loan origination, servicing and underwriting capabilities are competitive advantages as the Company competes against other investors for the acquisition of Subordinated CMBS.

 . EXPAND THE COMPANY'S SERVICING PORTFOLIO. The Company intends to increase its servicing portfolio primarily by acquiring servicing rights in connection with purchases of Subordinated CMBS and by originating mortgage loans under its loan origination program. In addition, CRIIMI MAE intends to continue to build on its status as an approved master servicer to increase its servicing activities and servicing income.

 . ORIGINATE COMMERCIAL MORTGAGE LOANS. The Company intends to originate commercial loans for securitization. In connection with any such securitization, CRIIMI MAE anticipates (i) retaining the non-investment grade subordinated classes of the resulting CMBS issuance and an interest only bond, (ii) placing the senior classes with other investors and (iii) retaining the master and special servicing rights with respect to the mortgage loans backing such CMBS. CRIIMI MAE expects to complete its first securitization of originated commercial loans during the first half of 1998.

 .  RESECURITIZE SUBORDINATED CMBS. The Company plans to resecuritize
   Subordinated CMBS acquired by the Company approximately every 18 to 24 months. By resecuritizing a substantial portion of the Subordinated CMBS in its portfolio, CRIIMI MAE believes it will better match the maturities of its liabilities and assets as such resecuritization transactions allow the Company to refinance short-term, floating-rate debt with long term fixed rate debt. During the first half of 1998, CRIIMI MAE intends to resecuritize a significant portion of its Subordinated CMBS.

                                 THE PORTFOLIO

SUBORDINATED CMBS

  As of September 30, 1997, CRIIMI MAE owned CMBS ranging from AAA to unrated with a total carrying amount of approximately $774.5 million, which includes CMBS with an aggregate amortized cost of approximately $739.6 million and interest only strips with an aggregate fair value of approximately
$34.8 million, as set forth in the tables below.

                                           PERCENTAGE                                PERCENTAGE
   TRANCHE                       FACE       OF TOTAL                   AMORTIZED      OF TOTAL
    RATING                      AMOUNT     FACE AMOUNT FAIR VALUE(A)     COST      AMORTIZED COST
   -------                   ------------- ----------- ------------- ------------- --------------
                             (IN MILLIONS)             (IN MILLIONS) (IN MILLIONS)
    AA-(b)..................   $   10.6         0.9%      $ 10.6        $ 10.5           1.4%
    BBB.....................        4.0         0.4          4.3           4.0           0.5
    BB+(b)..................        9.0         0.8          9.0           8.7           1.2
    BB......................      476.2        41.8        425.7         368.0          49.8
    BB-.....................       32.0         2.8         27.1          25.7           3.5
    B.......................      345.2        30.3        261.4         223.3          30.2
    B-......................       42.6         3.8         24.5          20.7           2.8
    Unrated.................      218.6        19.2         87.7          78.7          10.6
                               --------       -----       ------        ------         -----
      Total.................   $1,138.2       100.0%      $850.3        $739.6(c)      100.0%
                               ========       =====       ======        ======         =====

--------
(a) The estimated fair values of Subordinated CMBS are based on dealer quoted market prices or an average of dealer market quotes for the Company's other Subordinated CMBS.
(b) Represents CMBS that were upgraded in July 1997 to investment grade.
(c) During the nine months ended September 30, 1997, CRIIMI MAE purchased a portion of Subordinated CMBS tranches from five separate pools (excluding interest only strips) having a total face value of approximately $342.3 million, for an aggregate purchase price of approximately $175.6 million.

  The aggregate investment by the underlying rating of the interest only strips of Subordinated CMBS held by CRIIMI MAE as of September 30, 1997 was as follows:

                              CURRENT ESTIMATED                                              PERCENTAGE
   SECURITY                      UNLEVERAGED      NOTIONAL                                    OF TOTAL
    RATING                    YIELD TO MATURITY  AMOUNTS(A)   FAIR VALUE(B) AMORTIZED COST AMORTIZED COST
   --------                   ----------------- ------------- ------------- -------------- --------------
                                                (IN MILLIONS) (IN MILLIONS) (IN MILLIONS)
     AAA.....................        7.6%           $40.6         $ 7.2         $ 7.3           20.9%
     B.......................       10.4             38.7          27.6          27.6           79.1
                                                    -----         -----         -----          -----
                                                    $79.3         $34.8         $34.9          100.0%
                                                    =====         =====         =====          =====

--------
(a) The notional amounts of interest only strips are calculated based on the principal amount from which the pass-through rates are allocated.
(b) The estimated fair values of interest only strips are based on dealer quoted market prices or an average of dealer market quotes for the Company's other Subordinated CMBS.

  As of October 10, 1997, the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio were secured by properties of the types and at the locations identified below:

PROPERTY TYPE              PERCENTAGE(1)
-------------              -------------
Multifamily...............     39.5%
Retail....................     25.1
Hotel.....................     15.1
Office....................      9.0
Other.....................     11.3
                               ----
  Total...................      100%
                               ====

GEOGRAPHIC LOCATION        PERCENTAGE(1)
-------------------        -------------
Texas.....................     16.7%
California................     13.7
Florida...................      8.3
Georgia...................      4.8
Other(2)..................     56.5
                               ----
  Total...................      100%
                               ====

--------
(1)Based on a percentage of the total unpaid face principal balance of the underlying loans.
(2)No other individual state makes up more than 4% of the total.

  The following table summarizes information relating to CRIIMI MAE's Subordinated CMBS on an aggregate basis by pool as of September 30, 1997:

                                                          ORIGINAL      CURRENT
                                                          ESTIMATED    ESTIMATED
                                                         UNLEVERAGED  UNLEVERAGED
                                                          YIELD TO     YIELD TO
                                                         MATURITY(1)  MATURITY(2)
                                                         -----------  -----------
POOL(3)
Mortgage Capital Funding, Inc.
  Series 1993-C1(4).....................................    13.0%        13.9%
  Series 1994-MC1.......................................    13.9         13.9
  Series 1995-MC1.......................................    12.2         12.1
  Series 1997-MC1.......................................    10.2         10.2
Nomura Asset Securities
  Series 1994-C3 and
  Series 1995-A.........................................    12.1         12.2
Lehman Pass-Through Securities Inc.
  Series 1994-A.........................................    13.4         13.4
Structured Mortgage Securities Corp.
  Series 1995-M1........................................    12.4         12.5
Fannie Mae Multifamily REMIC
  Series 1996-M1........................................    11.7         11.7
LB Commercial Conduit
  Series 1995-C2........................................    11.2         11.2
  Series 1996-C2........................................    11.8         11.8
DLJ Mortgage Acceptance Corp.
  Series 1995-CF2.......................................    11.0         11.0
  Series 1996-CF2.......................................    11.8         11.8
Asset Securitization Corp.
  Series 1995-D1........................................    11.5         11.5
  Series 1995-MDIV......................................     9.6          9.6
  Series 1996-D2........................................    12.4         12.4
  Series 1996-D3........................................    11.9         11.8
Merrill Lynch Mortgage Investors, Inc.
  Series 1995-C3........................................    11.1         11.1
  Series 1996-C2........................................    11.9         11.9
  Series 1997-C1........................................     9.5          9.5
First Union--Commercial Securities, Inc.
  Series 1997-C1........................................    11.3         11.3
Morgan--Wells Fargo
  Series 1997-WFI.......................................    10.2         10.2
    Weighted average unleveraged yield to maturity......    11.4%(5)     11.4%(5)

--------
(1) Represents the original estimated unleveraged yield over the expected life (calculated as of the acquisition date) of the related Subordinated CMBS, based on management's estimate of the timing and amount of future credit losses and prepayments of the underlying mortgage loans.
(2) Unless otherwise noted, changes in the current estimated yield to maturity from that originally estimated are primarily the result of changes in payoff assumptions relating to mortgage collateral.
                                             (footnotes continued on next page)

(3) As of October 10, 1997, CRIIMI MAE provided various servicing functions for a total CMBS pool of approximately $11.2 billion, including acting as master servicer for approximately $2.2 billion of such loans. Approximately 0.5% of the total CMBS pool is in payment default and approximately 0.5% of such pool is in nonpayment default.
(4) In July 1997, Fitch upgraded the ratings of Mortgage Capital Funding Inc's Series 1993-C1 Class D and Class E from BBB and BB to AA- and BB+, respectively.
(5) Represents the estimated weighted average unleveraged yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition and September 30, 1997, respectively.

GOVERNMENT INSURED MORTGAGE ASSETS

  Prior to focusing primarily on the acquisition of Subordinated CMBS, CRIIMI MAE acquired Government Insured Mortgage Assets directly and indirectly through its subsidiaries. As of September 30, 1997, CRIIMI MAE directly and indirectly owned approximately $611.0 million of Government Insured Mortgage Assets with weighted average effective interest rates ranging from 7.2% to 8.4% and weighted average remaining terms ranging from 30 to 35 years. Approximately 96.9% of these mortgage assets have been securitized as part of the Company's strategy to refinance floating rate debt with fixed rate match-funded debt. CRIIMI MAE does not currently intend to purchase additional Government Insured Mortgage Assets. CRIIMI MAE also owns general partnership interests in four publicly traded partnerships that own primarily Government Insured Mortgage Assets (the "AIM Funds"). As of September 30, 1997, the AIM Funds had total invested assets of approximately $503.1 million. The Company's interests in the AIM Funds represent a pro rata share of net income from the AIM Funds' assets, which ranges from 2.9% to 4.9% of net income, plus annual subadvisory fees equal to approximately 0.3% of total invested assets.

                                USE OF PROCEEDS

  The net proceeds to CRIIMI MAE from the Offering of the Notes are estimated to be approximately $121.3 million. The Company expects that approximately $15.0 million will be used to repay amounts borrowed subsequent to September 30, 1997 and currently outstanding under the Company's unsecured working line of credit. Outstanding borrowings under this line of credit, which terminates December 31, 1998, bear interest at one-month LIBOR plus a spread of 1.30%. The Company intends to use the remainder of the net cash proceeds from the Offering (i) together with additional borrowings, to acquire additional mortgage assets, primarily Subordinated CMBS, (ii) to sponsor and/or participate in loan origination programs and (iii) for other general corporate purposes, including working capital. Pending application, net proceeds from the Offering may be invested in short term marketable securities or used to pay down borrowings outstanding under the Company's repurchase agreements. See "Underwriting."

                                CAPITALIZATION

  The following table sets forth CRIIMI MAE's capitalization on an historical basis and on an as adjusted basis as of September 30, 1997, assuming (i) the sale of the Notes in the Offering and (ii) the application of the assumed net proceeds therefrom as if the Offering had occurred on September 30, 1997. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the Company's financial statements and notes thereto, which are included in and incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

                                                       SEPTEMBER 30, 1997
                                                  -----------------------------
                                                  HISTORICAL  AS ADJUSTED(2)(3)
                                                  ----------  -----------------
Secured Debt:
  Securitized mortgage obligations(1)............ $  708,368     $  708,368
  Repurchase agreements-Subordinated CMBS........    365,569        365,569(3)
  Other..........................................      3,900          3,900
                                                  ----------     ----------
    Total Secured Debt...........................  1,077,837      1,077,837
Notes offered hereby(2)..........................        --         125,000
                                                  ----------     ----------
    Total Debt...................................  1,077,837      1,202,837
Minority interests in consolidated subsidiary....      2,944          2,944
Stockholders' Equity:
  Convertible preferred stock....................         19             19
  Common shares..................................        391            391
  Net unrealized gains on mortgage assets and
   interest only strips..........................        196            196
  Additional paid in capital.....................    431,008        431,008
  Less treasury stock, at cost--538,635 shares...     (5,051)        (5,051)
                                                  ----------     ----------
    Total stockholders' equity...................    426,563        426,563
                                                  ----------     ----------
    Total capitalization......................... $1,507,344     $1,632,344
                                                  ==========     ==========

--------
(/1/) Securitized mortgage obligations represent fixed rate debt with matched principal amortization and maturity of a corresponding amount of assets. The obligations consist of a $236.3 million FHLMC Funding Note, a $145.7 million FNMA Funding Note, $184.4 million of CMO's and $142.0 million of securitized CMBS obligations.
(/2/) Reflects the net effect of borrowings and the application of the net proceeds thereof.
(/3/) The Company expects to incur additional indebtedness in the form of repurchase agreements used in conjunction with proceeds from this Offering to acquire additional Subordinated CMBS.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  CRIIMI MAE's Management's Discussion and Analysis of Financial Condition and Results of Operations contains statements that may be considered forward looking. See "Forward-Looking Statements."

GENERAL

  CRIIMI MAE is a leading fully integrated commercial mortgage company and is one of the largest publicly traded REITs focused primarily on the CMBS market. CRIIMI MAE's primary activities include (i) acquiring Subordinated CMBS and
(ii) servicing, originating and securitizing commercial mortgage loans and CMBS. CRIIMI MAE believes that its focus on acquiring Subordinated CMBS, together with its expertise in underwriting, servicing and originating commercial mortgage loans, has enabled the Company to take advantage of the rapid growth in the securitization of debt backed by commercial mortgage loans. William B. Dockser, the Company's Chairman of the Board, and H. William Willoughby, the Company's President, have led CRIIMI MAE since its formation in 1989. The Company, which is structured as a self-administered REIT, currently has over 130 employees, and the eight members of the Company's senior management average over 20 years of experience in a wide range of real estate activities. As of September 30, 1997, CRIIMI MAE's approximately $1.5 billion portfolio of assets included approximately $774.5 million of Subordinated CMBS and approximately $611.0 million of Government Insured Mortgage Assets.

  As a result of a shareholder-approved merger transaction (the "Merger") with certain mortgage businesses (the "CRI Mortgage Businesses") affiliated with C.R.I., Inc. ("CRI") on June 30, 1995, CRIIMI MAE expanded its lines of business to include mortgage advisory services, mortgage servicing and mortgage origination. Through the Merger and as a result of employee additions, CRIIMI MAE has a team of real estate and financial professionals to take advantage of the opportunities available for expanded acquisition of uninsured mortgage and mortgage-related products and services. For further information with respect to the Merger, reference is made to Note 3 to the accompanying consolidated financial statements.

  Since the Merger, through CRIIMI MAE Services Limited Partnership ("Services Partnership"), CRIIMI MAE has increased its mortgage advisory and servicing activities primarily in conjunction with its purchases of Subordinated CMBS by acquiring certain servicing rights relating to the mortgage loans collateralizing these assets. The servicing fee strips are contributed to the Services Partnership and increase CRIIMI MAE's interest in that partnership. These servicing rights allow CRIIMI MAE to monitor the performance of its Subordinated CMBS and the mortgage loans underlying such assets and provide CRIIMI MAE with workout/foreclosure rights with respect to the underlying mortgage loans. CRIIMI MAE Management, Inc., a wholly owned subsidiary of the Company, is the sole general partner of the Services Partnership and owns a 62% interest in the Services Partnership. The sole limited partner of the Services Partnership is CRIIMI MAE Services, Inc. As of October 10, 1997, the Services Partnership was responsible for a variety of servicing functions on a mortgage loan portfolio of approximately $11.2 billion, as compared to approximately $4.0 billion as of September 30, 1996.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED SEPTEMBER 30, 1997 AND NINE MONTHS ENDED SEPTEMBER 30, 1997 VERSUS 1996

  Tax Basis Income. CRIIMI MAE earned approximately $12.1 million in tax basis income available to common shareholders for the three months ended September 30, 1997, an 88% increase from approximately $6.4 million for the corresponding period in 1996. CRIIMI MAE earned approximately $39.8 million in tax basis income for the nine months ended September 30, 1997, a 38% increase from approximately $28.8 million for the corresponding period in 1996. On a primary share basis, income before gains from dispositions from CRI Liquidating ("recurring income") for the three months ended September 30, 1997 increased to $0.31 per share from $0.21 per share for the corresponding period in 1996. On a primary share basis, tax basis income for the nine months ended September 30, 1997 increased to $1.09 per weighted average share from $0.94 for the corresponding period in 1996, of which $0.88 and $0.67 per share, respectively, represented recurring income.

  The primary factor resulting in the net increase in tax basis recurring income during the three and nine months ended September 30, 1997 as compared to the corresponding periods in 1996 was the net earnings associated with CRIIMI MAE's growing portfolio of Subordinated CMBS. Partially offsetting this increase to tax basis income was increases in general and administrative expenses, as further discussed under "Financial Statement Net Income" below, and a decrease in mortgage interest earned due to the prepayment of certain CRIIMI MAE mortgages during 1997 and 1996 and the sale of CRI Liquidating's mortgage investments pursuant to its business plan.

  Financial Statement Net Income. Net income for financial statement purposes was approximately $11.4 million for the three months ended September 30, 1997, a 75% increase from approximately $6.5 million for the corresponding period in 1996. Net income for financial statement purposes was approximately $40.9 million for the nine months ended September 30, 1997, a 67% increase from approximately $24.4 million for the corresponding period in 1996. On a primary earnings per share basis, financial statement net income for the three months ended September 30, 1997 increased to $0.25 per weighted average common share from $0.16 per weighted average common share for the corresponding period in 1996, all of which was recurring income. On a per share basis, financial statement net income for the nine months ended September 30, 1997 increased to $0.98 per weighted average common share from $0.74 per weighted average common share for the corresponding period in 1996, of which $0.71 and $0.56 per share, respectively, was recurring income. Descriptions of the significant changes in financial statement net income are discussed below.

  Mortgage Income. Mortgage income decreased by approximately $1.8 million or 13% to $12.2 million for the three months ended September 30, 1997 from $14.0 million for the corresponding period in 1996. Mortgage investment income decreased by approximately $6.0 million or 14% to $37.1 million for the nine months ended September 30, 1997 from $43.1 million for the corresponding period in 1996. These decreases were principally due to the disposition of CRI Liquidating's mortgages (according to its business plan) in 1996 and 1997. Also contributing to the decrease in mortgage income was the prepayment of mortgages held by CRIIMI MAE and its wholly owned subsidiaries. The prepayments aggregated approximately $22 million and $51.9 million of amortized cost for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

  While CRIIMI MAE and its financing subsidiaries do not intend to sell any of their mortgages, CRI Liquidating's business plan calls for an orderly liquidation of its portfolio by the end of 1997. In accordance with CRI Liquidating's business plan, in January 1997, its remaining 11 mortgages were disposed of generating net proceeds of approximately $54 million. On April 23, 1997, CRI Liquidating's shareholders approved the adoption of a plan of complete liquidation and dissolution of CRI Liquidating's, which is intended to be completed by mid-1998.

  Income from Subordinated CMBS. Income from Subordinated CMBS increased by approximately $10.5 million or 106% to $20.4 million for the three months ended September 30, 1997 from $9.9 million for the corresponding period in 1996. Income from Subordinated CMBS increased by approximately $26.8 million or 96% to $54.7 million for the nine months ended September 30, 1997 from $27.9 million for the corresponding period in 1996. These increases were the result of the acquisition of Subordinated CMBS at purchase prices aggregating approximately $211 million during the second and third quarters of 1997 and $285 million during 1996, $228 million of which were purchased during the fourth quarter of 1996.

  Generally accepted accounting principles requires that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This currently results in income which is lower for financial statement purposes than for tax purposes. Based on the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average unleveraged yield over the expected average life of CRIIMI MAE's Subordinated CMBS for financial statement purposes as of September 30, 1997 was approximately

11.4%. Although there can be no assurance, the estimated weighted average leveraged yield over the expected life of CRIIMI MAE's existing Subordinated CMBS for financial statement purposes as of September 30, 1997 is approximately 20%. This return was determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses, net of interest expense attributable to the financing of the rated tranches at current interest rates and borrowing amounts.

  CRIIMI MAE's estimated returns on its Subordinated CMBS are based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples of these uncertainties and contingencies include the prevailing interest rates on that portion of the Subordinated CMBS which has been financed with floating rate debt, interest payment shortfalls due to delinquencies on the underlying mortgage loans, the ability to renew repurchase agreements and the terms of any such renewed agreements and the availability of alternative financing. Further examples of these uncertainties and contingencies include the timing and magnitude of credit losses on the mortgage loans underlying the Subordinated CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the estimated yields, discussed above and elsewhere herein, will be achieved.

  In making acquisitions of Subordinated CMBS, CRIIMI MAE applies its experience in underwriting multifamily and other commercial real estate to perform extensive due diligence on the properties collateralizing the loans underlying the Subordinated CMBS. The Company's employees have broad experience underwriting and servicing various types of performing and nonperforming income-producing real estate, including multifamily, retail and hotel properties. CRIIMI MAE "re-underwrites" or reviews a significant portion of the mortgage loans in a prospective pool by reviewing historical and current operating records of the underlying real estate assets, appraisals, environmental studies, market studies and architectural and engineering studies, all to independently assess the stabilized performance level of the underlying properties. In addition, the Company conducts site visits at a substantial number of the properties. The Company stresses the adjusted net operating incomes of the properties to simulate certain recessionary scenarios and applies market or greater capitalization rates to assess loan quality.

  Equity in Earnings From Investments. Equity in earnings from investments increased by approximately $365,000 or 45% to approximately $1.2 million for the three months ended September 30, 1997 as compared to $807,000 for the corresponding period in 1996. Equity in earnings from investments increased by approximately $300,000 or 13% to approximately $2.7 million for the nine months ended September 30, 1997 as compared to approximately $2.4 million for the corresponding period in 1996. These increases are due to higher net income from Services Partnership, which resulted from additional servicing fee streams derived from the steadily expanding servicing portfolio, which has grown to approximately $11 billion as of October 10, 1997 as compared to approximately $4 billion as of September 30, 1996. The increased servicing fee revenue was partially offset by increased general and administrative expenses associated with the growth in the servicing portfolio, as well as amortization of certain purchased servicing rights.

  Other Investment Income. Other investment income decreased by approximately $79,000 or 14% to approximately $492,000 for the three months ended September 30, 1997 as compared to approximately $571,000 for the corresponding period in 1996. Other investment income decreased by approximately $500,000 or 22% to approximately $1.8 million for the nine months ended September 30, 1997 as compared to approximately $2.3 million for the corresponding period in 1996. These decreases were primarily attributable to decreases in short-term interest income earned by CRIIMI MAE Financial Corporation III during 1997 as compared to 1996 due to higher prepayment proceeds received and invested during 1996.

  Interest Expense. Interest expense increased by approximately $4.1 million or 27% to approximately $19.3 million for the three months ended September 30, 1997 from approximately $15.2 million for the corresponding period in 1996. Interest expense increased by approximately $8.1 million or 17% to $54.7 million for the nine months ended September 30, 1997 as compared to $46.6 million for the corresponding period in 1996. These increases were principally a result of additional amounts borrowed in connection with the acquisition of Subordinated CMBS during the last quarter of 1996 and the first nine months of 1997, and, to a lesser extent, the marginally higher cost of debt on the $142 million fixed rate financing of December 1996. These increases were partially mitigated by temporary pay downs of repurchase agreements during the second and third quarters of 1997 pending the purchase of additional Subordinated CMBS.

  General and Administrative Expenses. General and administrative expenses increased by approximately $500,000 or 25% to approximately $2.6 million for the three months ended September 30, 1997 as compared to approximately $2.1 million for the corresponding period in 1996. General and administrative expenses increased by approximately $2.2 million or 40% to $7.7 million for the nine months ended September 30, 1997 as compared to approximately $5.5 million for the corresponding period in 1996. The increase in general and administrative expenses during these periods is primarily the result of the continual growth of CRIIMI MAE's commercial mortgage operation, particularly in late 1996 throughout 1997.

  Fees to Related Party. Total fees to related party decreased by approximately $71,000 or 100% to $0 for the three months ended September 30, 1997. Total fees to related party decreased by approximately $300,000 or 96% to approximately $12,000 for the nine months ended September 30, 1997 as compared to approximately $312,000 for the corresponding period in 1996. The decrease in fees to related party was due to a reduction in the annual fees payable by CRI Liquidating resulting from its reduced asset base during 1996 and 1997. As a result of the first quarter disposition of the remaining CRI Liquidating mortgages, no annual fees were paid during the three months ended June 30, 1997 or the three months ended September 30, 1997 and no annual fees will be paid in future periods.

  Gains/Losses on Mortgage Dispositions. During the nine months ended September 30, 1997, CRI Liquidating disposed of 11 mortgage assets, its interest in two limited partnership participation agreements and a portion of its interest in a third limited partnership participation agreement resulting in net gains of approximately $17.4 million for financial statement purposes. These net gains were partially offset by prepayments of mortgage assets held by CRIIMI MAE and its subsidiaries during the nine months ended September 30, 1997, which resulted in financial statement net losses of approximately $252,000. This compares to the disposition of 11 CRI Liquidating mortgage assets resulting in financial statement net gains of approximately $9.7 million and nine CRIIMI MAE mortgage prepayments resulting in financial statement net losses of $424,000 during the nine months ended September 30, 1996. Gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

 1996 VERSUS 1995

  Tax Basis Income. CRIIMI MAE earned approximately $39.0 million in tax basis income available to common shareholders during 1996, a 54% increase from approximately $25.3 million earned in 1995. On a primary share basis, tax basis income increased to $1.27 in 1996 from $.89 in 1995. Ordinary income, on a per primary share basis, increased from $0.70 in 1995 to $0.96 in 1996.

  The primary factors for the increase in tax basis income were as follows:
Recurring income increased for 1996 as compared to 1995 primarily due to higher earnings from CRIIMI MAE's growing portfolio of Subordinated CMBS. Additionally, equity in earnings from investments increased as a result of the increased revenues from the investment in Services Partnership due principally to the one- time receipt in the fourth quarter of 1996 of approximately $1.4 million, net, which represented previously unpaid servicing fees on a group of multifamily loans. Also contributing to the increase in equity in earnings in 1996 was the additional servicing fees earned in conjunction with purchases of Subordinated CMBS. Partially offsetting these increases in tax basis income was a decrease in mortgage interest earned due to the 1996 prepayment of ten mortgages held by CRIIMI MAE and its wholly owned subsidiaries and the disposition of 11 CRI Liquidating mortgage assets in accordance with its business plan. Additionally, an increase in interest expense as a result of additional amounts borrowed to acquire Subordinated CMBS, as well as the higher interest rate on the long term, fixed rate debt, also partially offset the above increases. Annual and incentive fees paid to CRIIMI MAE's former adviser, CRI Insured Mortgage Associates Adviser Limited Partnership (the "Adviser"), decreased as a result of the termination of the CRIIMI MAE advisory agreement in connection with the Merger. The decrease in CRIIMI MAE's annual and incentive fees was offset by an increase in general and administrative expenses as a result of the June 1995 Merger and CRIIMI MAE's growth during 1995 and 1996. Net capital gains on a per primary share basis, increased from $.19 per weighted average share in 1995 to $.31 per weighted average share in 1996, of which, $.19 and $.27, respectively, were a result of mortgage dispositions made by CRI Liquidating REIT, as discussed below.

  Financial Statement Net Income. Net income available to common shareholders for financial statement purposes was approximately $31.7 million for 1996, a 71% increase from approximately $18.5 million for 1995. On a per primary share basis, financial statement net income increased to $1.03 per weighted average share for 1996 from $.65 for 1995. The factors described in the preceding paragraph also impacted net income for financial statement purposes. Partially offsetting these increases to net income, but not affecting tax basis income, was the non-cash amortization of assets acquired in the Merger, along with the significant 1995 adjustment to hedges for valuation and sales. Descriptions of the changes in financial statement net income are discussed below.

  Mortgage Income. Mortgage income decreased by approximately $9.2 million or 14% to approximately $56.9 million for 1996 from approximately $66.1 million in 1995. This decrease was principally due to the disposition of a significant portion of CRI Liquidating's mortgage assets in 1996. Also contributing to the decrease in mortgage income was the prepayment of ten mortgages held by CRIIMI MAE and its wholly owned subsidiaries (aggregating approximately $52 million) during 1996. These prepayments resulted in net losses of approximately $91,000 which are included in losses on mortgage dispositions on the accompanying consolidated statement of income.

  Income from Subordinated CMBS. Income from Subordinated CMBS increased by approximately $30.6 million, or 276%, to approximately $41.7 million during 1996 as compared to approximately $11.1 million during 1995. This increase was a result of the acquisition of Subordinated CMBS at purchase prices aggregating approximately $525 million during 1996 and 1995, as discussed in
Note 7 to the consolidated financial statements.

  Generally accepted accounting principles requires that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This results in income which is lower for financial statement purposes than for tax purposes. Based on the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the weighted average anticipated unleveraged yield over the expected average life for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of December 31, 1996 and 1995 is approximately 12%. Although there can be no assurance, CRIIMI MAE anticipates the leveraged return on these mortgage assets for financial statement purposes will approximate 21% over the life of the Subordinated CMBS. This return was determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses, net of interest expense attributable to the financing of the rated tranches at current interest rates and borrowing amounts. The leveraged tax basis return on Subordinated CMBS was approximately 24% as of December 31, 1996. This return was determined based on cash basis interest income, no defaults or unrecoverable losses, net of interest expense attributable to the financing of the rated tranches at current interest rates and borrowing amounts and adjusted for amortization of original issue discount related to the Subordinated CMBS.

  CRIIMI MAE's anticipated returns on Subordinated CMBS are based upon a number of assumptions that are currently subject to certain business and economic uncertainties and contingencies, including, without limitation: the potential lack of a liquid secondary market for Subordinated CMBS, prevailing interest rates on that portion of the Subordinated CMBS which has been financed with floating rate debt, renewal of repurchase agreements at similar terms or the availability of alternative financing, the timing and magnitude of credit losses on the underlying mortgages collateralizing the Subordinated CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields, discussed above and elsewhere herein, will be achieved.

  In making acquisitions of Subordinated CMBS, CRIIMI MAE and its affiliates apply their knowledge of multifamily and other commercial mortgages to perform due diligence on the mortgage loans collateralizing the Subordinated CMBS. This analysis may include reviewing the operating records of the underlying real estate assets, appraisals, environmental studies, market studies and architectural and engineering studies, and where deemed necessary, independently developing projected operating budgets. In addition, site visits are conducted at a substantial portion of the properties. Further, CRIIMI MAE will generally acquire Subordinated CMBS only when satisfactory arrangements exist whereby CRIIMI MAE can closely monitor the collateral of the pool and when CRIIMI MAE has workout/foreclosure rights with respect to the underlying collateral. CRIIMI MAE believes that all transactions entered into to date have had such satisfactory arrangements.

  Equity in Earnings from Investments. Equity in earnings from investments increased by approximately $2.0 million or 73% to $4.7 million during 1996 as compared to $2.7 million during 1995. The increase was primarily due to increases in earnings from the Services Partnership as a result of a one-time receipt in the fourth quarter of 1996 of previously unpaid servicing fees (which was approximately $1.4 million, net) on a group of multi-family loans, as well as servicing fees earned in connection with additional acquisition of Subordinated CMBS.

  Other Investment Income. Other investment income increased by approximately $501,000 or 23% to $2.6 million during 1996 as compared to $2.1 million during 1995. This increase was primarily attributable to income earned from the short-term investment of CRIIMI MAE mortgage disposition proceeds pending pay down of the related securitized debt. During 1996, ten CRIIMI MAE mortgages prepaid resulting in net proceeds of approximately $52 million as compared to the 1995 disposition of six CRIIMI MAE mortgages resulting in net proceeds of approximately $14 million. Other investment income from CRI Liquidating did not change significantly. Partially offsetting this increase to other investment income was a decrease in fees recognized related to the setup of servicing assets during 1996 as compared to 1995.

  Interest Expense. Interest expense increased by approximately $13.2 million or 27% to approximately $63.1 million for 1996 from approximately $49.9 million for 1995. This increase was principally a result of additional amounts borrowed in connection with the acquisition of Subordinated CMBS during 1996 and 1995 and the higher rate on the longer term, fixed rate financings completed in the fourth quarter of 1995. Although the December 1996 refinancing resulted in a higher cost of financing than the repurchase agreement cost, the impact on 1996 earnings was insignificant. Partially offsetting these increases was a reduction in interest expense as a result of the expiration of interest rate collars in 1995 and the temporary use of proceeds from equity offerings of $52.8 million to pay down repurchase agreement debt pending purchase of Subordinated CMBS.

  General and Administrative Expenses. General and administrative expenses increased by approximately $2.1 million or 40% to $7.4 million for 1996 as compared to $5.3 million for 1995. This increase was primarily due to a full year of certain expenses in 1996 as compared to only six months of expenses in 1995, as well as due to growth in CRIIMI MAE's operations during 1996 and 1995.

  Fees to Related Party. Total fees to related party were comprised of annual fees and incentive fees paid to CRIIMI MAE's former Adviser and CRI Liquidating's Adviser. From inception through June 30, 1995, the Adviser received certain fees for managing CRIIMI MAE's portfolio. In connection with the Merger, effective June 30, 1995, CRIIMI MAE was no longer required to pay any fees to the Adviser. The Adviser continues to receive fees for managing CRI Liquidating's portfolio.

  Total fees to related party decreased by approximately $1.5 million or 80% to approximately $382,000 for 1996 from approximately $1.9 million for 1995. This decrease was primarily the result of the termination of

CRIIMI MAE's advisory agreement on June 30, 1995 in connection with the Merger. Contributing to the decrease in fees to related party was a reduction in the annual fees payable by CRI Liquidating resulting from its reduced asset base during 1996 and 1995. Incentive fees paid as a result of the disposition of CRI Liquidating's mortgages during 1996 and 1995 were approximately $569,000 and $0, respectively, which were netted with gains on mortgage dispositions.

  Amortization of Assets Acquired in the Merger. In connection with the Merger, CRIIMI MAE acquired certain assets, $28.9 million of which are being amortized using the straight line method over 10 years beginning June 30, 1995. Since the Merger was accounted for under the purchase method of accounting, which resulted in recording the purchased assets at fair value, there are significant non-cash amortization expenses related to these assets. As a result, amortization of assets acquired in the Merger was approximately $2.9 million for 1996 as compared to $1.4 million for 1995.

  Adjustment to Hedges for Valuation and Sales. During 1996, CRIIMI MAE recognized a charge to income for adjusting hedges to fair value of $179,000, which compares to $2.4 million recognized during 1995 due to the sale and/or termination of certain of its interest rate cap agreements and credit facilities, along with charges to income to adjust the hedges to fair value (As further discussed below in "Results of Operations--1995 versus 1994").

  Gains/Losses on Mortgage Dispositions. Net gains on mortgage dispositions increased by approximately $8.1 million, or 540%, to approximately $9.6 million for 1996 from approximately $1.5 million for 1995. Gains or losses on mortgage dispositions are based on the number, carrying amounts, and proceeds of mortgage assets disposed of during the period. The proceeds realized from the disposition of a mortgage asset are based on the net coupon rates of the specific mortgage assets disposed of in relation to prevailing long-term interest rates at the date of disposition. The increase in net gains on mortgage dispositions is due primarily to the disposition of CRI Liquidating mortgages for 1996 as compared to 1995 (the net losses on the disposition of CRIIMI MAE mortgages did not change materially for 1996 as compared to 1995). During 1996, 11 CRI Liquidating mortgage assets were disposed of resulting in net financial statement gains of approximately $9.7 million and tax basis gains of approximately $14.5 million. This compares to the disposition of 22 CRI Liquidating mortgage assets during 1995 that generated net financial statement gains of approximately $1.6 million and tax basis gains of approximately $9.5 million.

 1995 VERSUS 1994

  Tax Basis Income. CRIIMI MAE earned approximately $25.3 million in tax basis income during 1995 as compared to approximately $29.6 million during 1994. On a per share basis, tax basis income decreased to $0.89 per weighted average share in 1995 from $1.17 in 1994. Although ordinary income increased from approximately $18.6 million in 1994 to approximately $19.8 million in 1995, on a per share basis ordinary income decreased from $0.73 per weighted average share in 1994 to $0.70 per weighted average share in 1995, as a result of a 13% increase in the weighted average shares outstanding during 1995 resulting from equity issuances during 1994 and 1995. The primary factors resulting in the increase in ordinary income were as follows: Mortgage income and income from Subordinated CMBS increased as a result of additional purchases made during 1994 and 1995, although these items were partially offset by a decrease in mortgage income earned on CRI Liquidating's mortgage assets due to mortgage dispositions during 1994 and 1995 in accordance with CRI Liquidating's business plan. Additionally, equity in earnings from investments and other investment income increased as a result of the mortgage servicing and advisory revenue streams acquired in the Merger during 1995 and an increase in short-term investment income. Partially offsetting the increases in income from these revenue streams was an increase in interest expense as a result of additional amounts borrowed under debt facilities to acquire mortgages and Subordinated CMBS, as well as an increase in short-term interest rates during 1994 and 1995. Additionally, annual and incentive fees paid to CRIIMI MAE's and CRI Liquidating's Adviser decreased as a result of the termination of the advisory agreement in connection with the Merger and due to CRI Liquidating's reduced asset base during 1994 and 1995. The decrease in CRIIMI MAE's annual and incentive fees was partially offset by an increase in general and administrative expenses as a result of the Merger and CRIIMI MAE's growth during 1995. Net capital gains decreased from approximately $11.0 million in 1994 to approximately $5.4 million in 1995. On a per share basis, net capital gains decreased from $0.44 per weighted average share in 1994 to $0.19 per weighted average share in 1995. The decrease in net capital gains was primarily attributable to a decrease in net gains from the disposition of CRI Liquidating's assets, as discussed below. The non-cash purchase accounting amortization expense and the adjustment to hedges described below do not impact tax basis income.

  Financial Statement Net Income. Net income for financial statement purposes was approximately $18.5 million for 1995, a 29% decrease from approximately $26.0 million for 1994. On a per share basis, financial statement net income decreased to $0.65 per weighted average share for 1995 from $1.07 for 1994. The factors described in the preceding paragraph also impacted net income for financial statement purposes except for the following: (1) mortgage income decreased slightly for financial statement purposes as compared to an increase for tax purposes due to the difference in mortgage income earned on CRI Liquidating's mortgage assets for financial statement purposes versus tax basis income and (2) during 1995, noncash amortization of assets acquired in the Merger and an adjustment to hedges for valuation and sales in connection with the refinancings completed during the second half of 1995 was required for financial statement purposes, but was not a component of tax basis income. Descriptions of the changes in financial statement net income are discussed below.

  Mortgage Income. Mortgage income on an aggregate basis did not vary materially during 1995 as compared to 1994. The increase in income from mortgage assets, resulting from 1994 acquisitions of Government Insured Multifamily Mortgages held directly by CRIIMI MAE, was offset by a decrease in mortgage income as a result of CRI Liquidating's reduced asset base during 1994 and 1995.

  Income from Subordinated CMBS. Income from Subordinated CMBS increased by approximately $10.1 million during 1995 as compared to 1994. This increase was a result of the acquisition of Subordinated CMBS at purchase prices aggregating approximately $38.9 million during the second half of 1994, and approximately $239.2 million during 1995.

  Equity in Earnings from Investments. Equity in earnings from investments increased by approximately $395,000 or 17% during 1995 as compared to 1994 primarily due to increases in earnings from the Services Partnership and the Services Corporation as a result of additional revenue streams acquired in the Merger.

  Other Investment Income. Other investment income increased by approximately $1.0 million in 1995 as compared to 1994. This increase was primarily attributable to income earned from the short-term investment of CRI Liquidating's mortgage disposition proceeds received in January 1995 pending the distribution to shareholders on March 31, 1995. Also contributing to this increase was the recognition of interest income on the note receivable from CRI which was acquired by CRIIMI MAE in connection with the Merger and fees recognized related to the setup of servicing assets during the third and fourth quarters of 1995.

  Interest Expense. Interest expense increased by approximately $10.6 million or 27% to approximately $49.9 million for 1995 from approximately $39.2 million for 1994. This increase was principally a result of additional amounts borrowed in connection with the acquisition of Subordinated CMBS and mortgage assets during 1995 and 1994, the higher rate on the long term, fixed rate financings and an increase in short term interest rates on floating rate borrowings. Partially offsetting these increases was a decrease in interest expense as a result of the expiration of CRIIMI MAE's interest rate collars during the first and third quarters of 1995.

  Adjustment to Hedges for Valuation and Sales. During the third quarter of 1995, in connection with the refinancings during late 1995, CRIIMI MAE sold two interest rate cap agreements resulting in the recognition of a one-time loss of approximately $833,000. Additionally, in the latter part of 1995, certain interest rate protection agreements no longer qualified for hedge accounting, and were accounted for at fair value, which resulted in a charge to income of approximately $787,000. Additionally, during the third quarter of 1995, CRIIMI MAE terminated the Revolving Credit Facility and recognized a one-time charge to income of approximately $325,000, representing the unamortized costs incurred in connection with the establishment of this facility. Additionally, during the fourth quarter of 1995, a charge to income of $448,000 was recognized for hedge adjustments to fair value. Thus, a total adjustment to hedges for valuation and sales of approximately $2.4 million was recognized for 1995. No such adjustments were recognized during 1994.

  Fees to Related Party. Total fees to related party decreased by approximately $1.9 million or 49% to approximately $1.9 million for 1995 from approximately $3.8 million for 1994 primarily as a result of the termination of the Advisory Agreement in connection with the Merger. Contributing to the decrease in fees to related party was a reduction in the annual fees payable by CRI Liquidating resulting from its reduced asset base during 1994 and 1995.

  General and Administrative Expenses. General and administrative expenses increased by approximately $1.0 million during 1995 as compared to 1994. This increase was primarily due to increases in payroll and related costs, rent and professional fees as a result of the Merger and the increasing size and complexity of CRIIMI MAE's operations.

  Amortization of Assets Acquired in the Merger. In connection with the Merger, CRIIMI MAE acquired certain assets, $28.9 million of which are being amortized using the straight line method over 10 years beginning June 30, 1995. Since the Merger was accounted for under the purchase method of accounting, which resulted in recording the purchased assets at fair value, there are significant non-cash amortization expenses related to these assets. As a result, amortization of assets acquired in the Merger was approximately $1.4 million during 1995.

  Adjustment to Provision to Settlement of Litigation. In connection with the settlement of certain class action litigation involving CRIIMI MAE and certain of its affiliates, CRIIMI MAE accrued a total provision of $1.5 million during 1993. Because the actual number of warrants issued pursuant to the settlement agreement was significantly lower than the initial estimate, CRIIMI MAE reduced this provision in June 1994 to approximately $943,000, resulting in an adjustment of approximately $557,000 during 1994.

  Through December 29, 1995, the expiration date of the warrants, none of the warrants had been exercised. Accordingly, an adjustment was recognized to reverse into income the remaining obligation related to the warrants of approximately $656,000 during 1995.

  Gains/Losses on Mortgage Dispositions. Net gains on mortgage dispositions decreased by approximately $11.5 million or 88% to approximately $1.5 million for 1995 from approximately $13.0 million for 1994. Gains or losses on mortgage dispositions are based on the number, carrying amounts, and proceeds of mortgage assets disposed of during the period. During 1995, 22 CRI Liquidating mortgage assets representing 33% of the tax basis carrying value of the portfolio as of December 31, 1994 were disposed of resulting in net financial statement gains of approximately $1.6 million and tax basis gains of approximately $9.5 million. This compares to the disposition of 19 CRI Liquidating mortgage assets during 1994 representing 25% of the tax basis carrying value of the portfolio as of December 31, 1993 that generated net financial statement gains of approximately $12.5 million and tax basis gains of approximately $18.3 million. Additionally, during 1994, seven CRIIMI MAE mortgage assets were disposed of resulting in net financial statement gains of approximately $446,000 and net tax basis gains of approximately $646,000.

CASH FLOW

 NINE MONTHS ENDED SEPTEMBER 30, 1997 VERSUS 1996

  Net cash provided by operating activities increased for the nine months ended September 30, 1997 as compared to the corresponding period in 1996 primarily due to increased net income, as previously discussed. Partially offsetting the increase to net income was a net increase in receivables and other assets of approximately $1.3 million, the majority of which is due to increased Subordinated CMBS interest receivable.

  Net cash used in investing activities increased for the nine months ended September 30, 1997 as compared to the corresponding period in 1996 primarily as a result of increased purchases of Subordinated CMBS (as previously discussed), decreased proceeds from mortgage dispositions, increased purchases of servicing rights, and the purchase of Real Estate Owned Property.

  Net cash provided by financing activities increased for the nine months ended September 30, 1997 as compared to the corresponding period in 1996 primarily due to proceeds from equity offerings completed during 1997 (as previously discussed) and increased proceeds from debt used to fund portions of Subordinated CMBS purchases. Partially offsetting the increases was an increase in dividends paid the first three quarters of 1997 as compared to 1996.

 1996 VERSUS 1995

  Net cash provided by operating activities increased for 1996 as compared to 1995 primarily due to an increase in net income, as previously discussed and a decrease in utilization of working capital as compared to 1995. The change in working capital utilization is due to a change in the timing and amount of mortgage asset income collection and interest expense payment as a result of an increase in Subordinated CMBS assets and the various financing facilities entered into during 1995 and 1996.

  Net cash used in investing activities decreased for 1996 as compared to 1995. Although purchases of Subordinated CMBS increased for 1996 as compared to 1995, as the company executed its business plan, the following items offset that increase: greater amounts received from the 1996 disposition of CRIIMI MAE mortgages due primarily to prepayments; decreases in purchases of mortgages and advances on construction loans as CRIIMI MAE changes its investment focus; and increases in distributions from equity investments primarily as a result of increased net servicing income and prepayment of mortgages in the AIM funds. Also contributing to the reduction in net cash used in investing activities was a decrease in the payment of deferred costs.

  Net cash provided by financing activities decreased for 1996 as compared to 1995 primarily due to decreased proceeds from debt issuances, net of principal payments made. Partially offsetting this decrease was an increase in proceeds from equity offerings primarily as a result of the Preferred Stock offerings in 1996. Also contributing to the reduction in cash provided by financing activities were higher dividends paid resulting from increased net income.

 1995 VERSUS 1994

  Net cash provided by operating activities decreased for 1995 as compared to 1994 primarily from an increase in receivables and other assets as a result of the assignment of a mortgage to HUD during the fourth quarter of 1995, resulting in accrued assignment proceeds receivable of approximately $2.4 million. The increase in accrued interest receivable was also attributable to acquisitions of Subordinated CMBS during 1995. Also contributing to the decrease in net cash provided by operating activities was an increase in the amount and frequency of interest payments as a result of additional borrowings during 1995. The decrease in net income, as previously discussed, also contributed to the decrease in net cash provided in operating activities.

  Net cash used in investing activities increased by an insignificant amount for 1995 as compared to 1994. Although mortgage acquisitions and advances on construction loans decreased during 1995 as compared to 1994 this decrease was offset by increases in Subordinated CMBS acquisitions and a decrease in proceeds from the disposition of CRI Liquidating's mortgage investments.

  Net cash provided by financing activities increased for 1995 as compared to 1994 primarily due to an increase in proceeds from debt issuances to approximately $1.2 billion in 1995 from approximately $311 million in 1994 as a result of the fixed rate refinancings which occurred in late 1995. This increase was partially offset by an increase in principal payments on debt obligations to approximately $941.7 million in 1995 from approximately $162.4 million in 1994 as a result of the paydown of CRIIMI MAE's floating rate debt. Also contributing to the decrease in net cash provided by financing activities was a decrease in net proceeds from the issuance of Common Shares to approximately $14.0 million in 1995 from approximately $56.8 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  To meet its capital requirements, CRIIMI MAE uses proceeds from long term, fixed rate debt refinancings, repurchase agreements, other borrowings, issuances of capital stock and an unsecured working capital line of credit. From March 1997 through early October 1997, the Company raised aggregate net proceeds of approximately $110 million through the issuance of capital stock. During March 1997, CRIIMI MAE completed a public offering of Common Shares resulting in net proceeds of approximately $75 million. In September 1997, the Company issued Cumulative Convertible Preferred Stock resulting in net proceeds of approximately $15 million. Additionally, in October 1997, the Company completed an offering of Common Shares which resulted in net proceeds of approximately $20 million.

  In general, CRIIMI MAE initially funds a significant portion of its Subordinated CMBS acquisitions with short term, variable rate debt. CRIIMI MAE's financing strategy is to refinance a significant portion of this short term variable rate acquisition debt with fixed rate debt having maturities that match those of the underlying collateral through resecuritizations of its Subordinated CMBS. In December 1996, CRIIMI MAE completed the first resecuritization of its Subordinated CMBS portfolio, which refinanced $142 million of short term variable rate debt with fixed rate match funded debt, thereby substantially reducing the impact of fluctuating interest rates on that portion of its debt. The Company intends to enter into a similar resecuritization or refinancing approximately every 18 to 24 months after accumulating a sufficient pool of Subordinated CMBS, with the next such refinancing expected to occur in mid-1998. Additionally, the Company replaced other floating rate debt with fixed rate, match funded debt through three separate refinancings during the second half of 1995. As of September 30, 1997, approximately 66% of CRIIMI MAE's consolidated debt was fixed rate, match funded debt.

  The Company's ability to execute its business strategy, including the acquisition of additional Subordinated CMBS, the expansion of its servicing portfolio and its loan origination and securitization program, depends to a significant degree on its ability to obtain additional indebtedness and equity capital. Other than as described in this Prospectus, the Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. In addition, covenants under the Company's current and future debt securities and credit facilities, including the Indenture, may significantly restrict the Company's ability to incur additional indebtedness and to issue Stock. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

  The Company's financial flexibility is also affected by its ability to borrow money in sufficient amounts and on favorable terms and by its ability to renew or replace on a continuous basis its maturing short term borrowings. As previously discussed, in September 1997, CRIIMI MAE entered into a three-year master assignment agreement with a lender to finance up to $200 million of additional and/or existing investments in lower-rated Subordinated CMBS. Outstanding borrowings under this master assignment agreement are secured by the financed Subordinated CMBS. In addition, in early 1996 CRIIMI MAE entered into a three-year master repurchase agreement with a lender to finance up to $200 million of additional and/or existing investments in lower-rated Subordinated CMBS. During the fourth quarter of 1997, CRIIMI MAE expects to amend this agreement to provide up to $300 million in secured borrowings and extend the term to December 2000.

  CRIIMI MAE's business strategy relies in part on short term borrowings to fund acquisitions of long term mortgage assets, including Subordinated CMBS. If CRIIMI MAE is unable to fund additional collateral needs, as discussed below, or renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, a portion of its mortgage assets, and could incur losses as a result. Also, if CRIIMI MAE is unable to complete additional resecuritizations or other refinancings of its Subordinated CMBS, the Company would be required to rely more heavily on short term borrowings, such as repurchase agreements or other sources of financing, which may be on less favorable terms.

  For the nine months ended September 30, 1997, CRIIMI MAE's weighted average cost of borrowing (including amortization of discounts and deferred financing fees of approximately $2.8 million) was approximately 7.58%. As of September 30, 1997, CRIIMI MAE's debt-to-equity ratio was approximately 2.5 to 1.0. Under certain of CRIIMI MAE's existing debt facilities, CRIIMI MAE's debt-to-equity ratio, as defined, may not exceed 5.0 to 1.0.

  CRIIMI MAE has a series of interest rate cap agreements in place in order to partially limit the adverse effects of rising interest rates on the floating rate debt. When CRIIMI MAE's cap agreements expire, CRIIMI MAE will have interest rate risk to the extent interest rates increase on any floating rate borrowings unless the caps are replaced or other steps are taken to mitigate this risk. As previously discussed, CRIIMI MAE's investment policy requires that at least 75% of floating rate debt be hedged; however, there can be no assurance that the Company will be able to do so. As of September 30, 1997, 100% of CRIIMI MAE's outstanding floating rate debt is hedged with interest rate cap agreements that have weighted average strike price of approximately 6.5%. The flexibility in CRIIMI MAE's leverage is dependent upon, among other things, the levels of unencumbered assets, which are inherently linked to prevailing interest rates and changes in the credit of the underlying asset. In certain circumstances, including, among other things, increases in interest rates, changes in market spreads, or decreases in credit quality of underlying assets, CRIIMI MAE would be required to provide additional collateral in connection with its short term, floating rate borrowing facilities. From time to time, the Company has been required to fund such additional collateral needs. In each instance and currently, the Company has had adequate unencumbered assets to meet its operating, investing and financing requirements, and management continually monitors the levels of unencumbered collateral. However, no assurance can be made that such amounts of unencumbered assets will continue to be available. If the Company has insufficient collateral to fund such requirements, the Company could default on its obligations which may result in a material adverse effect on the Company.

  CRIIMI MAE's repurchase agreements are executed through a sale of securities with a simultaneous agreement to repurchase them in the future at the same price plus a contracted rate of interest. If the counter party to the repurchase agreement defaults on its obligation to sell the securities back to CRIIMI MAE, then CRIIMI MAE could suffer an economic loss. At September 30, 1997, CRIIMI MAE had repurchase agreements with German American Capital Corporation, Lehman Brothers Commercial Paper, First Union National Bank of North Carolina, Nomura Bermuda, Ltd., Morgan Stanley International Co., Ltd., Merrill Lynch Mortgage Capital Inc., Citicorp Securities Inc. and DLJ Mortgage Capital Inc.

DIVIDENDS

  Tax basis income, as well as financial statement net income and recurring earnings, increased for the three months ended September 30, 1997 as compared to the corresponding periods in 1996 and, as a result, total dividends increased. Specifically, stock dividends on Common Shares were $0.35 per share in each of the first three quarters of 1997 as compared to $.30 for the corresponding periods in 1996. Dividends paid on shares of the Company's Series B Cumulative Convertible Preferred Shares were $0.797 per share per quarter for the first three quarters of 1997. Dividends totaling $50,848 were paid on the Series A Cumulative Convertible Preferred Shares for the quarter ended March 31, 1997. Dividends paid on Series B Preferred Shares were $0.68 per share for the quarter ended September 30, 1996. Dividends totaling $85,517 were paid on the Series A Preferred Shares for the quarter ended September 30, 1996. There were no Preferred Shares outstanding prior to the third quarter of 1996 and no Series A Preferred Shares outstanding subsequent to March 31, 1997.

  Although the mortgage assets held by CRIIMI MAE and its subsidiaries yield a fixed monthly mortgage payment once purchased, the cash dividends paid by CRIIMI MAE and by its subsidiaries may vary during each period due to several factors. Some of the factors which impact CRIIMI MAE's dividend include: (i) the level of income earned on CRIIMI MAE's or its subsidiaries' mortgage security collateral depending on prepayments, defaults, etc., (ii) the level of income earned on uninsured mortgage assets, such as Subordinated CMBS and originated loans, which varies depending on prepayments, defaults, etc., (iii) the fluctuating yields on short term debt and the rate at which CRIIMI MAE's LIBOR-based debt is priced, as well as the rate CRIIMI MAE pays on its other borrowings, (iv) the fluctuating yields in the short term money market where the monthly mortgage payments received are temporarily invested prior to the payment of quarterly dividends, (v) the yield at which principal from scheduled monthly mortgage asset payments, mortgage dispositions and distributions from its subsidiaries can be reinvested, (vi) changes in operating expenses, (vii) dividends paid on Preferred Shares and (viii) through 1997, the distributions which CRIIMI MAE received on its CRI Liquidating shares. CRIIMI MAE's dividends will also be impacted by the timing and amounts of cash flows attributable to its other lines of business-- mortgage servicing, advisory and origination services.

REIT STATUS

  CRIIMI MAE has qualified and intends to continue to qualify as a REIT under Sections 856-860 of the Code. As a REIT, CRIIMI MAE does not pay taxes at the corporate level. Qualification for treatment as a REIT requires CRIIMI MAE to meet certain criteria, including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. CRIIMI MAE, however, may be subject to tax at normal corporate rates on net income or capital gains not distributed.

INVESTMENT COMPANY ACT

  The Company intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Securities and Exchange Commission ("SEC") and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretation by the staff of the SEC, to qualify for this exemption, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests. Pursuant to such SEC staff interpretations, CRIIMI MAE's Government Insured Mortgage Assets are Qualifying Interests, but such investments currently comprise only approximately 40% of the Company's assets. Subordinated CMBS currently comprise approximately 51% of CRIIMI MAE's assets. The Company will acquire Subordinated CMBS only when such mortgage assets are collateralized by pools of first mortgage loans, when the Company can monitor the performance of the underlying mortgage loans through loan management and servicing rights, and when the Company has appropriate workout/foreclosure rights with respect to the underlying mortgage loans. When such arrangements exist, CRIIMI MAE believes that the related Subordinated CMBS constitute Qualifying Interests for purposes of the Investment Company Act. Therefore, CRIIMI MAE believes that it should not be required to register as an "investment company" under the Investment Company Act as long as it continues to invest primarily in such Subordinated CMBS and/or in other Qualifying Interests. However, if the SEC or its staff were to take a different position with respect to whether CRIIMI MAE's Subordinated CMBS constitute Qualifying Interests, the Company could be required to modify its business plan so that either (i) it would not be required to register as an investment company or (ii) it would comply with the Investment Company Act and be able to register as an investment company. In such event, (i) modification of the Company's business plan so that it would not be required to register as an investment company would likely entail a disposition of a significant portion of the Company's Subordinated CMBS or the acquisition of significant additional assets, such as Government Insured Mortgage Assets, which are Qualifying Interests or (ii) modification of the Company's business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing the Company's indebtedness (including the possible prepayment of the Company's repurchase agreement financing and/or the Notes) , which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms. Any such modification of the Company's business plan could have a material adverse effect on the Company. Further, if it were established that the Company were an unregistered investment company, there would be a risk that the Company would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company. Any such results would be likely to have a material adverse effect on the Company.


OTHER EVENTS

  In June 1995, Edge Partners, L.P. (the "Plaintiff"), derivatively on behalf of CRIIMI MAE, filed a Derivative Complaint in the District Court of Maryland, Southern Division. This complaint was dismissed in December 1995. The Plaintiff filed a First Amended Class and Derivative Complaint (the "Complaint") in February 1996. The Complaint names as defendants each of the Directors who served on the board at the time of the Merger and CRIIMI MAE as a nominal defendant. Each of the Directors has an indemnity from CRIIMI MAE.

  Count I of the complaint alleges violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and brings such count individually on its own behalf and asks the court to certify such count as a class action. Count II alleges a breach of fiduciary duty owed to CRIIMI MAE and its shareholders and purports to bring such count derivatively in the right of and for the benefit of CRIIMI MAE. Through the Complaint, the Plaintiff seeks, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the stockholder vote in connection with the Merger be null and void, and that certain salaries and other remuneration paid to the Directors be returned to CRIIMI MAE.

  On October 6, 1997, the Company and the individual defendants reached a tentative agreement with the Plaintiff to settle the case. The terms of the settlement require court approval, which has not been obtained. Under the terms of the proposed settlement, the Company will neither make nor receive any payments as damages as a result of the settlement, but will make, upon court approval, certain disclosures and adopt a non-binding policy sought by the Plaintiff.

                                  MANAGEMENT

NAME                              POSITION
----                              --------
William B. Dockser............... Chairman of the Board of Directors
H. William Willoughby............ Director, President and Secretary
Garrett G. Carlson, Sr........... Director
Larry H. Dale.................... Director
G. Richard Dunnells.............. Director
Robert J. Merrick................ Director
Frederick J. Burchill............ Executive Vice President
Cynthia O. Azzara................ Chief Financial Officer, Senior Vice President
                                   and Treasurer
Brian L. Hanson.................. Group Vice President
Douglas L. Cooper................ Vice President and Chief Underwriter
Donald R. Drew................... Senior Vice President
David B. Iannarone............... Vice President and General Counsel

  William B. Dockser, age 60, has been Chairman of the Board of CRIIMI MAE since 1989. Mr. Dockser also serves as Chairman of the Board for C.R.I., Inc., the former advisor to CRIIMI MAE, which currently oversees an approximately $5 billion real estate portfolio. Prior to forming C.R.I., Inc. in 1974, he served as President of Kaufman Broad Asset Management, Inc., an affiliate of Kaufman and Broad, Inc., which managed a number of publicly held limited partnerships created to invest in low and moderate income multifamily apartment complexes. For a period of 2 1/2 years prior to joining Kaufman and Broad, he served in various positions in the U.S. Department of Housing and Urban Development, culminating in the post of Deputy FHA Commissioner and Deputy Assistant Secretary for Housing Production and Mortgage Credit, where he was responsible for all federally insured housing production programs. Before coming to Washington, D.C., Mr. Dockser was a practicing attorney in Boston and also was a special Assistant Attorney General for the Commonwealth of Massachusetts. He holds a Bachelor of Laws degree from Yale University Law School and a Bachelor of Arts degree from Harvard University. Mr. Dockser is also currently a director of both CRI Liquidating and CRIIMI MAE Financial Corporation.

  H. William Willoughby, age 51, President of CRIIMI MAE, is also President and co-founder of CRI since its inception in 1974. Mr. Willoughby is principally responsible for the structuring and oversight of investment vehicles and acquisition programs. Prior to joining CRI in 1974, he was Vice President of Shelter Corporation of America and a number of its subsidiaries, dealing principally with real estate development and equity financing. Before joining Shelter Corporation, he was a senior tax accountant with Arthur Andersen & Company. He holds a Juris Doctor, a Master of Business Administration and a Bachelor of Science in Business Administration from the University of South Dakota. Mr. Willoughby is also currently a director of both CRI Liquidating and CRIIMI MAE Financial Corporation.

  Garrett G. Carlson, Sr., age 61, has been a Director of CRIIMI MAE since 1989. Mr. Carlson has been President of Can-American Realty Corp. and Canadian Financial Corp. since 1979 and 1974, respectively. He also served as Chairman of the Board of SCA Holdings, Inc. from 1983 to 1985. He was also Vice Chairman of Shelter Development Corporation Ltd., from 1983 to 1995 and President of Garrett Real Estate Development since 1982. Mr. Carlson is also currently a director of CRI Liquidating.

  Larry H. Dale, age 51, has been a Director of CRIIMI MAE since 1996. Mr Dale is also a Managing Director and Member of the Board of Directors of Newman and Associates. He also served as Senior Adviser to the Fannie Mae Housing Investment Fund in 1996, Executive Director of Fannie Mae's National Housing Impact Division from 1991 to 1996 and Senior Vice President-marketing and mortgage-backed securities and Senior Vice President-multifamily finance and housing initiatives for Fannie Mae from 1987 to 1991. Mr. Dale also served as a Vice President of Newman and Associates from 1984 to 1987, and President of Mid-City Financial

Corporation from 1981 to 1983. Mr. Dale was employed by the U.S. Department of Housing and Urban Development from 1971 to 1981, including service as deputy to the Assistant Secretary for Housing/FHA Commissioner from 1979 to 1981. Mr. Dale is also currently a director of CRI Liquidating.

  G. Richard Dunnells, age 60, has been a Director of CRIIMI MAE since 1991. Mr. Dunnells has been a partner of the Washington, D.C. office of the law firm of Holland & Knight since January 1994. He was Senior Partner of the Washington, D.C. law firm of Dunnells & Duvall from 1973 to 1993, and was Chairman of such firm from 1989 to 1993. Mr. Dunnells served as Special Assistant to the Under-Secretary and Deputy Assistant Secretary for Housing Management with the U.S. Department of Housing and Urban Development from 1969 to 1973 and served on the President's Commission on Housing from 1981 to 1982. Mr. Dunnells is also currently a director of CRI Liquidating.

  Robert J. Merrick, age 52, has been a Director of CRIIMI MAE since May 1997. Mr. Merrick has served as Executive Vice President since 1985 and Chief Credit Officer since 1985 of Signet Banking Corporation, where he also serves as Chairman of the Credit Policy committee and as a member of the Asset and Liability committee and the Management committee. From 1980 to 1984, Mr. Merrick served as Credit Officer of Virginia Banking Corporation, an affiliate of Signet Bank/Virginia. From 1976 to 1980 Mr. Merrick was Senior Vice President of Bank of Virginia.

  Frederick J. Burchill, age 49, has served as Executive Vice President of CRIIMI MAE since 1989. Mr. Burchill is responsible for mergers and acquisitions as well as the development of new capital markets programs. Prior to his employment at CRIIMI MAE, Mr. Burchill was the Senior Vice President of Development for CRI, Inc. and also spent two years as a Project Manager at the Virginia Housing Development Authority. Mr. Burchill earned a Masters of Urban and Regional Planning degree from Virginia Commonwealth University and a B.A. degree from the University of Richmond.

  Cynthia O. Azzara, age 38, has served as Chief Financial Officer of CRIIMI MAE since 1994, Senior Vice President since 1995 and Treasurer since 1997. Ms. Azzara is responsible for financial and treasury matters of CRIIMI MAE as well as equity and debt placements in the capital markets. From 1989 to 1994, she served as Vice President/Controller of CRI public funds. From 1985 to 1989, she held positions at CRI as manager of financial reporting and assistant controller. Before joining CRI in 1985, Ms. Azzara was controller for a consulting company and was a staff accountant for a regional CPA firm in Virginia. Ms. Azzara is a certified public accountant and holds a B.B.A. in accounting from James Madison University, magna cum laude.

  Brian L. Hanson, age 36, has served as Group Vice President of CRIIMI MAE since March 1996. Mr. Hanson has been active in the commercial mortgage business for more than 13 years. He joined CRIIMI MAE early in 1996 and heads the loan administration department, responsible for servicing and replacement reserve management for a $10 billion commercial mortgage portfolio. Prior to CRIIMI MAE, Mr. Hanson served as Chief Operating Officer, Director of Asset Operations and Portfolio Director for JCF Partners, Lanham, MD. In this capacity, he directed asset management and operation for a $1 billion real estate portfolio, including assets of the Resolution Trust Corporation and private clients. His responsibilities included bulk acquisition and sales, loan and credit committees. Prior to joining JCF in 1991, Mr. Hanson was Vice President of Secondary Marketing for a $500 million financial institution and its wholly owned mortgage banking subsidiary. Mr. Hanson earned a B.A. in Mathematics from Washington & Lee University.

  Douglas L. Cooper, age 36, serves as Vice President and Chief Underwriter of CRIIMI MAE. Mr. Cooper joined CRIIMI MAE in 1996 and is responsible for analysis of commercial mortgage-backed security acquisitions and underwriting new loan originations. During the eight years prior to joining CRIIMI MAE, Mr. Cooper served with NationsBank in a series of commercial real estate lending positions with increasing responsibility, culminating in the role of Senior Credit Policy Officer for the Real Estate Banking Group. From 1986 to 1988, Mr. Cooper was an Assistant Vice President with First American Bank, N.A., focusing on new business for the Commercial Real Estate Department. From 1984 to 1986, he was a commercial real estate loan officer with Suburban Bank. Mr. Cooper earned a B.S. in Business Administration from West Virginia Wesleyan College.

  Donald R. Drew, age 40, has served as Senior Vice President of CRIIMI MAE since April 1997. Mr. Drew has been active in commercial real estate, particularly finance, for more than 18 years. He joined CRIIMI MAE in April 1997 and heads the loan origination operation, including the "No-Lock" Program, pricing, and application processing. Prior to CRIIMI MAE, Mr. Drew served for four years as a Vice President in the lending division of First Union National Bank of Virginia, focusing on revenue generation and business development. Before that, he served for two years with First American Metro Corporation, first as Vice President then as Senior Vice President. From 1987 through 1990, he served with commercial real estate investor and developer Aldre, Inc., Rockville, Maryland, in a series of increasingly responsible positions ranging from Vice President of Acquisition and Finance to Chief Operating Officer. From 1980 to 1987, he served with Sovran Bank/Maryland (now NationsBank), in a variety of commercial real estate finance positions. Mr. Drew earned an M.B.A. from the American University and a B.S. in accounting from Shepherd College.

  David B. Iannarone, age 36, has served as General Counsel of CRIIMI MAE since 1996. Mr. Iannarone is responsible for all corporate legal affairs, including management of structured finance transactions. From 1991 to 1996, he served with the Federal Deposit Insurance Corporation/Resolution Trust Corporation as Counsel-Securities and Finance, handling various securitization transactions and portfolio sales of non-performing loans and real estate. From 1989 to 1991, Mr. Iannarone served with Citibank, N.A. as assistant vice president and counsel, where he handled legal affairs for a range of loan originations, troubled loan restructurings, swaps and other transactions. He served with Kaye, Scholer, Fierman, Hays & Handlers as an Associate in the Corporate and Banking Department from 1986 to 1989. Mr. Iannarone received an LL.M. from the Georgetown University Law Center, a J.D. from the University of Villanova School of Law, and a B.A. from Trinity College.

                           DESCRIPTION OF THE NOTES

  The following description of certain terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following statements relating to the Notes and the Indenture are summaries of certain provisions contained therein and do not purport to be complete. Such statements are qualified by reference to the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" appearing under this caption "Description of the Notes" and under the caption "Description of Debt Securities" in the accompanying Prospectus shall mean CRIIMI MAE Inc., excluding its Subsidiaries. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." Other capitalized terms used herein but not otherwise defined shall have the meanings given to them in the accompanying Prospectus or, if not defined in the Prospectus, in the Indenture.

GENERAL

  The Notes constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an Indenture (the "Indenture," which term, as used herein, includes the Officers' Certificate establishing the terms of the Notes) between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), and are limited in aggregate principal amount to $125 million. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and investors are referred to the Indenture and the TIA for a statement thereof.

  The Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to the claims of any secured lender to the extent of the value of the collateral securing such indebtedness. The Notes will also be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's Subsidiaries. As of September 30, 1997, after giving pro forma effect to this Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company and its subsidiaries had total indebtedness of approximately $1.2 billion, of which approximately $1.1 billion was secured indebtedness of the Company and its subsidiaries. Of the total secured indebtedness of the Company and its subsidiaries, approximately $708.4 million was non-recourse indebtedness of the Company's subsidiaries. See "Capitalization." Subject to certain limitations set forth in the Indenture, and as described under "Certain Covenants--Limitations on Incurrence of Debt" below, the Indenture will permit the Company and its Restricted Subsidiaries to incur additional secured and unsecured indebtedness. Such additional indebtedness may consist of, but is not limited to, indebtedness issued under the Indenture.

  The Notes will mature on November 15, 2002. The Notes will be subject to redemption at the option of the Company as described below under "--Optional Redemption." The Company will not be required to make any sinking fund payments with respect to the Notes. The Notes will be issued only in fully registered, book-entry form without coupons, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "--Global Notes."

PRINCIPAL AND INTEREST

  The Notes will bear interest at % per annum, from November , 1997 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each November 15 and May 15, commencing May 15, 1998 (each, an "Interest Payment Date"), and on the applicable Maturity Date, to the persons (the "Holders") in whose names the applicable Notes are registered in the security register applicable to the Notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The principal of each Note payable on the applicable Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the Trustee, located initially c/o Two International Place, Boston, Massachusetts 02110, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

  If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

OPTIONAL REDEMPTION

  The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (collectively, the "Redemption Price").

  If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

  Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

  If less than all the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed in whole or in part.

CERTAIN COVENANTS

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions:

    (i) declare, pay or set apart any funds for the payment of any dividend on, or make any distribution to holders of, any Capital Stock of the Company (other than dividends or distributions to the extent payable in Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock of the Company);

    (ii) repurchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Restricted Subsidiary of the Company (other than shares of Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

    (iii) declare, pay or set apart any funds for the payment of any dividend on, or make any distribution on any shares of Capital Stock of any Restricted Subsidiary to any Person (other than with respect to any shares of Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary and other than pro rata dividends or distributions on a class of Capital Stock of any Restricted Subsidiary the majority of which is owned by the Company or a Wholly Owned Restricted Subsidiary; provided that no Restricted Subsidiary shall declare or pay such pro rata dividend or distribution on its Capital Stock (other than to the

  Company or a Wholly Owned Restricted Subsidiary) at a time when it has outstanding Debt owed to the Company or a Wholly Owned Restricted Subsidiary);

    (iv) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; or

    (v) make any Investment in any Person, including an Unrestricted Subsidiary, other than a Permitted Investment;

(each of the foregoing actions described in clauses (i) through (v) above, other than any such action that is a Permitted Payment (as defined below), is referred to herein as a "Restricted Payment"), unless immediately after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Debt (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Debt" covenant; and (3) the aggregate amount of all such Restricted Payments by the Company and its Restricted Subsidiaries declared or made after the Issue Date does not exceed the sum of:

    (A) (i) so long as the Company maintains its status as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), 100% of the "real estate investment trust taxable income" of the Company as determined under
  Section 857(b)(2) of the Code or any successor provision computed prior to taking into account any deductions allowed pursuant to Section 857(b)(2) of the Code and computed after giving effect to any net deficit in "real estate investment trust taxable income" for prior years, whether or not such deficit is deductible as a net operating loss carryforward for the year of determination, accrued on a cumulative basis during the period commencing on October 1, 1997 and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment or (ii) in the event the Company no longer qualifies as a REIT under the Code, the sum of (a) 50% of the aggregate cumulative Adjusted Consolidated Net Income (or if such aggregate cumulative Adjusted Consolidated Net Income shall be a loss, minus 100% of such loss) accrued on a cumulative basis during the period commencing on the first day of the fiscal quarter following the failure of the Company to qualify as a REIT under the Code and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment, and (b) 100% of any cumulative amount available under clause (i) above for the period commencing October 1, 1997 and ending on the last day of the Company's most recent fiscal quarter ending prior to the failure of the Company to qualify as a REIT under the Code (or minus 100% of any such amount if a deficit); plus

    (B) the aggregate of the Net Cash Proceeds received by the Company after October 1, 1997 from the issuance or sale (other than to any of its Restricted Subsidiaries) of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, except to the extent such proceeds are used to repurchase, redeem, defease, make sinking fund payments on or otherwise acquire or retire Capital Stock of the Company or any Restricted Subsidiary of the Company or Subordinated Indebtedness as set forth in clause (b)(ii) below; plus

    (C) the aggregate of the Net Cash Proceeds received by the Company after October 1, 1997 from the issuance or sale (other than to any of its Restricted Subsidiaries) of any debt securities or Redeemable Capital Stock that is subsequently converted into or exchanged for Qualified Capital Stock of the Company plus (without duplication) any additional Net Cash Proceeds received by the Company at the time of such conversion or exchange; plus

    (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of property (but only to the extent such interest, dividends, repayments or other transfers of property are not included in the calculation of "real estate investment trust taxable income" or Adjusted Consolidated Net Income, as the case may be), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made subsequent to the Issue Date by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment; plus

    (E) $15 million.

  (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii), (iii), (iv) and (v)) no Default or Event of Default shall have occurred and be continuing (each being referred to as a "Permitted Payment"):

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date such declaration complied with the provisions of paragraph (a) above and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the foregoing paragraph (a);

    (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company; and

    (iv) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any stated premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium actually paid at such time to refinance the Subordinated Indebtedness as determined in good faith as being necessary by the Company, plus, in either case, the amount of reasonable expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C)
  (1) if such refinanced Subordinated Indebtedness has an Average Life to Stated Maturity shorter than that of the Notes or a final Stated Maturity earlier than the final Stated Maturity of the Notes, such new Subordinated Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Subordinated Indebtedness and a final Stated Maturity no earlier than the final Stated Maturity of such refinanced Subordinated Indebtedness or (2) in all other cases, each Stated Maturity of principal (or any required repurchase, redemption or sinking fund payments) of such new Subordinated Indebtedness shall be on or after the final Stated Maturity or principal of the Notes; and

    (v) any distribution which is necessary to maintain the Company's status as a REIT under the Code.

The actions described in clauses (i), (ii), (iii) and (v) of this paragraph
(b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a) and that the actions described in clause (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed.

  Limitations on Incurrence of Debt. The Company will not incur any Debt, other than Permitted Indebtedness, unless at the time of such incurrence either (a) the ratio of Adjusted Earnings Available for Fixed Charges to Adjusted Fixed Charges for the period consisting of the four full consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred (after giving pro forma effect to (i) the incurrence of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Debt by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Debt was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such four-quarter period), and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries (including the operations thereof), as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period) shall have been (i) greater than
1.75 to 1 for the period from the Issue Date to the date that is 18 months following the Issue Date and (ii) greater than 2.0 to 1 thereafter or (b) the Adjusted Debt to Capital Ratio on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom as of the end of the quarter most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0 to 1. The Company will not permit any Restricted Subsidiary to incur any Debt other than Permitted Debt.

  Limitation on Affiliate Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, any employee compensation arrangements or the rendering of any service) with any Affiliate of the Company or any Affiliate of any of the Company's Restricted Subsidiaries unless the terms thereof (i) are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate, (ii) if such transaction involves an amount in excess of $5 million, (a) are set forth in writing and (b) have been approved by resolution adopted by a majority of the members of the Company's or such Restricted Subsidiary's board of directors having no personal stake in such transaction and (iii) if such transaction involves an amount in excess of $15 million, have been determined (as set forth in a written opinion) by a nationally recognized investment banking firm (or, if nationally recognized investment banking firms do not customarily render opinions with respect to transactions of such type, by a nationally recognized expert with experience in evaluating the terms and conditions of transactions of such type) to be fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be; and the Company shall have delivered to the Trustee the writings, resolutions and/or opinions, as the case may be, required by clauses (ii) and (iii) of this sentence.

  The provisions of the foregoing paragraph shall not apply to (i) transactions between or among the Company and any of its Wholly Owned Restricted Subsidiaries or between or among Wholly Owned Restricted Subsidiaries of the Company, (ii) any Restricted Payment or Permitted Payment permitted to be made under the covenant described under "--Limitation on Restricted Payments," (iii) customary directors fees and indemnities, (iv) the purchase of any CMBS, Mortgage Loans or servicing rights for Mortgage Loans by the Company or any of its Restricted Subsidiaries in the ordinary course of the Company's or such Restricted Subsidiary's business, (v) any issuance of securities or other payments, compensation, benefits, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company, (vi) the grant of stock options or similar rights to employees and directors of the Company or any of its Restricted Subsidiaries pursuant to plans approved by the Board of Directors of the Company and (vii) the payment of advisory and subadvisory fees to the Company or any Restricted Subsidiary with respect to the AIM Funds.

  Limitation on the Issuance or Sale of Capital Stock. The Company will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and shall not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that the foregoing shall not prohibit (a) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary in accordance with the provisions of the Indenture or (b) Capital Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than the Company or any Restricted Subsidiary or (c) the issuance or sale of Capital Stock of a Restricted Subsidiary to Persons other than the Company or a Restricted Subsidiary in the event that, upon the advice of counsel, the Board of Directors of the Company determines that such issuance or sale is necessary or advisable to maintain the Company's status as a REIT; provided, however, that the Company or a Restricted Subsidiary continues to own at least 95% of the economic interest of such Restricted Subsidiary.

  Limitation on the Pledge of Capital Stock. The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of the Capital Stock of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon without making effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Subordinated Indebtedness, prior to such Debt as to such property for so long as such Debt will be so secured.

  Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, except as set forth in clause (k) of the definition of "Permitted Investments," other than in the usual and ordinary course of the commercial mortgage business and other than which is consistent with the industry standards in the commercial mortgage industry.

  Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each Holder of Notes shall have the right to require that the Company purchase such Holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that the holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Debt which may prohibit such an offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of' the Notes the rights described under "--Events of Default, Notice and Waiver."

  One of the events which constitutes a Change of Control under the Notes is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture and the Notes) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The existence of a Holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

  Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each Holder of Notes, without cost to such Holder, copies of such reports and documents within 30 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

 Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the Company or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; provided, however that the defeasance and covenant defeasance provisions of the Indenture described under "--Defeasance or Covenant Defeasance" will apply to the Notes.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

  The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if such Subsidiary does not have any obligations which, if in default, would result in a cross default on Debt of the Company or a Restricted Subsidiary, and (i) such Subsidiary has total assets of $1,000 or less or (ii) such Subsidiary has assets of more than $1,000 and an Investment in such Subsidiary in an amount equal to the fair market value of such Subsidiary would then be permitted under the "Limitation on Restricted Payments" covenant. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Debt (other than Debt to the Company or a Wholly Owned Restricted Subsidiary) at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could incur at least $1.00 of additional Debt pursuant to the "Limitation on Incurrence of Debt" covenant and (ii) no Default or Event of Default shall have occurred and be continuing.

  Subject to the immediately preceding paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with the immediately preceding paragraph shall be made by the Board of Directors of the Company pursuant to a board resolution delivered to the Trustee and shall be effective as of the date specified in such board resolution, which shall not be prior to the date such board resolution is delivered to the Trustee.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons, or permit any Restricted Subsidiary to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto (a) either (i) if the transaction is a consolidation or merger, the Company will be the continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") (A) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) will expressly assume, by a supplemental indenture, in form and substance satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture or the Notes on the part of the Company to be performed or observed; (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Indebtedness) under the provisions of the "Limitation on Incurrence of Debt" covenant. Neither the Company nor any of its Restricted Subsidiaries may merge with or into, or be consolidated with, an Unrestricted Subsidiary of the Company, except to the extent such Unrestricted Subsidiary has been designated a Restricted Subsidiary, as provided in the Indenture, in advance of or in connection with such transaction.

  In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations: provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal, premium, if any, and interest on the Notes.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following events are "Events of Default" with respect to the Notes: (a) default for 30 days in the payment of any installment of interest on any Note;
(b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Note at its maturity (upon acceleration, optional redemption, required repurchase or otherwise); (c) default in the performance, or breach, of the provisions described in "--Merger, Consolidation or Sale of Assets" or the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of the Notes Upon a Change of Control" covenant; (d) default in the performance of any other covenant or warranty of the Company contained in the Indenture or the Notes, such default having continued for 30 days after written notice as provided in the Indenture; (e) (i) any default in the payment of the principal, premium, if any, or interest on any Debt shall have occurred under any of the agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Debt in excess of $10 million when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Debt shall have the right to accelerate such Debt or (ii) an event of default as defined in any of the agreements, indentures or instruments described in clause (i) of this clause (e) shall have occurred and the Debt thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated; (f) one or more judgments or orders shall be rendered against the Company or any Significant Subsidiary or any of their respective properties for the payment of money, either individually or in an aggregate amount in excess of $10 million and shall not be discharged and either (i) an enforcement proceeding shall have been commenced by a creditor upon such judgment or order or (ii) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or any of their respective property; and (h) any other Event of Default provided in the Indenture or the Notes.

  If an Event of Default under the Indenture occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below) may declare the principal amount of all of the Notes to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Notes may rescind and annul such declaration and its consequences if (a) the Company shall have paid or deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Notes, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Notes have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Notes may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest payable on any Note or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Note affected thereby.

  The Trustee will be required to give notice to the Holders of Notes within 30 days of a default under the Indenture unless such default has been cured or waived; provided, however that the Trustee may withhold notice to the Holders of any default (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Note) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders; and provided further that in the case of any default of the character specified in Section 501(d) of the Indenture no such notice shall be given until at least 30 days after the occurrence thereof.

  The Indenture provides that no Holders of Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Notes at the respective due dates thereof.

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any Notes then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Notes of such series not joining therein.

  Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture or the Notes and, if so, specifying each such default and the nature and status thereof.

DEFEASANCE OR COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have the obligations of the Company upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the

Company released with respect to certain covenants set forth in the Indenture and the Notes, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged, as security for, and dedicated solely, to the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (g) of "--Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the Issue Date, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to any rights of holders of Debt, including, without limitation, any rights arising under the Indenture (other than the rights of the holders of the Notes to be paid out of the proceeds of such trust funds) and that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Notes which are affected by such modification or amendment; provided, however that no such modification or amendment may, without the consent of the Holders of each such Note affected thereby, (a) change the Stated Maturity of the principal of or premium (if any) or any installment of interest on, any such Note; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of, any such Note, (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note; (e) reduce the above stated percentage of outstanding Notes of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each such Note affected thereby. A Note shall be deemed outstanding ("Outstanding") if it has been authenticated and delivered under the Indenture unless, among other things, such Note has been cancelled or redeemed.

  Notwithstanding the foregoing limitations, modifications and amendments of the Indenture will be permitted to be made by the Company and the Trustee without the consent of any Holder of Notes for any of the following purposes:
(i) to evidence the succession or addition of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add additional Events of Default for the benefit of the Holders of the Notes; (iv) to permit or facilitate the issuance of the Notes in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of Notes in any material respect; (v) to secure the Notes; (vi) to establish the form or terms of additional notes of any series; (vii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Notes in any material respect; or (ix) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Notes or additional notes under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect.

  The Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Notes have the right to waive compliance by the Company with certain covenants in the Indenture.

  The Indenture contains provisions for convening meetings of the Holders of Notes. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Notes, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Notes of that series; provided, however that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Notes. Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with the Indenture will be binding on all Holders of Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Notes; provided, however that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Notes, the Persons holding or representing such specified percentage in principal amount of the Outstanding Notes will constitute a quorum.

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Notes of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the Holders of such series and one or more additional series:
(i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

SATISFACTION AND DISCHARGE

  The Company may discharge certain obligations to Holders of Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Notes are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes in the form of Global Notes will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, Notes represented by a Global Note will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificate form, and secondary market trading activity in such Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

  The Indenture and the Notes will be governed by and shall be construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

  "Adjusted Consolidated Net Income" means Consolidated Net Income, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto); (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business; (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders.

  "Adjusted Debt to Capital Ratio" means the ratio of (a) total Debt of the Company and its Restricted Subsidiaries on a consolidated basis less (i) Match Funded Debt and (ii) non-recourse Debt of any Restricted Subsidiary that is not consolidated with the Company on its financial statements in accordance with GAAP to (b) Consolidated Net Worth.

  "Adjusted Earnings Available for Fixed Charges" is defined as the sum of (1) Adjusted Consolidated Net Income; plus (2) Consolidated Interest Expense, adjusted by excluding Match Funded Fixed Charges, plus (3) Consolidated Income Tax Expense, plus (4) Consolidated Noncash Items.

  "Adjusted Fixed Charges" means the amount which is expensed in any period for Consolidated Interest Expense of the Company and its Restricted Subsidiaries, Preferred Stock dividends of the Company (other than dividends paid in shares of Qualified Capital Stock) declared and paid or payable during such period and accrued Redeemable Capital Stock dividends of the Company and its Restricted Subsidiaries for such period, whether or not declared or paid, adjusted by subtracting Match Funded Fixed Charges.

  "Affiliate" means, with respect to any specified Person (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Average Life" means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Debt multiplied by (ii) the amount of each such principal payment, by (b) the sum of all such principal payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity, including any Preferred Stock, and any rights (other than debt securities convertible into or exchangeable or exercisable for such equity), warrants or options exchangeable or exercisable for or convertible into such equity, whether now outstanding or issued after the Issue Date.

  "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit, bankers acceptances and Eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000; (c) commercial paper of a domestic issuer rated at least A-1 by S&P or P-l by Moody's; (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody's; or (e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and/or (B) cash, securities and other property (other than Capital Stock of the entity surviving such transaction) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant (and such amount shall be treated as a Restricted Payment subject to the provisions of the Notes as described under the "Limitation on Restricted Payments" covenant) and (ii) where immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the beneficial owner" (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the total outstanding Voting Stock of the surviving or transferee corporation; (c) Continuing Directors shall at any time cease to constitute a majority of the Board of Directors of the Company; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

  "Consolidated Income Tax Expense" for any period means the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on leases reflected in accordance with GAAP as capitalized leases on the consolidated balance sheet of the Company and its Restricted Subsidiaries, letter of credit fees, Interest Rate Agreement fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment in kind, zero coupon and other securities) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP less interest expense attributable to non-recourse Debt of any Restricted Subsidiary that is not consolidated with the Company on its financial statements in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Debt computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period.

  "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Worth" means, at any date of determination, the consolidated stockholders' equity (excluding Redeemable Capital Stock or treasury stock) of the Company and any Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Noncash Items" means, for any period, the aggregate depreciation, amortization and other noncash items (including noncash interest expense) of the Company and any Restricted Subsidiary reducing or increasing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such noncash charge if and to the extent that the Company has made or shall, under GAAP, be required to be made an accrual of or reserve for cash charges for any future period).

  "Continuing Directors" shall mean, collectively, (i) all members of the board of directors of the Company on the Issue Date and (ii) all members of the board of directors of the Company who assume office after the Issue Date and whose nomination for election by the Company's shareholders was approved by a majority of the directors then in office whose nomination for election was previously so approved.

  "Debt" of any Person means, without duplication, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by such Person, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services except any such balance that constitutes an accrued expense or trade payable, (iv) all obligations under or in respect of Interest Rate Agreements, (v) all Debt referred to in the preceding clauses, of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holders of such Debt have an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset (as determined in good faith by the Company's Board of Directors whose determination shall be conclusive) or the amount of the obligation so secured), (vi) any lease of property by such Person as lessee which is reflected in such Person's consolidated balance sheet as a capitalized lease in accordance with GAAP, (vii) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends (for purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock), (viii) all guarantees by such Person of Debt referred to in this definition of any other Person or (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Debt of the types referred to in clauses (i) through (viii) above, (it being understood that "Debt" shall be deemed to be incurred by the Company and its Restricted Subsidiaries on a consolidated basis whenever the Company and its Restricted Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof; Debt of a Restricted Subsidiary of the Company existing prior to the time it became a Restricted Subsidiary of the Company shall be deemed to be incurred upon such Restricted Subsidiary's becoming a Restricted Subsidiary of the Company; and Debt of a person existing prior to a merger or consolidation of such person with the Company or any Restricted Subsidiary of the Company in which such person is the successor to the Company or such Restricted Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation); provided, however that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

  "DTC" means The Depository Trust Company.

  "Global Note" means a Note in book-entry form registered in the name of DTC or its nominee or in the name of any successor depositary for the Notes or any nominee of such successor.

  "Government Insured Mortgage Assets" means interests in mortgages that are insured or guaranteed by the U.S. Government or its agencies and are secured by multifamily housing complexes located throughout the United States.

  "Interest Rate Agreements" means interest rate protection agreements in the form of a swap, cap, collar, floor, rate lock, or similar agreement designed to protect against or manage exposure to fluctuations in interest rates relating to any floating rate Debt of the Company or its Subsidiaries.

  "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of a transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith.

  "Issue Date" means the date the Notes are first authenticated and delivered under the Indenture.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property owned on the Issue Date or thereafter assigned.

  "Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption, over (ii) the aggregate principal amount of the Notes being redeemed.

  "Match Funded Debt" means nonrecourse Debt of a special purpose, bankruptcy remote Restricted Subsidiary, on which (i) the principal amortization and maturity of such Debt substantially equal the principal amortization and maturity of the funded asset, and (ii) the interest rate of such Debt is at a fixed rate.

  "Match Funded Fixed Charges" means interest expenses relating to any Match Funded Debt.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Mortgage" means a mortgage or deed of trust on real property which has been improved by a completed single or multifamily dwelling unit or commercial real estate property.

  "Mortgage Loan" means a Mortgage Note and the related Mortgage.

  "Mortgage Note" means a promissory note which has a term not exceeding 30 years evidencing a loan or advance which is secured by a Mortgage.

  "Mortgage Warehouse Debt" means Debt of any Person under any warehouse line of credit, mortgage loan repurchase agreement or similar facility or under any commercial paper program (a) that is incurred for the purpose of funding the origination or purchase of Mortgage Loans or Mortgage Notes that are intended to be sold to investors, (b) that in the case of any warehouse line of credit or similar facility is, or, in the case of any commercial paper program, the letters of credit or revolving credit facility providing credit enhancement or liquidity backup for such commercial paper program are, secured by Mortgage Loans, Mortgage Notes, CMBS or any combination thereof owned by such Person,
(c) the outstanding amount of which shall not exceed 100% of the principal amount of the Mortgage Notes securing such Debt and (d) the underlying Mortgage Loans, Mortgage Notes and CMBS are subject to binding take-out commitments by investors.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or debt securities that have been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses, actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Holders" means William B. Dockser and H. William Willoughby and trusts controlled by either of them, CRI, Inc. and its successors, and Affiliates of each of the foregoing.

  "Permitted Indebtedness" means:

    (a) Debt of the Company pursuant to the Notes;

    (b) Debt of the Company or any Restricted Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto, other than any Debt described in any other paragraph of this definition;

    (c) Debt of the Company owing to any Wholly Owned Restricted Subsidiary; provided that any Debt of the Company owing to any such Restricted Subsidiary is made pursuant to an intercompany note and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, upon acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further, that any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to another Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Debt by the Company not permitted by this clause (c);

    (d) Debt of a Wholly Owned Restricted Subsidiary owing to the Company or to another Wholly Owned Restricted Subsidiary of the Company; provided that any such Debt is made pursuant to an unsubordinated intercompany note; provided, further, that (i) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Company or another Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Debt by such Wholly Owned Restricted Subsidiary not permitted by this clause (d) and (ii) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which is owed Debt by any other Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be an incurrence of such Debt not permitted by this clause (d);

    (e) repurchase agreements (including "gestation" repurchase transactions) entered into in the ordinary course of the mortgage banking business; provided that the aggregate payment obligations under all such repurchase agreements at any time outstanding shall not exceed 70% of the aggregate amortized cost of all Mortgage Loans, Government Insured Mortgage Assets and CMBS owned by the Company and its Restricted Subsidiaries other than the portion of CMBS or Government Insured Mortgage Assets equal to the principal amount of Match Funded Debt;

    (f) the endorsement of negotiable instruments by the Company or any Restricted Subsidiary for deposit or collection or similar transactions in the ordinary course of business;

    (g) unsecured Debt of the Company under one or more bank credit agreements in an amount outstanding at any one time of up to $75 million;

    (h) Debt under Interest Rate Agreements, provided that such agreements relate to Debt permitted pursuant to the "Limitation on Incurrence of Debt" covenant and provided that such agreements have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and such agreements are not for purposes of speculation;

    (i) Match Funded Debt;

    (j) Debt incurred by the Company in an amount not to exceed $25 million pursuant to an uncommitted secured facility for the purpose of financing the purchase of real property;

    (k) Servicing Secured Indebtedness in an amount not to exceed $50 million at any time outstanding;

    (l) Mortgage Warehouse Debt;

    (m) Debt of the Company or any Restricted Subsidiary not otherwise permitted to be incurred pursuant to clauses (a) through (l) above which, together with any other outstanding Debt incurred pursuant to this clause
  (m) has an aggregate principal amount not in excess of $10 million at any time outstanding; and

    (n) any renewals, extensions, substitutions, refinancings or replacements (each, for purpose of this clause, a "refinancing") of any Debt described in clauses (a) and (b) of this definition, including any successive refinancings, so long as (i) any such new Debt shall be in a principal amount that does not exceed the principal amount (or, if such Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium actually paid at such time to refinance the Debt as determined by the Company in good faith, plus, in either case, the amount of reasonable expenses incurred in connection with such refinancing, (ii) (A) if such new Debt has an Average Life to Stated Maturity shorter than that of the Notes or a final Stated Maturity earlier than the final Stated Maturity of the Notes, such new Debt shall have an Average Life no shorter than the remaining Average Life of the Debt so refinanced and a final Stated Maturity no earlier than the final Stated Maturity of the Debt so renewed, extended, substituted, refinanced or replaced or (B) in all other cases, the Stated Maturity of principal (or any required repurchase, redemption or sinking fund payments) of such new Debt shall be on or after the final Stated Maturity or principal of the Notes; and (iii) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced, provided that Debt of the Company may not be refinanced by Debt of any Subsidiary of the Company pursuant to this clause
  (n).

  "Permitted Investments" means any of the following:

    (a) Investments in Cash Equivalents;

    (b) Investments in the Company or any Wholly Owned Restricted Subsidiary engaged in the mortgage business;

    (c) intercompany Indebtedness to the extent permitted under clauses (c) and (d) of the definition of Permitted Indebtedness;

    (d) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent that they would constitute Investments in Affiliates;

    (e) Investments in stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien, in each case in the ordinary course of business;

    (f) travel, moving and other advances made to officers, employees and consultants in the ordinary course of business;

    (g) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Wholly Owned Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

    (h) Investments in any special purpose, bankruptcy remote Restricted Subsidiary formed to incur Match Funded Debt pursuant to clause (i) of the definition of "Permitted Indebtedness";

    (i) Investments in Mortgage Loans, CMBS, interest only strips, Government Insured Mortgage Assets, mortgage servicing rights and Interest Rate Agreements, including short-term Investments in escrow accounts established in connection with the origination of Mortgage Loans intended for securitization, in each case made in the ordinary course of business;

    (j) So long as the Company could incur at least $1.00 of Debt (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Debt" covenant, Investments in an amount not to exceed $40 million at any time outstanding in any Person engaged in the commercial mortgage business as a result of which the Company would own a majority of the Voting Stock and a majority of the value of economic interests in such Person; and

    (k) So long as the Company could incur at least $1.00 of Debt (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Debt" covenant, Investments in an amount not to exceed $10 million at any time outstanding in any Person engaged in the real estate business as a result of which the Company would own a majority of the Voting Stock and a majority of the value of the economic interests in such Person.

  "Person" means any individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or other entity, or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

  "Qualified Capital Stock" means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

  "Reinvestment Rate" means 0.50% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated as an "Unrestricted Subsidiary." On the Issue Date, all Subsidiaries of the Company will be Restricted Subsidiaries.

  "S&P" means Standard and Poor's Rating Services, a division of the McGraw-Hill Companies and its successors.

  "Servicing Rights" means, at any date of determination, the mortgage loan servicing rights and related receivables owned by the Company and its Restricted Subsidiaries.

  "Servicing Secured Indebtedness" means, Debt of the Company or its Restricted Subsidiaries under any agreement or facility, other than Mortgage Warehouse Debt, that is secured by, among other things, a first priority security interest in Servicing Rights, and is advanced based only on the value of such Servicing Rights.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

  "Subordinated Indebtedness" means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means (i) a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company, (ii) a partnership, limited liability company trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes the majority of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company and (iii) one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined above, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more subsidiaries.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indenture.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees or other voting members of the governing body of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of Capital Stock is owned, directly or indirectly, by the Company or another Wholly Owned Restricted Subsidiary of the Company, including the Services Partnership.

GLOBAL NOTES

  The Notes will be issued in the form of one or more Global Notes that will be deposited with, or on behalf of, DTC. The Company anticipates that the Global Notes will be registered in the name of Cede & Co., DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the Global Notes.

  So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such Global Notes for all purposes under the Indenture. Except as described below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Note.

  Each Global Note will be exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, owners of beneficial interests in the Global Notes will be entitled to physical delivery of individual Notes in certificated form, equal in principal amount to such beneficial interests, and to have such Notes in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC's relevant Participants (as identified by DTC) to the Trustee. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

  The following is based on information furnished to the Company:

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("beneficial owner") is in turn recorded on the Direct and Indirect Participants' records. A beneficial owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes except under the limited circumstances described above.

  To facilitate subsequent transfers, the Notes are expected to be registered in the name of DTC's nominee, Cede & Co. The deposit of the Notes with or on behalf of DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts Notes are credited, which may or may not be the beneficial owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Principal payments, premium payments, if any, and interest payments on the Global Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Direct and Indirect Participants and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving notice to the Company or the Trustee. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository).

  The information in this section concerning DTC and DTC's bookentry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This summary is based on the Code, final, temporary, and proposed Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions, changes to any of which subsequent to the even date may affect the tax consequences described herein, possibly with retroactive effect.

  This summary discusses only Notes held as capital assets within the meaning of Code section 1221. It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or foreign currencies, persons holding Notes as part of a straddle or hedging transaction, or United States Holders whose functional currency (as defined in Code section 985) is not the U.S. dollar. Persons considering purchasing Notes should consult their own tax advisors concerning the application of United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  As used in this summary, the term "U.S. Holder" means the beneficial owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents); (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more United States persons have the authority to control all substantial decisions of the trust. As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Payments of Interest. Interest paid or accrued on Notes will be taxable to U.S. Holders as ordinary interest income. Interest will be included in U.S. Holders' income at the time such payments are accrued or are received in accordance with the U.S. Holder's method of accounting for United States federal income taxes. It is not anticipated that the Notes will be issued with "original issue discount" within the meaning of Code section 1273.

  Market Discount. If a Holder purchases a Note at a market discount (as described below) a Holder will be required to treat any principal payments on, or any gain realized on the sale, exchange, retirement or maturity of, such Note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In addition, a U.S. Holder who purchases a Note with market discount may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or continued to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction.

  In general, market discount is the amount by which the Note's principal amount exceeds the U.S. Holder's basis in the Note immediately after the Note is acquired, unless such difference is less than a specified de minimis amount. Market discount is considered to accrue ratably, unless the U.S. Holder elects to accrue market discount under the "constant interest method" described under the original issue discount rules. This election, once made, is irrevocable and applies only to the Notes for which it is made. A Holder also may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Generally, if a Note with market discount is transferred in certain non-taxable transactions, the market discount will be transferred to the property received in exchange for the Note; however, under certain limited circumstances, the market discount will be includible as ordinary income as if such Note had been sold at its fair market value.

  Amortizable Bond Premium. In general, if a U.S. Holder of a Note purchases the Note at a premium (i.e., an amount in excess of the amount payable upon the maturity thereof), such excess will be treated as 'amortizable bond premium.' In such case, a Holder may elect, under Code section 171, to offset interest income with the amortizable bond premium as it is amortized under a constant-yield method (as defined in the Code). The Holder's tax basis in the Note then decreases by the amount of the amortizable bond premium used to offset interest income. An election under Code section 171 is available only if a Note is held as a capital asset. U.S. Holders should consult their own tax advisors regarding special rules that apply for determining the amount and method of amortizing bond premium with respect to the Notes that may be redeemed prior to maturity.

  Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note which has not previously been included in income. Such amounts are treated as payments of interest. See Payments of Interest above. A U.S. Holder's adjusted tax basis in a Note will equal the U.S. Holder's cost of acquiring the Note increased by the amount of any market discount previously included in the U.S. Holder's income with respect to the Note, and reduced by any amortized bond premium, principal payments, and the amount of any other payments except payments of stated interest.

  Gain or loss realized on the sale, retirement or other disposition (including redemption) of a Note will be capital gain or loss if the Note is a capital asset in the hands of the U.S. Holder (except that any portion of such gain attributable to market discount will be ordinary income). For certain non-corporate U.S. Holders (including individuals), the maximum rate of tax on net capital gains is 20 percent for capital assets held more than 18 months, and 28 percent for capital assets held for more than 12 months but not more than 18 months. Gain on the sale of capital assets held for one year or less are subject to U.S. federal income tax at ordinary income tax rates. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers. U.S. Holders should consult their own tax advisors with respect to applicable rates and holding periods, and netting rules for capital losses.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Income and Withholding Tax. Under present United States federal law, and subject to the discussion below concerning backup withholding:

    (a) under the so-called portfolio interest exemption, payments of interest on the Notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to the 30 percent United States federal withholding tax otherwise applicable, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Code section 881(c)(3)(A); and (ii) the requirements set forth in Code section 871(h) or Code section 881(c) of the Code have been fulfilled with respect to the beneficial owner, as discussed below;

    (b) a Non-U.S. Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a tax home' (as defined in Code section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10 percent), or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; or (ii) (a) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder.

  Code section 871(h) and Code section 881(c) require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph
(a) above, either (i) the beneficial owner of a Note must certify to the Company or its agent, under penalties of perjury, that it is a Non-U.S. Holder and provide a completed IRS Form W-8 ("Certificate of Foreign Status"); or
(ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, certifies to the Company or its agent, under penalties of perjury, that it has received an IRS Form W-8 from the beneficial owner (or from another Financial Institution) and furnishes the Company/agent with a copy thereof.

  If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note or gain realized on its sale, exchange or other disposition is effectively connected with the conduct of such trade or business, such Non-U.S. Holder will be able to claim an exemption from U.S. withholding taxes by providing the Company with a properly executed IRS Form 4224. Such Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See Tax Consequences to U.S. Holders above. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Even if the portfolio interest exemption described above is inapplicable to a particular Non-U.S. Holder, such holder may be eligible for an exemption from or reduced rate of withholding tax under an applicable income tax treaty. In order to obtain such an exemption or rate reduction, such Non-U.S. Holder must provide the Company or its agent with a properly completed IRS Form 1001 in the year in which payment occurs or in either of the two proceeding years, describing such exemption or reduced rate.

  A Non-U.S. Holder that is required to submit a certification on Form 1001, 4224, or W-8 to avoid the imposition of U.S. withholding taxes or to obtain a reduced rate with respect to a payment on a Note is required to submit such certification to the Company or its agent as soon as practicable after the Non-U.S. Holder acquires such Note (or a beneficial therein) and to update such forms as required by the IRS. If the Company or its agent does not physically receive such certification by the date that is 10 days prior to a payment date on the Note, then the Company and/or its agent may treat such certification as ineffective with respect to any payment to such Non-U.S. Holder on such payment date and may withhold tax from such payment.

  Under Code section 2105(b), a Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

  Final Regulations issued by the IRS on October 6, 1997, which will be effective for payments made after December 31, 1998, make certain modifications to the certification procedures applicable to Non-U.S. Holders. Prospective investors should consult their tax advisers regarding the certification requirements for Non-U.S. Holders.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. Holders. In general, under current U.S. federal tax law, payments to a U.S. Holder of (a) principal, premium (if any) and interest on a Note, and (b) the proceeds of sales or other dispositions of Notes before maturity will be subject to U.S. information reporting requirements. Such payments to noncorporate U.S. Holders may be subject to backup withholding at a rate of 31 percent if such U.S. Holder fails to furnish its Taxpayer Identification Number "TIN" which, for an individual, would be his Social Security Number, and/or certain other information in the required manner. The amount of any backup withholding from a payment to a U.S.

Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

  Non-U.S. Holders. In general, there is no U.S. information reporting requirement or backup withholding tax on payments to Non-U.S. Holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from U.S. federal income tax for payments of interest on the Notes.

  Payment by the Company of principal on the Notes or payment by a United States office of a broker of the proceeds of a sale of Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that such owner is a Non-U.S. Holder who meets all the requirements for exemption from U.S. federal income tax on any gain from the sale, exchange or retirement of the Notes.

  In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of the Notes effected at a foreign office of a broker. If, however, such a broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person 50 percent or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other considerations are met; or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against Non-U.S. Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

  THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES.

                       DESCRIPTION OF OTHER INDEBTEDNESS

MASTER ASSIGNMENT AGREEMENT

  On September 25, 1997, the Company entered into a three year master assignment agreement with a lender to finance up to $200,000,000 of additional and/or existing investments in Subordinated CMBS. Outstanding borrowings under this master assignment agreement are evidenced by a note and are secured by the financed Subordinated CMBS. As of September 30, 1997, approximately $31,900,000 in borrowings were outstanding under this facility. During the fourth quarter of 1997, the Company expects to amend this agreement to permit up to $300,000,000 in secured borrowings and to extend the term to December 2000.

  Interest. Borrowings under the master assignment agreement will bear interest as follows: (i) one-month LIBOR plus a spread of 1.00% for all borrowings secured by Subordinated CMBS purchased by CRIIMI MAE from the lender or its affiliates; (ii) one-month LIBOR plus a spread of 1.375% for all borrowings secured by

Subordinated CMBS that were not purchased from the lender or its affiliates and are rated "BB" or "BB-" (or the equivalent) by at least one rating agency and not lower than "BB-" by any rating agency; and (iii) one- month LIBOR plus a spread of 1.50% for all borrowings secured by Subordinated CMBS that were not purchased from the lender or its affiliates and are rated "B" or "B-" (or the equivalent) by at least one rating agency and not lower than "B-" by any rating agency.

  Covenants. The master assignment agreement places limitations on CRIIMI MAE's ability to transfer or grant liens on any collateral that secures borrowings outstanding under the agreement.

  Events of Default. The following are certain "Events of Default" under the master assignment agreement:

    (i)failure to pay any amounts due (upon acceleration or otherwise); or

    (ii)lapse or termination of CRIIMI MAE's interest in the Subordinated CMBS pledged as collateral under the agreement; or

    (iii)an event which causes the acceleration of the note evidencing the Company's borrowings under the agreement; or

    (iv)certain events of insolvency, bankruptcy or reorganization with respect to the Company; or

    (v)in the reasonable judgment of the lender, any material adverse change in the business, operations, properties, prospects or condition of the Company; or

    (vi)material default with respect to any normal and customary covenant under any contract to which the Company is a party which default permits acceleration of the Company's obligations under such contract and which default is likely to result in a material adverse change in the business, operations, properties, prospects or condition of the Company; or

    (vii)merger or consolidation of the Company into another entity; or

    (viii)if the lender reasonably determines that the Company is or will be unable to meet its commitments under the master assignment agreement and the Company does not provide assurances to the lender to the contrary within 36 hours;

    (ix)a final judgment in an amount not less than $100,000 that remains undischarged and unpaid for a period of 60 days during which execution of the judgment is not effectively stayed; or

    (x)failure to perform or observe any representation, warranty or covenant in the master assignment agreement that is likely to result in a material adverse change (A) in the business, operations, properties, prospects or condition of the Company, (B) in the market value or marketability of the Subordinated CMBS pledged as collateral or (C) in the ability of CRIIMI MAE to perform its obligations, or the rights and remedies of the lender, under the agreement; or

    (xi)the ratio of the Company's outstanding indebtedness to equity is more than 5 to 1 at any time; or

    (xii)losses or changes in the financial condition of the Company that causes its shareholders' equity for any two consecutive calendar quarters to be less than or equal to 80% of the shareholders' equity at the commencement of such period; or

    (xiii)the Company's shareholders' equity falls below $300,000,000.

  If an Event of Default shall occur and be continuing, the lender may sell or otherwise dispose of the pledged collateral at such prices and on such terms as the lender may deem best, in a public or private sale. In addition, upon acceleration of the note and until the balance of the note is repaid in full, outstanding borrowings will accrue default interest at a rate equal to the greater of (i) 2.0% over the pre-default interest rate and (ii) 2.0% over the prime rate for short term bank commercial loans.

WORKING CAPITAL LINE OF CREDIT

  In December 1996, CRIIMI MAE entered into a $30,000,000 unsecured working capital line of credit provided by two lenders with a termination date of December 31, 1998. In September 1997, the line of credit was increased to $40,000,000 until December 16, 1997. No amounts were outstanding under the line of credit as of September 30, 1997.

  Interest. Borrowings under this line of credit will bear interest at a rate equal to the prime rate or at one month LIBOR plus a spread of 1.30% (as selected by the Company at the time of the borrowing).

  Covenants. The working capital line of credit requires the Company to (i) reduce to $0 all borrowings under the line of credit for a period of not less than 15 days during each six month period, (ii) maintain interest rate protection on not less than 70% of its outstanding long term floating rate indebtedness and (iii) maintain at least $7.5 million of certain assets (e.g., cash and cash equivalents) free from any liens. In addition, the Company agreed to adhere to the following ratios: (i) for a period of four consecutive fiscal quarters, EBITDA may not be less than 1.35 times the interest expense of the Company and its subsidiaries for such period; (ii) on the last day of any fiscal quarter, the ratio of indebtedness to stockholders' equity of the Company and its subsidiaries may not be greater than 3.75 to 1.00 (iii) at any time, stockholders' equity may not be less than $300 million plus 75% of all increases in stockholders' equity resulting from the proceeds from certain events; and (iv) on the last day of any fiscal quarter, the ratio of (X) consolidated liabilities less match funded debt to (Y) consolidated stockholders' equity may not be greater than 1.25 to 1.00. The covenants also restrict the Company's ability to effect certain mergers or consolidations, to enter into other unsecured lines of credit on comparable terms and to engage in certain transactions with its affiliates.

  Events of Default. The following are certain "Events of Default" under the working capital line of credit:

    (i)failure to pay amounts when due; or

    (ii)a representation or warranty that was incorrect in any material respect when made or any default in the performance or observance of a covenant, which default is not cured within a grace period (if any); or

    (iii)a payment default or any covenant default with respect to any indebtedness of the Company that exceeds $1,000,000, which default is not timely cured; or

    (iv)certain events of insolvency, bankruptcy or reorganization with respect to the Company; or

    (v)certain prohibited transactions; or

    (vi)a final judgment in an amount not less than $1,000,000 that remains undischarged and unpaid for a period of 60 days during which execution of the judgment is not effectively stayed.

  If an Event of Default shall occur, the lenders may terminate the commitments under the line of credit and declare any outstanding borrowings immediately due and payable (except for a bankruptcy related Event of Default, upon which the commitments automatically terminate).

MASTER REPURCHASE AGREEMENT

  On March 28, 1996, CRIIMI MAE entered into a master repurchase agreement with a lender to finance up to $200,000,000 ($100,000,000 of which has been committed) of additional and/or existing investments in lower-rated Subordinated CMBS. The agreement has a termination date of March 28, 1999. Outstanding borrowings under this master repurchase agreement are secured by the financed Subordinated CMBS. As of September 30, 1997, approximately $116.2 million in borrowings were outstanding under this facility.

  Interest. Borrowings under this facility will bear interest at a rate equal to, at the option of CRIIMI MAE, one- or three-month LIBOR plus a spread of 1.50%.

  Covenants. The financing facility restricts the Company's ability to impair the lender's title to, or the value of, the pledged collateral or to pledge or transfer any interest in the collateral. In addition, CRIIMI MAE is required to take all action necessary to ensure that the lender has a first priority security interest in the collateral.

  Events of Default. The following are certain "Events of Default" under the financing facility:

    (i)breach of a representation or certain covenants that are not cured within a grace period (if any); or

    (ii)certain events of insolvency, bankruptcy or reorganization with respect to the Company or the lender; or

    (iii)governmental or regulatory action which has a material adverse effect on the ordinary business operations of the Company or its affiliates; or

    (iv)merger or consolidation of the Company into another entity; or

    (v)the lender, in its good faith judgment, has reasonable cause to believe that (A) there has been a material adverse change in the business, operations, financial condition or creditworthiness of the Company, (B) the Company will not meet its obligations under the facility, (C) a material adverse change in the financial or legal condition of the Company may occur due to any threatened or pending legal action against the Company or its affiliates or (D) an act or event has occurred which would have a material adverse effect on the liquidity or value of the pledged collateral or the economic or political stability of the United States; or

    (vi)payment default in excess of $100,000 in respect of any of the Company's indebtednesss; or

    (vii)failure to pay any amount due under the facility within five days of a payment date; or

    (viii)cross default under certain agreements, which default involves the failure to pay an obligation in excess of $100,000 or permits the acceleration of the Company's obligations under the agreement, and which default is not cured within any applicable grace period; or

    (ix)the Company's ratio of consolidated total liabilities to consolidated stockholders' equity exceeds 5 to 1; or

    (x)pledge or excumberance of (A) assets already pledged under existing credit facilities, (B) assets required to be pledged for collateral maintenance under existing credit facilities, (C) Subordinated CMBS subject to repurchase agreements or comparable financing facilities in excess of $300,000,000, or (D) assets pledged by the Company or its affiliates under existing financial arrangements; or

    (xi)the Company's shareholders' equity falls below $125,000,000; or

    (xii)three consecutive quarters of consolidated net losses on either a GAAP or tax basis; or

    (xiii)a final judgement in an amount not less than $100,000 that remains undischarged or unpaid for a period of 30 days, during which execution of such judgement is not effectively stayed; or

    (xiv)any adverse claim on, or the cessation of a valid first priority security interest in favor of the lender with respect to, the pledged collateral; or

    (xv)certain changes in U.S. law directly affecting the pledged collateral or the consequences of the lender holding a security interest in the pledged collateral.

  Upon the occurrence of an Event of Default, the lender may terminate the facility and sell or otherwise dispose of the collateral at such prices and on such terms as the lender may deem best, in a public or private sale.

REPURCHASE AGREEMENTS AND REVOLVING CREDIT FACILITY--GOVERNMENT INSURED MORTGAGE ASSETS

  In May 1996, CRIIMI MAE renewed a financing facility with a lender in an amount up to $100,000,000 ($20,000,000 committed and $80,000,000 uncommitted)
with a termination date of June 1, 1999. Any borrowings under this facility will be secured by FHA-Insured Loans or GNMA Mortgage-Backed Securities depending on whether FHA-Insured Loans or GNMA Mortgage-Backed Securities, respectively, are pledged as collateral. No amounts were borrowed during 1996 or the nine months ending September 30, 1997 under this facility.

  Interest. Borrowings collateralized with FHA-Insured Loans will bear interest at a rate equal to one-, three- or six-month LIBOR (as selected at the outset of the facility) plus a spread of 0.75%. Borrowings collateralized with the GNMA Mortgage Backed Securities will bear interest at a rate equal to one-, three- or six-month LIBOR (as selected at the outset of the facility) plus a spread of 0.50%.

  Covenants. The repurchase agreements restrict the Company's ability (i) to impair the lender's title to or the value of the FHA-Insured Loans or GNMA Mortgage Backed Securities, as applicable, pledged as collateral and (ii) to transfer or grant liens on any FHA-Insured Loans or GNMA Mortgage Backed Securities, as applicable, pledged as collateral. In addition, the Company is required to take all action necessary to ensure that the lender has a first priority security interest in any pledged collateral and to use its best efforts to register in lender's name any FHA-Insured Mortgage Loan pledged as collateral repurchase agreement in connection with FHA-Insured Mortgage Loans.

  Events of Default. The following are certain "Events of Default" under each repurchase agreement under the credit facility:

    (i)breach of a material covenant under the agreement that is not timely cured (if the agreement provides for a grace period with respect to such covenant) or any representation that was incorrect in any material respect when made; or

    (ii)certain events of insolvency, bankruptcy or reorganization with respect to the Company or the lender; or

    (iii)governmental or regulatory action which has a material adverse effect on the ordinary business operations of the Company or its affiliates; or

    (iv)merger or consolidation of the Company into another entity; or

    (v)the lender, in its good faith judgment, has reasonable cause to believe that (A) there has been a material adverse change in the business, operations, financial condition or prospects of the Company, (B) the Company will not meet its obligations under the facility or (C) a material adverse change in the financial or legal condition of the Company may occur due to any threatened or pending legal action against the Company or its affiliates; or

    (vi)a payment default in respect of any of the Company's indebtedness; or

    (vii)failure to pay any amount due under the facility within five days of a payment date; or

    (viii)cross default under certain agreements between the Company or any of its affiliates and the lender or any of its affiliates, which default is not cured within any applicable grace period; or

    (ix)the Company's ratio of consolidated total liabilities to consolidated shareholders' equity exceeds 3 to 1; or

    (x)pledge or excumberance of (A) assets already pledged under existing credit facilities, (B) assets required to be pledged for collateral maintenance under existing credit facilities or (C) Subordinated CMBS subject to repurchase agreements or comparable financing facilities in excess of $50,000,000; or

    (xi)the Company's shareholders' equity falls below $125,000,000; or

    (xii)three consecutive quarters of consolidated net losses on either a GAAP or tax basis; or

    (xiii)a final judgment in an amount not less than $100,000 that remains undischarged or unpaid for a period of 60 days, during which execution of such judgment is not effectively stayed; or

    (xiv)any adverse claim on, or the cessation of a valid first priority security interest in favor of the lender with respect to, the pledged collateral; or

  Upon the occurrence of an Event of Default, the lender may terminate the repurchase agreements and sell or otherwise dispose of the collateral at such prices and on such terms as the lender may deem best, in a public or private sale.

    (xv)failure to maintain interest rate hedges on at least 75% of its floating rate liabilities; or

    (xvi)failure to maintain specified collateral amounts with respect to both the FHA-Insured Loans and GNMA Mortgage Backed Securities repurchase agreements.

BANK TERM LOANS

  In connection with the Merger, the Company's wholly owned subsidiary, CRIIMI MAE Management, Inc., assumed certain debt of the CRI Mortgage Businesses in the aggregate principal amount of $9,100,000 ("Bank Term Loan II"). Bank Term Loan II is secured by certain cash flows generated by CRIIMI MAE's direct and indirect interests in the AIM Funds and is guaranteed by CRIIMI MAE. The loan requires quarterly principal payments of $650,000 and matures on December 31, 1998. As of September 30, 1997 borrowings under Bank Term Loan II totaled approximately $3,900.000.

  Interest. Interest on the loan is based on CRIIMI MAE's choice of one-, two- or three-month LIBOR, plus a spread of 1.25%.

  Covenants. Bank Term Loan II places limitations on CRIIMI MAE's ability to
(i) transfer or grant liens on any of its assets pledged as collateral, (ii) incur additional debt and (iii) effect certain mergers, consolidations and sales of assets.

  The following are certain "Events of Default" under Bank Term Loan II:

  (i) failure to pay amounts when due; or

  (ii) representation or warranty that was incorrect in any material respect when made or any default in the performance of observance of a covenant, which is not timely cured; or

  (iii) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or

  (iv) the Company's shareholders' equity falls below $150,000,000; or

  (v) failure to pay an amount aggregating in excess of $1,000,000 which is due and payable under Title IV of ERISA; or

  (vi) a final judgement in an amount not less than $5,000,000 that remains undischarged and unpaid for a period of 30 days during which execution of the judgment is not effectively stayed; or

  (vii) an event which causes acceleration of the loan; or

  (viii) certain prohibited transactions.

  If an Event of Default shall occur, all borrowings under Bank Term Loan II shall become immediately due and payable.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Lehman Brothers, Inc. (the "Underwriters"), CRIIMI MAE has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth opposite their names below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                               PRINCIPAL AMOUNT
        UNDERWRITER                                                OF NOTES
        -----------                                            ----------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated......................................   $
   Lehman Brothers, Inc. .....................................
                                                                 ------------
        Total.................................................   $125,000,000
                                                                 ============

  The Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of % of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, a discount not in excess of % of the principal amount to certain other dealers. After the offering, the public offering price, concession and discount may be changed.

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession no in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Notes will be a new issue of securities for which there currently is no market. Although the Underwriters have informed the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity of or development of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof through the National Association of Securities Dealers Automated Quotation System.

  The Company has agreed that, during a period of 90 days from the date of this Prospectus Supplement, it will not, and will not cause or permit any of its Subsidiaries to, without the prior written consent of Merrill Lynch, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Notes or any other debt securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any Notes or any such other debt securities, except for Notes sold to the Underwriters pursuant to the Purchase Agreement and except for certificates of deposit and repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business.

  Until the distribution of the Notes is completed, rules of the SEC may limit the ability of the Underwriters to bid for and purchase the Notes. Pursuant to an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Underwriters create a short position in the Notes in connection with the Offering, i.e., if they sell more Notes than set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company not any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Since 1995, CRIIMI MAE acquired Subordinated CMBS from certain of the Underwriters or their affiliates, including acquisitions for an aggregate purchase price of $[149] million from Merrill Lynch and of $[75] million from Lehman Brothers. In addition, the Company expects to use $26.4 and $82.6 of the proceeds of this Offering to purchase Subordinated CMBS from Merrill Lynch and Lehman Brothers, respectively.

                                 LEGAL MATTERS

  The validity of the issuance of the Notes pursuant to this Prospectus Supplement and certain legal matters set forth in "Certain United States Federal Income Tax Considerations" will be passed upon for CRIIMI MAE by Swidler & Berlin, Chartered, Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

  The consolidated financial statements of CRIIMI MAE as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 which are included in this Prospectus Supplement and incorporated in the accompanying Prospectus and in the Registration Statement by reference from the Company's Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT PUBLIC
 ACCOUNTANTS FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
  Report of Independent Public Accountants...............................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995...........   F-3
  Consolidated Statements of Income for the Years Ended December 31,
   1996, 1995 and 1994...................................................   F-4
  Consolidated Statements of Changes in Shareholders' Equity for the
   years Ended December 31, 1996, 1995 and 1994..........................   F-5
  Consolidated Statements of Cash Flows for the years Ended December 31,
   1996, 1995 and 1994...................................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7
CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30,
 1997 AND 1996 (UNAUDITED)
  Consolidated Balance Sheets as of September 30, 1997 and December 31,
   1996..................................................................  F-39
  Consolidated Statements of Income for the Three and Nine Months Ended
   September 30, 1997 and 1996...........................................  F-40
  Consolidated Statements of Changes in Shareholders' Equity for the Nine
   Months Ended September 30, 1997.......................................  F-41
  Consolidated Statements of Cash Flows for the Nine Months Ended
   September 30, 1997 and 1996...........................................  F-42
  Notes to Consolidated Financial Statements.............................  F-43

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
 CRIIMI MAE Inc.

  We have audited the accompanying consolidated balance sheets of CRIIMI MAE Inc. (CRIIMI MAE) and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of CRIIMI MAE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CRIIMI MAE and its subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Washington, D.C.
February 17, 1997

                                CRIIMI MAE INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       DECEMBER 31,
                                               ------------------------------
                                                    1996            1995
                                               --------------  --------------
ASSETS:
  Mortgage Assets:
    Mortgage security collateral, at amortized
     cost..................................... $  618,133,219  $  674,289,774
    Subordinated CMBS, at amortized cost......    564,335,400     278,400,699
    Mortgages, at fair value..................     72,976,503     132,823,515
  Equity Investments..........................     35,059,648      37,137,786
  Receivables and Other Assets................     65,774,174      64,073,725
  Cash and cash equivalents...................     10,966,354      16,577,407
                                               --------------  --------------
      Total assets............................ $1,367,245,298  $1,203,302,906
                                               ==============  ==============
LIABILITIES:
  Securitized Mortgage Obligations:
    Mortgage security collateral.............. $  590,222,369  $  645,260,921
    Subordinated CMBS.........................    142,000,000             --
  Repurchase Agreements-Subordinated CMBS.....    241,137,588     187,947,276
  Bank Term Loans.............................      8,897,880      21,227,880
  Payables and accrued expenses...............     11,798,073      10,929,366
                                               --------------  --------------
      Total liabilities.......................    994,055,910     865,365,443
                                               --------------  --------------
Minority interests in consolidated
 subsidiary...................................     26,518,125      52,233,520
                                               --------------  --------------
Commitments and contingencies
Shareholders' equity:
  Convertible Preferred stock.................         24,900             --
  Common stock................................        319,128         309,356
  Net unrealized gains on mortgage assets.....      8,916,228      16,138,649
  Additional paid-in capital..................    342,462,380     274,226,356
                                               --------------  --------------
                                                  351,722,636     290,674,361
Less treasury stock, at cost--538,635 and
 528,594 shares, respectively.................     (5,051,373)     (4,970,418)
                                               --------------  --------------
Total shareholders' equity....................    346,671,263     285,703,943
                                               --------------  --------------
Total liabilities and shareholders' equity.... $1,367,245,298  $1,203,302,906
                                               ==============  ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                          FOR THE YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                            1996         1995         1994
                                        ------------  -----------  -----------
Income:
  Mortgage income.....................  $ 56,911,670  $66,114,642  $67,043,342
  Income from Subordinated CMBS.......    41,713,126   11,104,576      975,835
  Equity in earnings from invest-
   ments..............................     4,685,269    2,704,846    2,309,685
  Other investment income.............     2,645,354    2,144,287    1,112,938
                                        ------------  -----------  -----------
                                         105,955,419   82,068,351   71,441,800
                                        ------------  -----------  -----------
Expenses:
  Interest expense....................    63,078,767   49,852,672   39,244,621
  General and administrative..........     7,409,143    5,280,281    4,279,489
  Fees to related party...............       382,050    1,909,304    3,761,118
  Amortization of assets acquired in
   the Merger.........................     2,881,824    1,435,356          --
  Adjustment to hedges for valuation
   and sales..........................       178,750    2,393,106          --
  Provision for settlement of litiga-
   tion...............................           --      (656,127)    (557,340)
                                        ------------  -----------  -----------
                                          73,930,534   60,214,592   46,727,888
                                        ------------  -----------  -----------
Income before mortgage dispositions
 and minority interests...............    32,024,885   21,853,759   24,713,912
Mortgage dispositions:
  Gains...............................    10,071,696    1,819,176   13,482,665
  Losses..............................      (470,336)    (317,578)    (483,357)
                                        ------------  -----------  -----------
Income before minority interests......    41,626,245   23,355,357   37,713,220
Minority interests in net income of
 consolidated subsidiary..............    (6,386,388)  (4,821,268) (11,703,101)
                                        ------------  -----------  -----------
Net income............................  $ 35,239,857  $18,534,089  $26,010,119
Preferred dividends...................    (3,526,451)         --           --
                                        ------------  -----------  -----------
Net income available to common share-
 holders..............................  $ 31,713,406  $18,534,089  $26,010,119
                                        ============  ===========  ===========
Earnings per share:
  Primary.............................  $       1.03  $      0.65  $      1.07
                                        ============  ===========  ===========
Shares used in computing primary earn-
 ings per share, exclusive of shares
 held in treasury.....................    30,853,511   28,414,266   24,249,403
                                        ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                     NET
                                                 UNREALIZED
                          PREFERRED COMMON STOCK  GAINS ON     ADDITIONAL                                  TOTAL
                          STOCK PAR     PAR       MORTGAGE      PAID-IN     UNDISTRIBUTED  TREASURY    SHAREHOLDERS'
                            VALUE      VALUE     INVESTMENTS    CAPITAL      NET INCOME      STOCK        EQUITY
                          --------- ------------ -----------  ------------  ------------- -----------  -------------
Balance, December 31,
 1993...................   $   --     $211,848   $29,028,019  $195,561,015   $       --   $(9,512,103) $215,288,779
 Net income.............       --          --            --            --     26,010,119          --     26,010,119
 Dividends of $1.07 per
  weighted average
  share.................       --          --            --            --    (26,010,119)         --    (26,010,119)
 Return of capital of
  $0.14 per weighted
  average share.........       --          --            --     (3,347,781)          --           --     (3,347,781)
 Net unrealized gains on
  mortgage assets.......       --          --    (18,711,251)          --            --           --    (18,711,251)
Shares issued...........       --       50,424           --     52,011,750           --     4,750,000    56,812,174
                           -------    --------   -----------  ------------   -----------  -----------  ------------
Balance, December 31,
 1994...................       --      262,272    10,316,768   244,224,984           --    (4,762,103)  250,041,921
 Net income.............       --          --            --            --     18,534,089          --     18,534,089
 Dividends of $0.65 per
  weighted average
  share.................       --          --            --            --    (18,534,089)         --    (18,534,089)
 Return of capital of
  $0.27 per weighted
  average share.........       --          --            --     (7,742,508)          --           --     (7,742,508)
 Adjustment to net
  unrealized gains on
  mortgage assets.......       --          --      5,821,881           --            --           --      5,821,881
 Shares issued..........       --       47,084           --     37,743,880           --           --     37,790,964
 Shares forfeited.......       --          --            --            --            --      (208,315)     (208,315)
                           -------    --------   -----------  ------------   -----------  -----------  ------------
Balance, December 31,
 1995...................       --      309,356    16,138,649   274,226,356           --    (4,970,418)  285,703,943
 Net income.............       --          --            --            --     35,239,857          --     35,239,857
 Dividends paid on
  preferred shares......       --          --            --            --     (3,526,451)         --     (3,526,451)
 Dividends of $1.03 per
  weighted average
  common share..........       --          --            --            --    (31,713,406)         --    (31,713,406)
 Return of capital of
  $0.19 per weighted
  average share.........       --          --            --     (5,842,422)          --           --     (5,842,422)
 Conversion of preferred
  stock into common
  stock.................      (750)      7,446           --         (6,696)          --           --            --
 Stock options
  exercised.............       --        2,306           --      2,251,559           --           --      2,253,865
 Adjustment to net
  unrealized gains on
  mortgage assets.......       --          --     (7,222,421)          --            --           --     (7,222,421)
 Shares issued..........    25,650          20           --     71,833,583           --           --     71,859,253
 Shares forfeited.......       --          --            --            --            --       (80,955)      (80,955)
                           -------    --------   -----------  ------------   -----------  -----------  ------------
Balance, December 31,
 1996...................   $24,900    $319,128   $ 8,916,228  $342,462,380   $       --   $(5,051,373) $346,671,263
                           =======    ========   ===========  ============   ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       FOR THE YEARS ENDED DECEMBER 31,
                                   -------------------------------------------
                                       1996           1995           1994
                                   -------------  -------------  -------------
Cash flows from operating
 activities:
  Net Income...................... $  35,239,857  $  18,534,089  $  26,010,119
  Adjustments to reconcile net
   income to net cash provided by
   operating activities
    Amortization of discount and
     deferred financing costs on
     debt.........................     2,811,444      3,796,743      5,483,786
    Amortization of assets
     acquired in the Merger.......     2,881,824      1,435,356            --
    Depreciation and other
     amortization.................       914,671        690,056        579,194
    Discount/Premium amortization
     on mortgage assets...........      (880,349)    (1,482,052)      (985,369)
    Net gains on mortgage
     dispositions.................    (9,601,360)    (1,501,598)   (12,999,308)
    Equity in (earnings)/loss from
     investments..................    (2,635,287)        33,943         49,032
    Valuation adjustment to
     hedges.......................       178,750      2,393,106            --
    Minority interests in earnings
     of consolidated subsidiary...     6,386,388      4,821,268     11,703,101
    Changes in assets and
     liabilities:
      Increase in receivables and
       other assets...............    (2,036,158)    (6,802,887)    (1,362,585)
      Increase (decrease) in
       payables and accrued
       expenses...................       723,315     (2,416,667)    (1,894,121)
      Increase (decrease) in
       interest payable...........       645,612     (1,880,727)     4,069,697
                                   -------------  -------------  -------------
        Net cash provided by
         operating activities.....    34,628,707     17,620,630     30,653,546
                                   -------------  -------------  -------------
Cash flows from investing
 activities:
  Purchase of mortgages and
   advances on construction
   loans..........................      (968,689)    (7,858,922)  (235,758,541)
  Purchase of Subordinated CMBS...  (285,419,093)  (239,211,572)   (38,848,431)
  Payment of deferred costs.......      (102,696)    (1,139,725)    (1,319,201)
  Servicing rights contributed to
   Services Partnership...........    (1,549,017)      (875,349)           --
  Distributions received from
   equity investments.............     5,466,793        501,909        737,560
  Proceeds from mortgage
   dispositions...................   109,055,010     64,451,314     94,436,841
  Receipt of principal payments...     5,955,067      6,699,927      6,201,127
  Other investing activities......       253,292        560,792        253,292
                                   -------------  -------------  -------------
        Net cash used in investing
         activities...............  (167,309,333)  (176,871,626)  (174,297,353)
                                   -------------  -------------  -------------
Cash flows from financing
 activities:
  Proceeds from debt issuances....   534,166,951  1,159,487,990    310,618,324
  Principal payments on debt
   obligations....................  (407,793,958)  (941,677,058)  (162,415,442)
  Increase in deferred financing
   costs..........................    (5,226,281)    (8,222,044)    (4,370,145)
  Dividends (including return of
   capital) paid to shareholders,
   including minority interests...   (68,190,257)   (52,723,404)   (65,457,793)
  Repurchase of common stock......           --        (208,315)           --
  Proceeds from issuance of
   Convertible Preferred stock....    71,859,253            --             --
  Proceeds from the issuance of
   common stock...................     2,253,865     14,028,063     56,812,174
                                   -------------  -------------  -------------
        Net cash provided by
         financing activities.....   127,069,573    170,685,232    135,187,118
                                   -------------  -------------  -------------
Net (decrease) increase in cash
 and cash equivalents.............    (5,611,053)    11,434,236     (8,456,689)
Cash and cash equivalents,
 beginning of year................    16,577,407      5,143,171     13,599,860
                                   -------------  -------------  -------------
Cash and cash equivalents, end of
 year............................. $  10,966,354  $  16,577,407  $   5,143,171
                                   =============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

  CRIIMI MAE Inc. (CRIIMI MAE) is a full service commercial mortgage company structured as a self-administered real estate investment trust (REIT). CRIIMI MAE's portfolio of mortgage assets includes government insured and guaranteed mortgages secured by multifamily housing complexes located throughout the United States (Government Insured Mortgage Assets) and uninsured commercial mortgage loans and ownership interests in subordinated commercial mortgage backed securities (Subordinated CMBS). The Subordinated CMBS are purchased using a combination of debt and equity, are generally backed by first mortgages on multifamily and other commercial property and offer potential higher yields with increased risk. Before purchasing Subordinated CMBS, CRIIMI MAE and its affiliates utilize their multifamily and commercial real estate expertise to perform due diligence on the underlying collateral and require that certain control mechanisms, such as the ability to monitor the performance of the underlying mortgage loans, and control of workout/foreclosure proceedings, are in place. CRIIMI MAE's principal objectives are to provide increasing dividends to its shareholders and to enhance the value of CRIIMI MAE's capital stock.

  As a result of a shareholder-approved merger transaction (the Merger) with certain mortgage businesses affiliated with C.R.I., Inc. (CRI) (the CRI Mortgage Businesses) on June 30, 1995, CRIIMI MAE expanded its lines of business to include mortgage advisory services, mortgage servicing and mortgage origination. Through the Merger and as a result of employee additions, CRIIMI MAE has a team of mortgage, real estate and financial professionals to take advantage of the opportunities available for expanded acquisition of uninsured mortgage and mortgage-related products and services.

  CRIIMI MAE owns 100% of multiple financing and operating subsidiaries (discussed in Notes 6 and 9), approximately 57% of CRI Liquidating REIT, Inc. (CRI Liquidating), a finite-life, self-liquidating REIT which, through early 1997, held Government Insured Multifamily Mortgages, and various interests in other entities which either own or service mortgage assets.

  CRIIMI MAE has elected to qualify as a REIT for tax purposes. To qualify for tax treatment as a REIT under the Internal Revenue Code, CRIIMI MAE must meet certain income and asset tests. CRIIMI MAE closely monitors its activities, its income and its assets in an effort to ensure that it maintains its qualification as a REIT.

  The Company intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Securities and Exchange Commission ("SEC") and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretation by the staff of the SEC, to qualify for this exemption, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests. Pursuant to such SEC staff interpretations, CRIIMI MAE's Government Insured Mortgage Assets are Qualifying Interests. The Company will acquire Subordinated CMBS only when such mortgage assets are collateralized by pools of first mortgage loans, when the Company can monitor the performance of the underlying mortgage loans through loan management and servicing rights, and when the Company has appropriate workout/foreclosure rights with respect to the underlying mortgage loans. When such arrangements exist, CRIIMI MAE believes that the related Subordinated CMBS constitute Qualifying Interests for purposes of the Investment Company Act. Therefore, CRIIMI MAE believes that it should not be required to register as an "investment company" under the Investment Company Act as long as it continues to invest primarily in such Subordinated CMBS and/or in other Qualifying Interests. However, if the SEC or its staff were to take a different position with respect to whether

                                CRIIMI MAE INC.

CRIIMI MAE's Subordinated CMBS constitute Qualifying Interests, the Company could be required to modify its business plan so that either (i) it would not be required to register as an investment company or (ii) it would comply with the Investment Company Act and be able to register as an investment company. In such event, (i) modification of the Company's business plan so that it would not be required to register as an investment company would likely entail a disposition of a significant portion of the Company's Subordinated CMBS or the acquisition of significant additional assets, such as Government Insured Mortgage Assets, which are Qualifying Interests or (ii) modification of the Company's business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing the Company's indebtedness (including the possible prepayment of the Company's repurchase agreement financing and/or the Notes) , which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms. Consequentially, any such modification of the Company's business plan could have a material adverse effect on the Company. Further, if it were established that the Company were an unregistered investment company, there would be a risk that the Company would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company. Any such results would be likely to have a material adverse effect on the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Method of Accounting

  The consolidated financial statements of CRIIMI MAE are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates (see Note 7).

 Reclassifications

  Certain amounts in the consolidated financial statements for the years ended December 31, 1995 and December 31, 1994 have been reclassified to conform to the 1996 presentation.

 Consolidation and Minority Interests

  The consolidated financial statements reflect the financial position, results of operations, and cash flows of CRIIMI MAE, CRI Liquidating, CRIIMI, Inc., CRIIMI Management, CRIIMI MAE Financial Corporation, CRIIMI MAE Financial Corporation II, CRIIMI MAE Financial Corporation III, CRIIMI MAE QRS 1, Inc., CRIIMI MAE Holding, Inc. and CRIIMI MAE Holding L.P. for all periods presented. All intercompany accounts and transactions have been eliminated in consolidation.

  Since CRIIMI MAE owned approximately 57% of CRI Liquidating as of December 31, 1996, 1995 and 1994, respectively, the ownership interests of the other shareholders in the equity and net income of CRI Liquidating are reflected as minority interests in the accompanying consolidated financial statements.

  Additionally, the portion of equity and net income of CRIIMI MAE Holding L.P. not owned by CRIIMI MAE is reflected as minority interests in the accompanying consolidated financial statements.

                                CRIIMI MAE INC.

 Assets Acquired in the Merger

  Assets acquired and costs incurred in connection with the Merger were recorded using the purchase method of accounting. The amounts allocated to the assets acquired were based on management's estimate of their fair values with the excess of purchase price over fair value allocated to goodwill.

  The AIM sub-advisory contracts and the mortgage servicing contracts transferred to the Services Partnership are amortized using the effective interest method over 10 years. This amortization is reflected through CRIIMI MAE's equity in earnings from investments. The remaining assets acquired by CRIIMI MAE, including goodwill, are amortized using the straight-line method over 10 years.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of money market funds, time and demand deposits and repurchase agreements with original maturities of three months or less.

 Mortgages and Mortgage Security Collateral

  CRIIMI MAE's consolidated investment in mortgages and mortgage security collateral is comprised of participation certificates evidencing a 100% undivided beneficial interest in Government Insured Multifamily Mortgages issued or sold pursuant to programs of the Federal Housing Administration
(FHA) (FHA-Insured Loans) and mortgage-backed securities guaranteed by the Government National Mortgage Association (GNMA) (GNMA Mortgage-Backed Securities). Payment of principal and interest on FHA-Insured Loans is insured by the United States Department of Housing and Urban Development (HUD) pursuant to Title 2 of the National Housing Act. Payment of principal and interest on GNMA Mortgage-Backed Securities is guaranteed by GNMA pursuant to Title 3 of the National Housing Act.

  CRIIMI MAE Financial Corporation, CRIIMI MAE Financial Corporation II, CRIIMI MAE Financial Corporation III and CRIIMI MAE QRS 1, Inc. have the intent and ability to hold their mortgage assets until maturity. Consequently, all of their mortgage assets have been classified as Held to Maturity and continue to be recorded at amortized cost as of December 31, 1996. Upon implementation of SFAS 115, CRIIMI MAE's mortgage assets (except for CRI Liquidating's mortgage assets) were classified as Held to Maturity based on CRIIMI MAE's intent and ability to hold such mortgage assets to maturity. Accordingly, such assets were recorded at amortized cost. However, during the fourth quarter of 1995, approximately $17.8 million, at amortized cost, of CRIIMI MAE's mortgage assets (not included in the financing subsidiaries) were reclassified to the Available for Sale category in accordance with the FASB publication, "A Guide to Implementation of Statement 115," resulting in unrealized gains of approximately $305,000. Such assets are recorded at fair market value with the difference between fair market value and amortized cost reflected as a component of shareholders' equity.

  CRI Liquidating Company's board of directors has approved a plan of complete liquidation and dissolution (the Plan) and has recommended that the shareholders of CRI Liquidating vote to approve the Plan at a Special Meeting of shareholders. CRI Liquidating has filed proxy materials with the SEC to solicit shareholder approval of the Plan. If the Plan is approved by the CRI Liquidating shareholders, CRI Liquidating will, pursuant to the Plan, dissolve and proceed to dispose of its assets after providing for its liabilities. In January 1997, in accordance with its Business Plan, CRI Liquidating sold the 11 remaining mortgage assets generating proceeds of approximately $54 million which resulted in financial statement gains and tax basis gains of approximately $14 million. Accordingly, as of December 31, 1996, $18.5 million of CRIIMI MAE's mortgage investments and all of CRI Liquidating's mortgage investments are recorded at fair value with the unrealized gains on those CRIIMI MAE mortgage investments and CRIIMI MAE's share of the net unrealized gains on CRI Liquidating's mortgage investments reported as a separate component of shareholders' equity. Subsequent increases or

                                CRIIMI MAE INC.

decreases in the fair value of mortgage investments classified as Available for Sale will be included as a separate component of shareholders' equity. Realized gains and losses for mortgage investments classified as Available for Sale will continue to be reported in earnings, as discussed below.

  The difference between the cost and the unpaid principal balance at the time of purchase is carried as a discount or premium and amortized over the remaining contractual life of the mortgage using the effective interest method. The effective interest method provides a constant yield of income over the term of the mortgage.

  Mortgage income is comprised of amortization of the discount plus the stated mortgage interest payments received or accrued less amortization of the premium.

 Subordinated CMBS

  CRIIMI MAE has the intent and ability to hold its Subordinated CMBS until maturity. Consequently, these mortgage assets are classified as Held to Maturity and are carried at amortized cost as of December 31, 1996 and 1995.

  Income from Subordinated CMBS is recognized based on the effective interest method using the anticipated yield over the expected life of these investments. Changes in yield resulting from prepayments are recognized over the life of the investment with recognition of a cumulative catch-up at the date of change from the original investment date. CRIIMI MAE recognizes impairment on its Subordinated CMBS whenever it determines that the impact of expected future credit losses, as currently projected, exceeds the impact of expected future credit losses as originally projected. Impairment losses are determined by comparing the current fair value of a Subordinated CMBS to its existing carrying amount, the difference being recognized as a loss in the current period on the consolidated statement of income. Reduced estimates of credit losses are recognized as an adjustment to the yield over the remaining life of the Subordinated CMBS.

 Equity Investments

  CRIIMI, Inc., a wholly owned subsidiary of CRIIMI MAE, owns all of the general partnership interests in the AIM Funds. The AIM Funds own mortgage assets which are substantially similar to those owned by CRIIMI MAE and CRI Liquidating. CRIIMI, Inc. receives the general partner's share of income, loss and distributions (which ranges among the AIM Funds from 2.9% to 4.9%) from each of the AIM Funds. In addition, CRIIMI MAE indirectly owns a limited partnership interest in the adviser to the AIM Funds. CRIIMI MAE is utilizing the equity method of accounting for its investment in the AIM Funds and advisory partnership, which provides for recording CRIIMI MAE's share of net earnings or losses in the AIM Funds and advisory partnership reduced by distributions from the limited partnerships and adjusted for purchase accounting amortization. In connection with the Merger, discussed below in
Note 3, CRIIMI MAE acquired an additional 10% interest in the adviser to the AIM Funds.

  CRIIMI MAE accounts for its investment in the Services Corporation under the equity method because the voting common stock of the Services Corporation is owned by directors and officers of CRIIMI MAE and because CRIIMI MAE is entitled to substantially all of the economic benefits of ownership of the Services Corporation.

  CRIIMI MAE's investment in the Services Partnership is accounted for under the equity method since the limited partner has the right to approve any significant actions that are required to manage the Services Partnership.

 Deferred Costs

  Costs incurred in connection with the establishment of CRIIMI MAE's financing facilities are amortized using the effective interest method over the terms of the borrowings. Also included in deferred costs are mortgage

                                CRIIMI MAE INC.

selection fees, which were paid to the Adviser or were paid to the former general partners or adviser to the predecessor entities to CRI Liquidating (collectively, the CRIIMI Funds). These deferred costs are being amortized using the effective interest method on a specific mortgage basis from the date of the acquisition of the related mortgage to the expected dissolution date of CRI Liquidating or over the term of the mortgage for CRIIMI MAE. Upon disposition of a mortgage, the related unamortized fee is treated as part of the mortgage asset carrying value in order to measure the gain or loss on the disposition.

 Discount on Securitized Mortgage Obligation Issuances

  Discounts incurred in connection with the issuance of debt are amortized using the effective interest method over the projected term of the related debt which is based on management's estimate of prepayments on the underlying collateral and are included as a component of interest expense.

 Interest Rate Protection Agreements

  CRIIMI MAE acquires interest rate protection agreements to reduce its exposure to interest rate risk. The costs of such agreements which qualify for hedge accounting are amortized over the interest rate agreement term. In the event that interest rate protection agreements are terminated, the associated gain or loss is deferred over the remaining term of the agreement, provided that the underlying hedged asset or liability still exists. Amounts to be paid or received under interest rate protection agreements are accrued currently and are netted with interest expense for financial statement presentation purposes. Additionally, in the event that interest rate protection agreements do not qualify as hedges, such agreements are reclassified to be investments accounted for at fair value, with any gain or loss included as a component of income.

 Shareholders' Equity

  CRIIMI MAE has authorized 60,000,000 shares of $.01 par value common stock and has issued 31,374,163 and 30,935,618 shares as of December 31, 1996 and 1995, respectively. All shares issued, exclusive of the shares held in treasury, are outstanding. As of December 31, 1996 and 1995, respectively, 7,346 and 7,421 shares were held for issuance pending presentation of predecessor units and were considered outstanding.

  CRIIMI MAE has authorized 25,000,000 shares of $.01 par value convertible preferred stock, of which 150,000 shares have been classified as Series A Preferred shares and 3,000,000 shares have been classified as Series B Preferred shares. At December 31, 1996, CRIIMI MAE has issued 150,000 Series A Preferred shares and 2,415,000 Series B Preferred shares. At December 31, 1996, 75,000 shares of Series A Preferred shares and 2,415,000 shares of Series B Preferred shares are outstanding. At December 31, 1995, no shares of Series A Preferred shares and Series B Preferred shares were issued or outstanding.

 Income Taxes

  CRIIMI MAE and CRI Liquidating have qualified and intend to continue to qualify as REITs under Sections 856-860 of the Internal Revenue Code. As REITs, CRIIMI MAE and CRI Liquidating do not pay taxes at the corporate level. Qualification for treatment as REITs requires CRIIMI MAE and CRI Liquidating to meet certain criteria, including certain requirements regarding the nature of their ownership, assets, income and distributions of taxable income. The income from certain CRIIMI MAE activities, origination and servicing, will not be considered as Qualifying income under Section 856. CRIIMI MAE will monitor and minimize the levels of Non-Qualifying income in order to meet REIT Qualification criteria.

  CRIIMI MAE and CRI Liquidating intend to distribute substantially all of their taxable income and, accordingly, no provision for income taxes has been made in the accompanying consolidated financial

                                CRIIMI MAE INC.

statements. In 1996, CRIIMI MAE generated $0.003 per common share of excess inclusion income from its December 1996 refinancing. The excess inclusion income is taxable at the shareholder level as CRIIMI MAE intends to distribute substantially all of its taxable income. Excess inclusion cannot be offset by a net operating loss and is considered unrelated taxable business income under
Section 511. CRIIMI MAE and CRI Liquidating, however, may be subject to tax at normal corporate rates on net income or capital gains not distributed.

 Per Share Amounts

  Per share amounts for 1996, 1995 and 1994 represent net income after payment of preferred dividends, dividends and return of capital, respectively, divided by the weighted average common shares outstanding during each year. The weighted average common shares outstanding include shares held for issuance pending presentation of predecessor units in the CRIIMI Funds.

 Consolidated Statements of Cash Flows

  Since the consolidated statements of cash flows are intended to reflect only cash receipt and cash payment activity, the consolidated statements of cash flows do not reflect investing and financing activities that affect recognized assets and liabilities while not resulting in cash receipts or cash payments.

  In connection with the Merger, the following significant non-cash investing and financing activities were recorded upon consummation of the Merger on June 30, 1995:

      ASSETS ACQUIRED
      Investment in Services Corporation....................... $ 6,871,000 (1)
      Investment in Services Partnership.......................     538,000 (1)
      Note receivable..........................................   5,002,183 (2)
      Terminated contract and workforce........................  23,900,000 (2)
      Mortgage servicing assets................................     881,000 (2)
      Goodwill.................................................   4,079,839 (2)
      Fixed assets.............................................     212,484 (2)
      Decrease in deferred costs...............................  (1,162,756)
      Decrease in receivables and other assets.................    (250,000)
                                                                -----------
      Total assets acquired.................................... $40,071,750
                                                                ===========
      LIABILITIES ASSUMED AND STOCK ISSUED
      Bank term loan........................................... $ 9,100,000
      Deferred compensation payable............................   5,002,183
      Merger costs payable.....................................   2,206,666
      Common stock issued......................................  22,262,901
      Value of stock options issued............................   1,500,000
                                                                -----------
      Liabilities assumed and stock issued..................... $40,071,750
                                                                ===========

--------
(1) Included in Equity Investments on the accompanying consolidated balance sheets as of December 31, 1996 and 1995.
(2) Included in Receivables and other assets on the accompanying consolidated balance sheet as of December 31, 1996 and 1995.

  Cash payments made for interest for the years ended December 31, 1996, 1995 and 1994 were $59,621,711, $47,936,656, and $29,691,138, respectively.

                                CRIIMI MAE INC.

NEW ACCOUNTING STATEMENTS

  During 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial components approach that focuses on control. This statement provides consistent standards for distinguishing transfers of financial assets that are sold from transfers that are secured borrowings. Adoption of this statement is required on a prospective basis in fiscal years beginning after December 31, 1996. Management intends to adopt the statement in the fiscal year ending December 31, 1997 and does not believe that the impact of such adoption will be material to the financial statements.

  Additionally, the FASB issued SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". This statement defers the applicability of FAS 125 to repurchase agreements, dollar rolls, securities lending and certain other transactions that occur after December 31, 1997.

3. MERGER OF CRI MORTGAGE BUSINESSES

  On September 29, 1994, a special committee (the Special Committee) consisting of the independent directors of the board of directors (the Board of Directors) was appointed by the Board of Directors to consider whether, and on what basis, CRIIMI MAE should become self-administered and self-managed. The members of the Special Committee are not and have not been affiliates of CRI or the CRI Mortgage Businesses nor officers or employees of CRIIMI MAE.

  The consideration paid by CRIIMI MAE in connection with the Merger was determined in negotiations between William B. Dockser and H. William Willoughby (collectively, the Principals) and the Special Committee. In the negotiations, the Special Committee was assisted by Duff & Phelps Capital Markets Co. (Duff & Phelps) and considered the views of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, the financial adviser to CRIIMI MAE with respect to the merger proposal. Duff & Phelps rendered an opinion to the effect that the merger proposal was fair to CRIIMI MAE and its shareholders, other than the Principals, from a financial point of view.

  The Special Committee unanimously recommended the merger proposal to the Board of Directors. The Board of Directors (with the Principals abstaining) unanimously approved the merger proposal and recommended that the shareholders of CRIIMI MAE vote for the merger proposal. The merger proposal was approved by the shareholders of CRIIMI MAE at a meeting held on June 21, 1995. Holders of approximately 56% of the 26,888,456 shares outstanding as of the April 24, 1995 record date voted in favor of the Merger. Of the shares voted, the margin was 8.5 to 1 in favor of the Merger.

  The Merger became effective on June 30, 1995 (the Closing Date) at which time certain assets and liabilities of the CRI Mortgage Businesses were merged with and into CRIIMI Management. The CRI Mortgage Businesses were affiliates of CRI. CRI and its affiliates had been involved in mortgage origination, underwriting, investment and related activities for over 20 years.

  As discussed in Note 4, through June 30, 1995, the Adviser provided advisory services to CRIIMI MAE pursuant to an advisory agreement. Immediately prior to the Merger, the advisory agreement between CRIIMI MAE and the Adviser was sold to CRI Acquisition, Inc., a newly formed entity which was then merged into CRIIMI MAE.

  The consideration paid by CRIIMI MAE (measured on the Closing Date) for the CRI Mortgage Businesses was approximately $32.9 million. Additionally, CRIIMI MAE incurred costs of approximately $3.3 million to

                                CRIIMI MAE INC.

execute the Merger. As part of the consideration paid in the Merger, CRIIMI MAE issued, on the Closing Date, 1,325,419 shares of common stock (Common Shares), which vested immediately, to each of the Principals. On the Closing Date, CRIIMI MAE issued, for services rendered in connection with the Merger, to certain executive officers (collectively, the Executive Officers) a total of 110,452 Common Shares. The Common Shares issued to the Executive Officers will vest in three equal installments on the first three anniversaries of the Closing Date. As a result of these transactions, the Principals and Executive Officers held approximately 10% of the 30,407,024 Common Shares issued and outstanding as of December 31, 1995.

  Registration Rights and Lock-up Agreement--The Common Shares received by the Principals and the Executive Officers in connection with the Merger (the Restricted Shares) are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the Securities Act), and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule 144. On June 30, 1995, the Principals and the Executive Officers entered into an agreement with CRIIMI MAE pursuant to which those persons are not permitted to offer, sell, contract to sell or otherwise dispose of any Restricted Shares for 36 months after the Closing Date, except for gifts to relatives and charitable contributions. Each Principal is prohibited from making such gifts in excess of 662,709 Common Shares during such period. After expiration of the lock-up period, the holders of the Restricted Shares, after notifying CRIIMI MAE of their intention, will be permitted, subject to certain procedural requirements, to sell Restricted Shares. If an exemption from the registration requirements is not available, the Principals and Executive Officers may exercise piggyback registration rights, may utilize any available shelf registration and, if the aggregate number of Common Shares to be registered exceeds 50,000 Common Shares, exercise demand registration rights; provided that a maximum of two demand registration statements may be required and a second notice demanding registration must be at least a year after the first. Under the agreements providing for such registration rights, CRIIMI MAE will pay all expenses, other than underwriting discounts, in connection with any registration.

  Pursuant to the Merger Agreement, CRIIMI Management became liable for certain debt of the CRI Mortgage Businesses in the principal amount of $9.1 million, as discussed in Note 9, below.

  CRIIMI MAE allocated the purchase price to the fair value of the assets acquired and the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill. CRIIMI MAE determined the fair values based on the present value of the cash flow streams discounted at a rate commensurate with the associated risk of investing in and owning those assets. The allocation of the purchase price is as follows:

                                                                  AMORTIZATION
                                                                     PERIOD
                                                  NOTE   AMOUNT     (YEARS)
                                                  ---- ---------- ------------
AIM subadvisory contracts and certain mortgage
 servicing contracts.............................   1   7,409,000      10
Mortgage servicing assets........................   2     881,000      10
Terminated contract and workforce................   3  23,900,000      10
Goodwill.........................................   4   4,079,839      10

--------
(1) The fair value of the AIM subadvisory contracts and certain mortgage servicing contracts were determined based on the projected discounted cash flows over the estimated life of the assets. These assets have been contributed to the Services Corporation and the Services Partnership as follows:
   Services Corporation--CRIIMI MAE made an investment in the Services Corporation which is represented by 100% of the non-voting common stock. The Services Corporation issued installment notes to purchase certain intangible assets. The Services Corporation contributed those intangible assets to the Services Partnership for an initial 92% limited partnership interest. These intangible assets consisted of the AIM subadvisory contracts and certain other mortgage servicing contracts valued at $6,871,000.

                                CRIIMI MAE INC.

   Services Partnership--CRIIMI MAE also made an investment in the Services Partnership by contributing certain mortgage servicing contracts valued at $538,000 for an initial 8% general partnership interest.
(2) Represents the fair value of the remaining intangible assets that CRIIMI MAE acquired from the CRI Mortgage Businesses.
(3) Represents CRIIMI MAE's acquisition of the workforce and intellectual property of the CRI Mortgage Businesses. The benefits of these services were previously provided to CRIIMI MAE through the Adviser. The expected future benefit of such services was the basis for the determination of the fair value.
(4) Reflects the allocation of the purchase price to goodwill. Goodwill is represented by the excess of purchase price over the fair value of the net assets acquired.

  The Principals and the Executive Officers entered into employment and non-competition agreements with CRIIMI Management for terms of five years and three years, respectively. The agreements require each Principal to devote a substantial portion of his time to the affairs of CRIIMI MAE and its affiliated entities, except that each of them may devote time to his other existing business activities; provided that the time devoted to such other existing business activities does not interfere with the performance of his duties to CRIIMI MAE and its affiliated entities. The Principal's agreements define the phrase "substantial portion" to mean all of the time required to perform the services necessary and appropriate for the conduct of the businesses of CRIIMI MAE and its affiliated entities.

  The employment agreements include provisions prohibiting the Principals from competing with CRIIMI Management, CRIIMI MAE or CRIIMI MAE's affiliated entities for at least six years after the Closing Date, unless the Principals' employment is terminated other than for "cause" or pursuant to an "involuntary resignation" (as such terms are defined in the employment agreements). However, subsequent to the Merger, the Principals continue to have a substantial economic interest in, and control over, CRI and its affiliates, which may continue to (1) be a general partner in, and have minority economic interests in, certain existing partnerships which, directly or indirectly, own equity or debt investments in multifamily or commercial properties, (2) engage in and manage trading operations in multifamily and related mortgages, and (3) through the Adviser, which is an affiliate of CRI, serve as the adviser to CRI Liquidating.

  In addition to the Common Shares received, each of the Principals received from CRIIMI MAE options to purchase one million Common Shares at an exercise price equal to $1.50 per share more than the aggregate average of the high and low sale prices of Common Shares on the New York Stock Exchange during the ten trading days preceding the Closing Date, which average sale price was calculated at $8.27 per share (the Trading Price) and 500,000 Common Shares at an exercise price equal to $4.00 per share more than the Trading Price. The options vest in equal installments on the first five anniversaries of the Closing Date. The Executive Officers received options to purchase a total of 180,000 Common Shares at an exercise price equal to $1.50 per share more than the Trading Price. In addition, certain other officers (the Other Officers) of CRIIMI MAE received options to purchase a total of 50,000 Common Shares at an exercise price of $1.50 per share more than the Trading Price. These options vest in equal installments on the first three anniversaries of the Closing Date. The Principals', Executive Officers' and Other Officers' options expire on the eighth anniversary of the Closing Date. As of December 31, 1996, 30,832 option shares have been forfeited and 230,668 have been exercised.

  As discussed in Note 14, in June 1995, a complaint was filed in the United States District Court for the District of Maryland against CRIIMI MAE's directors in connection with the Merger.

                                CRIIMI MAE INC.

4. TRANSACTIONS WITH RELATED PARTIES

  Below is a summary of the related party transactions which occurred during the years ended December 31, 1996, 1995 and 1994. These items are described further in the text which follows:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                 1996       1995       1994
                                              ---------- ---------- ----------
PAYMENTS TO THE ADVISER:
Annual fee--CRI Liquidating (b)(g)........... $  382,050 $  416,007 $  696,342
Incentive fee--CRI Liquidating (g)(f)........    568,638        --     394,812
Annual fee--CRIIMI MAE (a)(b)(h).............        --   1,493,297  2,567,101
Incentive fee--CRIIMI MAE (b)................        --         --     497,675
Mortgage selection fees--CRIIMI MAE (c)......        --     212,909  1,570,415
                                              ---------- ---------- ----------
  Total...................................... $  950,688 $2,122,213 $5,726,345
                                              ========== ========== ==========
PAYMENTS TO CRI:
Expense reimbursement--CRIIMI MAE (d)(i)..... $  674,674 $1,302,074 $1,524,440
Expense reimbursement--CRI Liquidating
 (d)(j)......................................        --     125,482    285,423
                                              ---------- ---------- ----------
  Total...................................... $  674,674 $1,427,556 $1,809,863
                                              ========== ========== ==========
AMOUNTS RECEIVED OR ACCRUED FROM RELATED
 PARTIES:
CRI/AIM Investment Limited Partnership
 (e)(h)...................................... $  765,050 $  738,362 $  700,000
                                              ========== ========== ==========
EXPENSE REIMBURSEMENTS TO CRIIMI MANAGEMENT
CRI Liquidating and the AIM Funds (d)(j)..... $  363,669 $  183,650 $      --
Services Partnership (d)(j)..................  1,944,974    576,483        --
                                              ---------- ---------- ----------
                                              $2,308,643 $  760,133 $      --
                                              ========== ========== ==========

--------
(a) In connection with the Merger, effective June 30, 1995, CRIIMI MAE became a self-administered REIT, and as of that date is no longer required to make payments to the Adviser.
(b) Included in the accompanying consolidated statements of income as fees to related party.
(c) Included as receivables and other assets on the accompanying consolidated balance sheets and amortized over the expected mortgage life.
(d) Included as general and administrative expenses on the accompanying consolidated statements of income.
(e) Included as equity in earnings from investments on the accompanying consolidated statements of income.
(f) Netted with gains on mortgage dispositions on the accompanying consolidated statements of income.
(g) As a result of reaching certain specified performance goals during 1996, 1995, and 1994, CRI Liquidating paid deferred annual fees of $168,307 (which included $86,739 for 1995), $28,467 and $118,659, respectively.
(h) As of June 1, 1993, pursuant to the First Amendment to the CRI Insured Mortgage Association, Inc. advisory agreement (the Advisory Agreement), CRI guaranteed that CRIIMI MAE would receive an annual distribution from CRI/AIM Investment Limited Partnership of $700,000. CRIIMI MAE was granted the right to reduce the amounts paid to the Adviser by the difference between the guaranteed $700,000 distribution and the amount actually paid to CRIIMI MAE by CRI/AIM Investment Limited Partnership. As such, the amounts paid to the Adviser for the years ended December 31, 1995 and 1994 were reduced by $158,811 and $312,222, respectively, which represents the difference between the guaranteed distribution and the amount actually paid to CRIIMI MAE. This guarantee was terminated effective June 30, 1995 in connection with the transaction in which CRIIMI MAE a self-administered REIT.
(i) Prior to CRIIMI MAE becoming a self-administered REIT, amounts were paid to CRI as reimbursement for expenses incurred by the Adviser on behalf of CRIIMI MAE. In connection with the Merger, on June

                                CRIIMI MAE INC.

   30, 1995, CRIIMI MAE was no longer required to reimburse the Adviser, as these expenses are now directly incurred by CRIIMI MAE. However, pursuant to an agreement between CRIIMI MAE and CRI (the CRI Administrative Services Agreement), CRI provides CRIIMI MAE with certain administrative and office facility services and other services, at cost, with respect to certain aspects of CRIIMI MAE's business. CRIIMI MAE uses the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by CRIIMI Management or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days notice at any time by CRIIMI MAE.
(j) Prior to CRIIMI MAE becoming a self-administered REIT, amounts were paid to CRI as reimbursement for expenses incurred by the Adviser on behalf of CRI Liquidating and the AIM Funds. The transaction in which CRIIMI MAE became a self-administered REIT had no impact on CRI Liquidating's or the AIM Funds' financial statements except that the expense reimbursements previously paid to CRI, are, effective June 30, 1995, paid to CRIIMI Management. Additionally, effective June 30, 1995, CRIIMI Management is reimbursed for its employees' time and expenses incurred on behalf of CRIIMI MAE Services Limited Partnership.

CRIIMI MAE'S ADVISORY AGREEMENT

  CRIIMI MAE is governed by the Board of Directors, a majority of whom are independent directors. From inception through June 30, 1995, the Board of Directors engaged the Adviser, an affiliate of CRI, to act in the capacity of adviser to CRIIMI MAE. Prior to June 30, 1995, the Adviser conducted CRIIMI MAE's day-to-day operations and managed CRIIMI MAE's assets with the goal of maximizing CRIIMI MAE's value. Under the Advisory Agreement between CRIIMI MAE and the Adviser, the Adviser and its affiliates received certain fees and expense reimbursements from CRIIMI MAE through June 30, 1995. However, as discussed in Note 3, effective June 30, 1995, CRIIMI MAE became a self-administered REIT and, pursuant to the Merger, the Advisory Agreement was terminated. Accordingly, the Adviser no longer manages CRIIMI MAE's operations and is, thus, not entitled to receive fees and expense reimbursements from CRIIMI MAE.

  Under the Advisory Agreement (through June 30, 1995), the Adviser received compensation from CRIIMI MAE as follows:

  . An annual fee (the Annual Fee) for managing and master servicing CRIIMI MAE's portfolio of mortgages. The Annual Fee was equal to 0.40% of average invested assets invested in certain mortgage investments, payable quarterly. Such fee was subject to reduction if the spread between the yield on investments declined below the portfolio's cost of funds by greater than 0.40%.

  . An incentive fee, equal to 25% of the amount by which tax basis net income from Additional Mortgage Investments (as defined in the Advisory Agreement) exceeded the annual target return on equity, was payable quarterly, subject to year-end adjustment. The target return on equity was determined on a quarterly basis and equalled 1% over the average yield on Treasury Bonds maturing nearest to ten years from such quarter.

  . A mortgage selection fee (the Mortgage Selection Fee) for analyzing, evaluating and structuring mortgage investments. The Mortgage Selection Fee was equal to 0.75% of amounts invested in Additional Mortgage Investments.

CRI LIQUIDATING ADVISORY AGREEMENT

  CRI Liquidating has also entered into an agreement with the Adviser (CRI Liquidating Advisory Agreement) under which the Adviser is obligated to evaluate and negotiate voluntary mortgage dispositions, provide administrative services to CRI Liquidating and conduct CRI Liquidating's day-to-day affairs.

                                CRIIMI MAE INC.

  Under the CRI Liquidating Advisory Agreement, the Adviser receives compensation from CRI Liquidating as follows:

  . An annual fee (the CRI Liquidating Annual Fee) for managing CRI Liquidating's portfolio of mortgages. The CRI Liquidating Annual Fee is calculated separately based on specific criteria for each of the remaining mortgage pools from the former CRIIMI funds.

  . The Adviser is also entitled to certain incentive fees (the CRI Liquidating Incentive Fees) in connection with the disposition of certain mortgage investments. Like the CRI Liquidating Annual Fee, the CRI Liquidating Incentive Fees are calculated separately with respect to mortgage investments in each of the mortgage pools from the former CRIIMI funds.

  The Merger had no impact on the payments required to be made by CRI Liquidating, except that the expense reimbursements previously paid by CRI Liquidating to CRI in connection with the provision of services by its Adviser are paid to CRIIMI Management subsequent to June 30, 1995.

  CRIIMI MAE has entered into a deferred compensation arrangement with William
B. Dockser and H. William Willoughby (collectively, the Principals) in the aggregate amount of $5,002,183 pursuant to which CRIIMI MAE agreed to pay each of the Principals for services performed in connection with structuring the Merger. CRIIMI MAE's obligation to pay the deferred compensation is limited, with certain exceptions, to the creation of an irrevocable grantor trust for the benefit of the Principals and to the transfer to such trust of the right to receive such deferred compensation in the amount of $5,002,183 (the Note Receivable). The deferred compensation is fully vested and payable only to the extent that CRI continues to make principal payments on the Note Receivable. However, in the event of bankruptcy or a similar event affecting CRIIMI MAE, the remaining trust corpus would revert back to CRIIMI MAE, and the Principals would become unsecured creditors of CRIIMI MAE. Payments of principal and interest on the Note Receivable and the deferred compensation are payable quarterly and terminate on June 30, 2005. Both the Note Receivable and the deferred compensation obligation bear interest at the prime rate (8.25% as of December 31, 1996) plus 2% per annum. During the year ended December 31, 1996 and 1995, CRIIMI MAE, through CRIIMI Management, recognized interest income of approximately $470,000 and $267,000, respectively, on the Note Receivable, which is included in other investment income on the accompanying consolidated statements of income, and recognized interest expense of approximately $470,000 and $267,000, respectively on the deferred compensation obligation, which is included in interest expense on the accompanying consolidated statements of income. The deferred compensation obligation and the Note Receivable are included in Payables and accrued expenses and Receivables and other assets, respectively, on the accompanying consolidated balance sheets as of December 31, 1996 and December 31, 1995.

  Since the Merger, through one of its affiliates, the Services Partnership, CRIIMI MAE has increased its mortgage advisory and servicing activities in conjunction with its purchases of Subordinated CMBS by acquiring certain servicing rights for the mortgage loans collateralizing these purchases. These servicing rights allow CRIIMI MAE to monitor the performance of its investments in Subordinated CMBS and provide CRIIMI MAE with appropriate workout/foreclosure rights with respect to the underlying collateral. As of February 1, 1997, the Services Partnership was responsible for a variety of servicing functions on a mortgage loan portfolio of approximately $6.4 billion. The servicing contracts are contributed to the Services Partnership and increase CRIIMI MAE's interest in that partnership. As of December 31, 1996, CRIIMI MAE held a 33% general partnership interest in the Services Partnership. The Services Partnership provides mortgage servicing and advisory services to third parties, CRIIMI MAE, and the AIM Funds on a fee basis. CRIIMI MAE, through CRIIMI Management, manages the Services Partnership as general partner.

                                CRIIMI MAE INC.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following estimated fair values of CRIIMI MAE's consolidated financial instruments are presented in accordance with generally accepted accounting principles which define fair value as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. These estimated fair values, however, do not represent the liquidation value or the market value of CRIIMI MAE.


                            AS OF DECEMBER 31, 1996     AS OF DECEMBER 31, 1995
                          --------------------------- ---------------------------
                          AMORTIZED COST  FAIR VALUE  AMORTIZED COST  FAIR VALUE
                          -------------- ------------ -------------- ------------
ASSETS
Mortgage security col-
 lateral................   $618,133,219  $618,823,121  $674,289,774  $685,141,970
Mortgages...............     57,409,073    72,976,503   104,507,083   132,823,515
Subordinated CMBS.......    564,335,400   573,592,462   278,400,699   284,717,422
Cash and cash equiva-
 lents..................     10,966,354    10,966,354    16,577,407    16,577,407
Accrued interest receiv-
 able...................     11,830,216    11,830,216     9,446,229     9,446,229
LIABILITIES
OBLIGATIONS UNDER
 FINANCING FACILITIES
   Securitized Mortgage
    Obligations:
   Mortgage security
    collateral..........    590,222,369   585,293,708   645,260,921   662,602,136
   Subordinated CMBS....    142,000,000   142,000,000           --            --
  Repurchase
   Agreements--
   Subordinated CMBS....    241,137,588   241,137,588   187,947,276   187,947,276
  Bank Term Loans.......      8,897,880     8,897,880    21,227,880    21,227,880
OFF BALANCE SHEET
Interest rate protection
 agreements--asset......   $  1,365,829  $    572,991  $  2,492,986  $  1,112,804

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

MORTGAGE ASSETS--MORTGAGE SECURITY COLLATERAL AND MORTGAGES

  The fair value of the Mortgage Security Collateral and Mortgages is based on the quoted market price from an investment banking institution which trades these instruments as part of its day-to-day activities.

MORTGAGE ASSETS--SUBORDINATED CMBS

  The fair value of the Subordinated CMBS is based on the price obtained from various investment banking institutions which trade Subordinated CMBS. The use of different market assumptions, valuation methodologies or both may have a material effect on the estimates of fair value. The fair value estimates presented herein are based on pertinent information available as of December 31, 1996. However, there is not an active secondary trading market for Subordinated CMBS and the estimates of fair value presented herein are not necessarily indicative of the amounts CRIIMI MAE could realize in a current market exchange.

CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST RECEIVABLE

  The carrying amount approximates fair value because of the short maturity of these instruments.

                                CRIIMI MAE INC.

OBLIGATIONS UNDER FINANCING FACILITIES

  The fair value of the Securitized Mortgage Obligations is based on the quoted market price from an investment banking institution which trades these instruments as part of its day-to-day activities. The carrying amount of the other obligations under financing facilities approximates fair value because the current rate on the debt is generally reset monthly based on market rates.

INTEREST RATE PROTECTION AGREEMENTS

  The fair value of interest rate protection agreements (used to hedge CRIIMI MAE's floating-rate debt) is the estimated amount that CRIIMI MAE would receive to terminate the agreements as of December 31, 1996 and 1995, taking into account current interest rates and the current creditworthiness of the counterparties. The amount was determined based on a quote received from a financial institution which enters into these types of transactions as part of its day-to-day activities.

6. MORTGAGE ASSETS--MORTGAGE SECURITY COLLATERAL AND MORTGAGES

  CRIIMI MAE's consolidated investment in mortgage security collateral and mortgages is comprised of FHA-Insured Loans, GNMA Mortgage-backed Securities and, to a lesser extent, GNMA-guaranteed or HUD-insured non-amortizing construction loans. Such construction loans are intended to be converted to permanent, amortizing insured loans upon completion of construction. Additionally, mortgage security collateral includes Federal Home Loan Mortgage Corporation (Freddie Mac) participation certificates which are collateralized by FHA-Insured Loans and GNMA Mortgage Backed Securities, as discussed below. As of December 31, 1996, 27% of CRIIMI MAE's investment in mortgage security collateral and mortgages were FHA-Insured Loans, 72% were GNMA Mortgage-backed securities and 1% was construction loans (including loans which collateralize Freddie Mac participation certificates). FHA-Insured loans and GNMA Mortgage-backed securities are collectively referred to as mortgages herein.

  During 1995, CRIIMI MAE consummated three financing transactions which transferred 97% of its directly owned mortgages into wholly-owned financing corporations for financing purposes as follows:

  . During September 1995, CRIIMI MAE transferred 59 GNMA Mortgage-Backed Securities with an aggregate face value of $251 million to Freddie Mac in exchange for Freddie Mac participation certificates evidencing 100% beneficial interests in the mortgages transferred (Freddie Mac Giant Participation Certificates). CRIIMI MAE immediately transferred the Freddie Mac Giant Participation Certificates to its wholly-owned financing subsidiary, CRIIMI MAE Financial Corporation II, in conjunction with the issuance of a fixed-rate $249 million Funding Note payable to Freddie Mac (FHLMC Funding Note).

  . During October 1995, CRIIMI MAE transferred 40 FHA-Insured Loans and 17 GNMA Mortgage-Backed Securities with an aggregate face value of $223 million to its wholly-owned financing subsidiary, CRIIMI MAE Financial Corporation, in conjunction with the issuance of $216 million of fixed rate collateralized mortgage obligations (CMOs).

  . During December 1995, CRIIMI MAE transferred 46 GNMA Mortgage-Backed Securities with an aggregate face value of $198 million to its wholly-owned financing subsidiary, CRIIMI MAE Financial Corporation III, in conjunction with the issuance of a $193 million Funding Note payable to the Federal National Mortgage Association (FNMA Funding Note).

  CRI Liquidating's mortgage assets consist solely of the Government Insured Multifamily Mortgages it acquired from the CRIIMI Funds. The CRIIMI Funds invested primarily in Government Insured Multifamily Mortgages issued or sold pursuant to programs of GNMA and FHA.

                                CRIIMI MAE INC.

  As a result of these transfers, through its wholly-owned subsidiaries and CRI Liquidating, CRIIMI MAE owns the following mortgages directly and indirectly:

                                        AS OF DECEMBER 31, 1996
                         -----------------------------------------------------
                         NUMBER OF
                         MORTGAGE    CARRYING     EFFECTIVE   WEIGHTED AVERAGE
                          ASSETS      VALUE     INTEREST RATE  REMAINING TERM
                         --------- ------------ ------------- ----------------
CRIIMI MAE..............      5    $ 18,527,970     8.09%         35 years
CRIIMI MAE Financial
 Corporation............     55     206,803,142     8.41%         31 years
CRIIMI MAE Financial
 Corporation II.........     59     249,969,567     7.19%         30 years
CRIIMI MAE Financial
 Corporation III........     39     161,360,510     8.08%         32 years
CRI Liquidating.........     11(1)   54,448,533     11.3%         25 years
                            ---    ------------
                            169    $691,109,722
                            ===    ============

--------
(1) In January 1997, the Liquidating Company sold the remaining 11 mortgage assets, generating proceeds of approximately $54 million which resulted in financial statement gains and tax basis gains of approximately $14 million.

                                         AS OF DECEMBER 31, 1995
                          -----------------------------------------------------
                          NUMBER OF
                          MORTGAGE    CARRYING     EFFECTIVE   WEIGHTED AVERAGE
                           ASSETS      VALUE     INTEREST RATE  REMAINING TERM
                          --------- ------------ ------------- ----------------
 CRIIMI MAE.............       6    $ 18,138,311      8.16%        36 years
 CRIIMI MAE Financial
  Corporation...........      57     222,533,271      8.45%        33 years
 CRIIMI MAE Financial
  Corporation II........      59     252,152,518      7.19%        31 years
 CRIIMI MAE Financial
  Corporation III.......      46     199,603,985      8.36%        32 years
 CRI Liquidating........      22     114,685,204     10.67%        27 years
                             ---    ------------
                             190    $807,113,289
                             ===    ============

  In accordance with SFAS 115 (see Note 2), CRIIMI MAE Financial Corporation's, CRIIMI MAE Financial Corporation II's, and CRIIMI MAE Financial Corporation III's assets in mortgage security collateral are classified as held to maturity and are recorded at amortized cost; however, CRIIMI MAE's remaining mortgage assets (approximately $18.5 million) and CRI Liquidating's mortgage assets are classified as available for sale and are recorded at fair value as of December 31, 1996. The difference between the amortized cost and the fair value of mortgage assets recorded at fair value represents the net unrealized gains on those mortgage assets, which is reported as a separate component of shareholders' equity as of December 31, 1996 and 1995.

                                CRIIMI MAE INC.

  Descriptions of the mortgage assets owned, directly or indirectly by CRIIMI MAE which exceed 3% of the total carrying value of the consolidated mortgage assets as of December 31, 1996, summarized information regarding other mortgage assets and mortgage income earned in 1996, 1995 and 1994, including interest earned on the disposed mortgage assets, are as follows:

                                        CARRYING               MORTGAGE     MORTGAGE     MORTGAGE
                              FACE      VALUE OF   EFFECTIVE    INCOME       INCOME       INCOME         FINAL
                            VALUE OF    MORTGAGES   INTEREST    EARNED       EARNED       EARNED       MATURITY
                          MORTGAGES(B) (A),(C),(D) RATE RANGE  IN 1996      IN 1995      IN 1994      DATE RANGE
                          ------------ ----------- ---------- ----------   ----------   ----------   -------------
CRIIMI MAE
FHA-INSURED LOANS
 Other (3 mortgages)....  $13,100,243  $13,353,069   7.05%-   $  409,310   $  509,404   $  317,472   March 2020--
                                                    10.49%                                           April 2035
CONSTRUCTION LOANS
 Other (1 loan).........    4,420,270    4,493,014   8.4%        944,941**  1,994,627**  4,145,462** March 2035
GNMA MORTGAGE-BACKED
SECURITIES
 Other (1 mortgage).....      683,685      681,887   6.80%        46,433       46,787       39,641   February 2029
                          -----------  -----------            ----------   ----------   ----------
Sub-Total...............   18,204,198   18,527,970             1,400,684    2,550,818    4,502,575
                          -----------  -----------            ----------   ----------   ----------
CRIIMI MAE FINANCIAL
CORPORATION
FHA-INSURED LOANS
 Other (38 Mortgages)     129,524,760  129,262,906   7.35%-   11,451,567   11,517,199    9,719,900   May 1999--
                                                    11.00%                                           April 2034
GNMA MORTGAGE-BACKED
SECURITIES
 Other (17 mortgages)      77,132,000   77,540,236   7.92%-    6,328,473    6,372,047    4,473,431   June 2018--
                                                     9.75%                                           April 2035
                          -----------  -----------            ----------   ----------   ----------
Sub-total...............  206,656,760  206,803,142            17,780,040   17,889,246   14,193,331
                          -----------  -----------            ----------   ----------   ----------
CRIIMI MAE FINANCIAL
CORPORATION II
GNMA MORTGAGE-BACKED
SECURITIES
San Jose South..........   29,105,552   29,353,612   7.66%     2,114,560    2,136,701    2,157,217   October 2023
Somerset Park...........   29,571,380   30,119,793   7.41%     2,166,226    2,182,221    2,197,079   July 2028
 Other (57 mortgages)...  189,101,117  190,496,162   7.14%-   13,776,344   13,894,693   13,177,809   June 2018--
                                                     8.02%                                           July 2031
                          -----------  -----------            ----------   ----------   ----------
Sub-total...............  247,778,049  249,969,567            18,057,130   18,213,615   17,532,105
                          -----------  -----------            ----------   ----------   ----------
CRIIMI MAE FINANCIAL
CORPORATION III
GNMA MORTGAGE-BACKED
SECURITIES
 Other (39 mortgages)...  160,654,717  161,360,510   7.11%-   13,082,476   12,191,061    8,800,785   August 2015--
                                                    10.01%                                           February 2035
                          -----------  -----------            ----------   ----------   ----------
Sub-total...............  160,654,717  161,360,510            13,082,476   12,191,061    8,800,785
                          -----------  -----------            ----------   ----------   ----------
CRI LIQUIDATING
FHA-INSURED LOANS
 Other (11 mortgages)...   53,512,072   54,448,533  10.11%-    4,482,880    4,511,182    4,536,459   August 2019--
                                                    12.29%                                           July 2024
Sub-total...............   53,512,072   54,448,533             4,482,880    4,511,182    4,536,459
                          -----------  -----------            ----------   ----------   ----------
Total mortgages and
mortgage security
collateral..............  686,805,796  691,109,722            54,803,210   55,355,922   49,565,255
                          -----------  -----------            ----------   ----------   ----------

                                CRIIMI MAE INC.

                                         CARRYING               MORTGAGE    MORTGAGE    MORTGAGE
                              FACE       VALUE OF   EFFECTIVE    INCOME      INCOME      INCOME       FINAL
                            VALUE OF    MORTGAGES    INTEREST    EARNED      EARNED      EARNED      MATURITY
                          MORTGAGES(B) (A),(C),(D)  RATE RANGE   IN 1996     IN 1995     IN 1994    DATE RANGE
                          ------------ ------------ ---------- ----------- ----------- -----------  ----------
Mortgage Dispositions:
 1996...................           --           --    8.70%-     2,108,460   9,547,098   9,139,609
                                                     11.31%
 1995...................           --           --    8.35%-           --    1,211,622   5,702,303
                                                     11.00%
 1994...................           --           --    8.44%-           --          --    2,636,175
                                                     12.12%
                          ------------ ------------            ----------- ----------- -----------
Mortgages and mortgage
security collateral.....  $686,805,796 $691,109,722            $56,911,670 $66,114,642 $67,043,342
                          ============ ============            =========== =========== ===========
Investment in Limited
Partnerships............               $        --             $   253,292 $   119,526 $   (49,032)
                                       ============            =========== =========== ===========

----
** Includes mortgage income earned on construction loans that converted to permanent loans during 1996 (1 loan), 1995 (6 loans) and 1994 (10 loans).
(A) All mortgages are collateralized by first or second liens on residential apartment, retirement home, nursing home or townhouse complexes which have diverse geographic locations and are FHA-Insured Loans or GNMA Mortgage-Backed Securities. Payment of the principal and interest on FHA-Insured Loans is insured by HUD pursuant to Title 2 of the National Housing Act. Payment of the principal and interest on GNMA Mortgage-Backed Securities is guaranteed by GNMA pursuant to Title 3 of the National Housing Act. The investment in limited partnerships is not federally insured or guaranteed.
(B) Principal and interest on permanent mortgages is payable at level amounts over the life of the mortgage asset. Total annual debt service payable to CRIIMI MAE and its financing subsidiaries for the mortgage assets held as of December 31, 1996 is approximately $54 million.
(C) Reconciliations of the carrying amount of CRIIMI MAE's consolidated mortgage assets for the years ended December 31, 1996 and 1995 follow:

                                CRIIMI MAE INC.

                                 FOR THE YEAR ENDED       FOR THE YEAR ENDED
                                 DECEMBER 31, 1996        DECEMBER 31, 1995
                              ------------------------ ------------------------
Balance at beginning of
 year........................             $807,113,289             $857,589,329
Additions during the year:
  Purchases and advances on
   construction loans........                  968,689                7,858,922
  Amortization of discount...                  469,708                  675,834
  Adjustment to net
   unrealized gains on
   mortgage assets...........                      --                10,063,756
Deductions during the year:
  Principal payments......... $ 5,454,847              $ 6,015,172
  Mortgage dispositions......  99,133,148               62,949,716
  Adjustment to net
   unrealized gains on
   mortgage assets...........  12,749,002                      --
  Accretion of premium.......     104,967  117,441,964     109,664   69,074,552
                              ----------- ------------ ----------- ------------
Balance at end of year.......             $691,109,722             $807,113,289
                                          ============             ============

--------
(D) Principal Amount of Loans Subject to Delinquent Principal or Interest is not presented since all required payments with respect to CRIIMI MAE's consolidated mortgage assets are current and none of these mortgage assets is delinquent as of December 31, 1996.

                                CRIIMI MAE INC.

7. MORTGAGE ASSETS--SUBORDINATED CMBS

  In addition to holding investments in Government Insured Mortgage Assets, CRIIMI MAE has also purchased other mortgage assets which are not federally insured or guaranteed.

  The following table summarizes information related to these other mortgage assets on an aggregate basis by pool:

                                                         ORIGINAL     CURRENT
                                                        ANTICIPATED ANTICIPATED
                                                        UNLEVERAGED UNLEVERAGED
                                                         YIELD TO    YIELD TO
                             POOL                       MATURITY(1) MATURITY(2)
                             ----                       ----------- -----------
      Mortgage Capital Funding, Inc.
        Series 1993-C1.................................    13.0%       14.4%
        Series 1994-MC1................................    13.9%       13.8%
        Series 1995-MC1................................    12.2%       12.1%
      Nomura Asset Securities
        Series 1994-C3.................................    12.1%       12.1%
      Lehman Pass-Through Securities Inc.
        Series 1994-A..................................    13.4%       13.4%
      Structured Mortgage Securities Corp.
        Series 1995-M1.................................    12.4%       12.4%
      Fannie Mae Multifamily REMIC
        Series 1996-M1.................................    11.7%       11.6%
      LB Commercial Conduit
        Series 1995-C2.................................    11.2%       11.2%
        Series 1996-C2.................................    11.8%       11.8%
      DLJ Mortgage Acceptance Corp.
        Series 1995-CF2................................    11.0%       11.0%
        Series 1996-CF2................................    11.8%       11.8%
      Asset Securitization Corp.
        Series 1995-D1.................................    11.5%       11.5%
        Series 1996-D2.................................    12.4%       12.4%
        Series 1996-D3.................................    11.9%       11.9%
      Merrill Lynch Mortgage Investors, Inc.
        Series 1995-C3.................................    11.1%       11.1%
        Series 1996-C2.................................    11.9%       11.9%
      WEIGHTED AVERAGE UNLEVERAGED YIELD TO MATURITY...    11.9%       11.9%

--------
(1) Represents the original anticipated yield to maturity of the Subordinated CMBS, based on management's estimate of the timing and amount of future credit losses and prepayments.
(2) Unless otherwise noted, changes in the current anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions relating to mortgage collateral. As of December 31, 1996, CRIIMI MAE has not incurred any losses on Subordinated CMBS, nor has the performance of the underlying collateral caused CRIIMI MAE to adjust its original loss estimates.

                                CRIIMI MAE INC.

  The following table summarizes information related to these mortgage assets on an aggregate basis by security rating:

                                           WEIGHTED AVERAGE
                                 FACE        PASS-THROUGH                                       AMORTIZED      AMORTIZED
                                AMOUNT           RATE          WEIGHTED        FAIR VALUE          COST           COST
SECURITY RATING(4)          AS OF 12/31/96  AS OF 12/31/96  AVERAGE LIFE(2) AS OF 12/31/96(1) AS OF 12/31/96 AS OF 12/31/95
------------------          -------------- ---------------- --------------- ----------------- -------------- --------------
                            (IN MILLIONS)                                     (IN MILLIONS)   (IN MILLIONS)  (IN MILLIONS)
  BBB Rated................     $ 14.6           8.6%           3 years          $ 14.7           $ 14.2         $  3.9
  BB Rated(3).................   362.6           8.4%          13 years           318.4            307.8          155.3
  B Rated(3)..................   244.5           8.3%          16 years           173.9            175.0           91.7
  B- Rated.................       13.8           8.6%          17 years             8.3              8.3            --
  Unrated..................      161.0           8.2%          19 years            58.3             59.0           27.5
                                ------                                           ------           ------         ------
Total......................     $796.5                                           $573.6           $564.3         $278.4
                                ======                                           ======           ======         ======

--------
(1) The estimated fair values of Subordinated CMBS are upon quoted market prices.
(2) Weighted average life represents the weighted average expected life of the Subordinated CMBS prior to consideration of losses, extensions or prepayments other than those factored in the assumed constant prepayment rate used at closing which ranged from 0%--4% depending upon the portfolio.
(3) In May 1996, Fitch Investor Services, one of the rating agencies for Subordinated CMBS, announced that it had upgraded several of the Mortgage Capital Funding, Inc. Series 1993-C1 tranches. As a result of the upgrade, CRIIMI MAE's investment in the B rated tranche, with a face amount of $9.1 million and an amortized cost (at June 30, 1996) of $7.8 million, was upgraded to BB rated and CRIIMI MAE's investment in the BB rated tranche, with a face amount of $10.6 million and an amortized cost (at June 30, 1996) of $9.9 million, was upgraded to BBB rated.
(4) These ratings are based upon the Subordinated CMBS on an individual basis. Upon consummation of the securitized mortgage obligation discussed in Note 9, $449 million of these securities were pooled and used as collateral for bonds which overall, have a significantly higher weighted average credit rating.

  CRIIMI MAE's investment in the lower rated and unrated tranches provides credit support to the more senior bond classes of the related commercial securitization. Cash flow from the underlying mortgages is allocated to the securitized tranches, with the investment grade or higher rated tranches having a priority right to the cash flow until their investment returns are met. Then, any remaining cash flow is allocated, generally among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages, resulting in reduced cash flows, the unrated tranche will bear this loss first. To the extent there are losses in excess of the unrated tranche's stated right to principal and interest, then the most subordinated rated tranches will begin absorbing losses.

  The accounting treatment required under generally accepted accounting principles requires that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This currently results in income which is lower for financial statement purposes than for tax purposes. Based on the timing and amount of future credit losses and prepayments estimated by management, the weighted average anticipated unleveraged yield over the expected average life for Subordinated CMBS as of December 31, 1996 and 1995 is approximately 12%. Although there can be no assurance, CRIIMI MAE anticipates the leveraged return on these mortgage assets for financial statement purposes will approximate 21% over the life of the Subordinated CMBS. This return was determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses, net of interest expense attributable to the financing of the rated tranches at current interest rates and borrowing amounts.

                                CRIIMI MAE INC.

  CRIIMI MAE's anticipated returns on its Subordinated CMBS are based upon a number of assumptions that are currently subject to certain business and economic uncertainties and contingencies, including, without limitation, the potential lack of a liquid secondary market for Subordinated CMBS, prevailing interest rates on that portion of the Subordinated CMBS which has been financed with floating-rate debt, renewal of repurchase agreements at similar terms or the availability of alternative financing, and the timing and magnitude of credit losses on the underlying mortgages collateralizing the Subordinated CMBS that are a result of the general condition of the real estate market, (including competition for tenants and their related credit quality) and changes in market rental rates. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity, discussed above and elsewhere, will be achieved.

  In making acquisitions of Subordinated CMBS, CRIIMI MAE and its affiliates apply their multifamily and other commercial mortgage expertise to perform due diligence on the mortgage loans collateralizing the Subordinated CMBS. This analysis may include reviewing, to the extent available, the operating records of the underlying real estate assets, appraisals, environmental studies, market studies and architectural and engineering studies, and where deemed necessary, independently developing projected operating budgets. In addition, site visits are conducted at a majority of the properties. Further, CRIIMI MAE will generally purchase Subordinated CMBS only when satisfactory arrangements exist whereby CRIIMI MAE can monitor the performance of the collateral and when CRIIMI MAE has appropriate workout/foreclosure rights with respect to the underlying collateral. CRIIMI MAE believes that all transactions entered into to date have had such satisfactory arrangements.

  The underlying mortgages collateralizing CRIIMI MAE's investment in Subordinated CMBS (aggregate) as of December 31, 1996 are concentrated as follows:

PROPERTY TYPE
-------------
Multifamily.............  48%
Retail..................  20%
Hotel...................  14%
Mobile Homes............   8%
Office..................   5%
Other...................   5%

GEOGRAPHIC(1)
-------------
Texas...................  17%
California..............  12%
Florida.................   8%
Michigan................   5%
Other...................  58%(2)

--------
(1) No significant concentration by region.
(2) No other individual state makes up more than 5% of the total.

  Investments in uninsured mortgage and mortgage-related assets, such as Subordinated CMBS, are expected to represent a significant component of CRIIMI MAE's new business activity for the foreseeable future. Upon closing on the purchase of the Subordinated CMBS, CRIIMI MAE, generally, enters into a series of repurchase agreements which provides financing to purchase the rated tranches of the Subordinated CMBS (the unrated tranches are purchased with equity or available cash), until such time as CRIIMI MAE is able to refinance the short-term, floating-rate debt with longer-term, fixed-rate debt (see Note 9 for a discussion of financing). Generally, when purchasing Subordinated CMBS, approximately 75% and 70% of the respective fair values of the BB and B rated tranches are financed through repurchase agreements. As of December 31, 1996, repurchase agreements in the amount of approximately $241 million were outstanding related to the Subordinated CMBS. Additionally, as of December 31, 1996, Securitized Mortgage Obligations related to Subordinated CMBS were outstanding in the amount of $142 million, which were issued as a result of refinancing a portion of repurchase agreements on Subordinated CMBS (see also
Note 9).

                                CRIIMI MAE INC.

8. RECONCILIATION OF FINANCIAL STATEMENT NET INCOME TO TAX BASIS INCOME

  Reconciliations of the financial statement net income to the tax basis income for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                             1996         1995         1994
                                          -----------  -----------  -----------
Consolidated financial statement net
 income.................................  $35,239,857  $18,534,089  $26,010,119
Adjustment due to accounting for
 subsidiary as a pooling for financial
 statement purposes and a purchase for
 tax purposes...........................    2,520,569    4,466,852    3,610,806
Mortgage dispositions...................      307,704       53,740      200,195
Reamortization of Subordinated CMBS.....    1,918,841      741,391      187,305
Interest income--U.S. Treasuries........      589,367      714,599      860,202
Interest expense--defeased notes........     (812,736)  (1,005,382)  (1,198,027)
Interest expense--amortization of
 deferred financing and debt issue
 costs..................................   (1,200,503)  (2,087,222)    (290,158)
Interest expense--write-off of deferred
 financing costs and adjustment to
 valuation of hedges....................      178,750    2,393,106      795,614
Provision for settlement of litigation..          --      (656,127)    (557,340)
Equity in earnings from investments.....     (138,772)     514,773       (7,462)
Amortization of assets acquired in the
 Merger.................................    2,881,824    1,435,356          --
Capital gain on installment sale........    1,214,091       68,269          --
Other...................................     (165,835)     114,370       (4,831)
                                          -----------  -----------  -----------
Tax basis income........................  $42,533,157  $25,287,814  $29,606,423
                                          -----------  -----------  -----------
Dividends paid on preferred shares......   (3,526,451)         --           --
                                          -----------  -----------  -----------
Tax basis income available to common
 shareholders...........................  $39,006,706  $25,287,814  $29,606,423
                                          ===========  ===========  ===========
Tax basis income per share:
Ordinary income per share--Primary......  $      0.96  $      0.70  $      0.73
Capital gain income per share--Primary..         0.31         0.19         0.44
                                          -----------  -----------  -----------
Total tax basis income per share--
 Primary................................  $      1.27  $      0.89  $      1.17
                                          ===========  ===========  ===========
Weighted Average Shares--Primary........   30,773,621   28,536,557   25,309,560
                                          ===========  ===========  ===========

  Differences in the financial statement net income and the tax basis income available to common shares principally relate to differences in the methods of accounting for the Merger, mortgages and mortgage security collateral and Subordinated CMBS, long-term debt, deferred financing costs, partnership investments and the merger of the CRIIMI Funds.

                                CRIIMI MAE INC.

  As a result of the foregoing, the nature of the dividends for income tax purposes on a per share basis is as follows:

                                                            1996(1) 1995  1994
                                                            ------- ----- -----
      Ordinary income......................................  $0.91  $0.73 $0.72
      Long-term capital gains..............................   0.31   0.19  0.44
                                                             -----  ----- -----
                                                             $1.22  $0.92 $1.16
                                                             =====  ===== =====

--------
(1) In 1996, CRIIMI MAE generated $0.003 per common share of excess inclusion income from its December 1996 refinancing. The excess inclusion income is taxable at the shareholder level as CRIIMI MAE intends to distribute substantially all of its taxable income. Excess inclusion cannot be offset by a net operating loss and is considered unrelated taxable business income under Section 511. CRIIMI MAE and CRI Liquidating, however, may be subject to tax at normal corporate rates on net income or capital gains not distributed.

9. OBLIGATIONS UNDER FINANCING FACILITIES

  The following table summarizes CRIIMI MAE's debt outstanding as of December 31, 1996 and 1995:

                                         YEAR ENDED DECEMBER 31, 1996                     YEAR ENDED DECEMBER 31, 1995
                         ------------------------------------------------------------- -----------------------------------
                           BALANCE     EFF. RATE    AVERAGE     AVERAGE     MATURITY     BALANCE      AVERAGE     AVERAGE
TYPE OF DEBT             AT YEAR END  AT YEAR END   BALANCE    EFF. RATE      DATE     AT YEAR END    BALANCE    EFF. RATE
------------             ------------ ----------- ------------ ---------  ------------ ------------ ------------ ---------
Securitized Mortgage
 Obligations(6):
 FHLMC Funding Note
  (1)..................  $237,708,781     7.4%    $238,700,000    7.4%    Sept 2031    $239,485,471 $ 66,000,000    7.4%
 FNMA Funding Note
  (2)..................   157,607,340     7.3%     169,500,000    7.4%    March 2035    195,501,376    8,700,000    7.4%
 CMO (3)...............   194,906,248     7.3%     207,800,000    7.3%    Jan 2033      210,274,074   47,300,000    7.3%
 Subordinated CMBS                                                        May 1998--
  (4)..................   142,000,000     7.6%       4,300,000    7.6%     March 2016           --           --     --
Repurchase Agreements--                                                   June 1997--
 Subordinated CMBS.....   241,137,588     6.8%     193,500,000    6.8%     March 1999   187,947,276   56,500,000    7.3%
                                                                          April 1997--
Bank Term Loans........     8,897,880     3.1%      12,300,000    3.9%(5)  Dec 1998      21,227,880   21,600,000    6.6%(5)
Revolving Credit
 Facility..............           --      --               --     --      --                    --    49,400,000    6.6%
Master Repurchase
 Agreement.............           --      --               --     --      April 1998            --   408,700,000    6.7%
                         ------------                                                  ------------
 Total.................  $982,257,837                                                  $854,436,077
                         ============                                                  ============

--------
(1) As of December 31, 1996 and 1995, the face amount of the note was $246,708,610 and $248,821,009 with unamortized discount of $8,999,829 and
    $9,335,538, respectively. During 1996, discount amortization of $335,709 and $88,599, respectively, was recorded as interest expense.
(2) As of December 31, 1996 and 1995, the face amount of the note was $160,250,349 and $198,394,480 with unamortized discount of $2,643,009 and
    $2,893,104, respectively. During 1996 and 1995, discount amortization of $250,095 and $20,815, respectively, was recorded as interest expense.

                                CRIIMI MAE INC.

(3) As of December 31, 1996 and 1995, the face amount of the note was $200,035,759 and $215,766,328 with unamortized discount of $5,129,511 and
    $5,492,254, respectively. During 1996 and 1995, discount amortization of $362,743 and $42,746, respectively, was recorded as interest expense.
(4) Balance at year-end represents face amount of notes, as the issuance did not include any bond discount.
(5) The average effective interest rate for 1996 and 1995 includes the impact of a rate reduction agreement which was in place from July 1995 through December 1996, providing for a reduction in the rate on a portion of the loan based on balances maintained at the bank.

  The stated maturities of CRIIMI MAE's debt follows:

           1997............................... $  96,611,248
           1998...............................    68,859,391
           1999...............................   104,243,702
           2000...............................           --
           2001...............................           --
           Beyond............................. 712,543,496(1)
                                               -------------
           Total.............................. $ 982,257,837
                                               =============

--------
(1) Payments of principal on the Securitized Mortgage Obligations are required to the extent mortgage principal is received on the related collateral.

SECURITIZED MORTGAGE OBLIGATIONS--SUBORDINATED CMBS

  In December 1996, CRIIMI MAE, through a wholly owned financing subsidiary, issued an aggregate of $142 million of longer-term, fixed-rate bonds to refinance short-term, floating-rate debt which was previously used to finance Subordinated CMBS purchases. Additionally, the refinancing transaction created liabilities with maturities that more closely match those of the underlying collateral and provided CRIIMI MAE with approximately $22 million for other corporate purposes. The three classes of bonds issued are collateralized by 35 separate pledged Subordinated CMBS certificates evidencing direct or indirect interests in 12 separate segregated pools of commercial and multifamily mortgage loans and/or participations and other certificated interests in individual commercial and multifamily mortgage loans. A portion of the remaining bonds issued in connection with the refinancing, with an aggregate face amount of $307 million, were retained by affiliates of CRIIMI MAE. Through this transaction, CRIIMI MAE was able to obtain, overall, a significantly higher weighted average credit rating for its securitized mortgage obligation than the weighted average credit rating on the individual Subordinated CMBS that collateralize this debt. Also, in conjunction with this refinancing, CRIIMI MAE obtained repurchase agreement financing from two lenders in the aggregate amount of up to $99 million. Proceeds from the issuance of these bonds and the additional repurchase agreements were applied as follows: $215 million was used to pay down short-term, floating-rate debt facilities, approximately $4 million was used to pay transaction costs and, as previously discussed, approximately $22 million was made available for other corporate purposes.

SECURITIZED MORTGAGE OBLIGATIONS--MORTGAGE SECURITY COLLATERAL

  During late 1995, CRIIMI MAE through three wholly owned financing subsidiaries issued approximately $664 million (face amount) of long-term fixed-rate debt in order to refinance short-term, floating-rate debt. Changes in interest rates will have no impact on the cost of funds or the collateral requirements on this debt. Proceeds from the issuance of this long-term debt, net of original issue discount, were originally applied as follows: $557 million was used to pay down short-term, floating rate debt facilities, approximately $8 million was used to pay transaction costs and approximately $80 million was invested in Subordinated CMBS.

                                CRIIMI MAE INC.

  As discussed further in Note 6, the refinancings were completed through three separate transactions. GNMA Mortgage-Backed Securities with a fair value of approximately $247 million as of December 31, 1996 are pledged as security for a funding note payable to Freddie Mac (the FHLMC Funding Note). Collateralized Mortgage Obligations (CMOs) are collateralized by FHA-Insured Loans and GNMA Mortgage-Backed Securities with a fair value of approximately $210 million as of December 31, 1996. GNMA Mortgage-Backed Securities with a fair value of approximately $162 million as of December 31, 1996 are pledged as security for a funding note payable to the Federal National Mortgage Association (the FNMA Funding Note).

  Each of the above-mentioned transactions has been accounted for as a financing in accordance with FASB Technical Bulletin 85-2. The discount on the CMOs and the Funding Notes is being amortized on a level yield basis. Transaction costs were capitalized and are included in deferred costs on the accompanying balance sheet as of December 31, 1996 and 1995.

REPURCHASE AGREEMENTS-SUBORDINATED CMBS

  As previously discussed, when purchasing Subordinated CMBS, CRIIMI MAE finances, through repurchase agreements, generally, approximately 75% and 70% of the respective fair values of the BB and B rated tranches of Subordinated CMBS. These repurchase agreements are either provided by the issuer of the CMBS pool or through a master repurchase agreement, as discussed below. As of December 31, 1996, the Repurchase Agreements on Subordinated CMBS have maturity dates ranging from June 1997 to March 1999 and have interest rates that are generally based on the one-month London Interbank Offered Rate (LIBOR), plus a spread ranging from 1.0% to 1.5%.

  In early 1996, CRIIMI MAE entered into a three-year master repurchase agreement with a lender to finance up to $200 million of additional and/or existing investments in lower rated Subordinated CMBS. Outstanding borrowings under this master repurchase agreement are secured by the Subordinated CMBS. As of December 31, 1996, $168 million in borrowings were outstanding under this facility.

  The aforementioned repurchase agreements are secured by the rated tranches with an aggregate fair value of approximately $348 million and $260 million as of December 31, 1996 and December 31, 1995, respectively. The repurchase agreements are executed through a sale of securities with a simultaneous agreement to repurchase them in the future at the same price plus a contracted rate of interest. If the counterparty to the repurchase agreement defaults on its obligation to sell the securities back to CRIIMI MAE, then CRIIMI MAE could suffer an economic loss. At December 31, 1996, CRIIMI MAE had repurchase agreements with German American Capital Corporation and Nomura Grand Cayman, Ltd. which has such counterparty credit risk.

REPURCHASE AGREEMENTS AND REVOLVING CREDIT FACILITY--GOVERNMENT INSURED
MORTGAGES

  Prior to the financings described above, CRIIMI MAE financed the purchase of FHA-Insured Loans and GNMA Mortgage-Backed Securities through the use of two separate master repurchase facilities with two separate lenders and a revolving credit facility. The master repurchase facility with one lender and the revolving credit facility were both terminated upon the completion of the 1995 refinancings described above. On April 1, 1996, a commitment of $300 million, available under another master repurchase facility, expired in accordance with its terms. In May 1996, CRIIMI MAE renewed this facility in an amount up to $100 million ($20 million committed and $80 million uncommitted) for a period of three years. Any borrowings under this facility will be secured by FHA-Insured Loans or GNMA Mortgage-Backed Securities, and will bear interest at CRIIMI MAE's choice of one, three- or six-month LIBOR, plus a spread of 0.75% or 0.50%, depending on whether FHA-Insured Loans or GNMA Mortgage-Backed Securities, respectively, are pledged as collateral.

                                CRIIMI MAE INC.

BANK TERM LOANS

  CRIIMI MAE has two reducing term loans (Bank Term Loans) with a lender. As of December 31, 1996 and December 31, 1995, Bank Term Loan I was secured by the value of 2,447,500 and 6,950,000 CRI Liquidating shares owned by CRIIMI MAE, respectively, based on a requirement that collateral valued at 125% and 175% of the outstanding balance, respectively, secure the loan. Interest is based on CRIIMI MAE's choice of one, two or three-month LIBOR. Bank Term Loan I requires a quarterly principal payment based on the greater of (i) the return of capital portion of the dividend received by CRIIMI MAE on its CRI Liquidating shares securing Bank Term Loan I or (ii) the amount necessary to bring Bank Term Loan I to its scheduled outstanding balance at the end of such quarter. Any remaining amounts outstanding are due by April 1, 1997.

  In connection with the Merger, CRIIMI Management assumed certain debt of the CRI Mortgage Businesses in the principal amount of $9,100,000 (Bank Term Loan
II). Bank Term Loan II is secured by certain cash flows generated by CRIIMI MAE's direct and indirect interests in the AIM Funds and is guaranteed by CRIIMI MAE. The loan requires quarterly principal payments of $650,000 and matures on December 31, 1998. Interest on the loan is based on CRIIMI MAE's choice of one, two or three-month LIBOR, plus a spread of 1.25%.

WORKING CAPITAL LINES OF CREDIT

  In June 1996, CRIIMI MAE entered into a $15 million working capital line of credit which was terminated in December 1996 and replaced with a $30 million unsecured working capital line of credit provided by two lenders. This unsecured working capital line of credit expires December 31, 1998. Outstanding borrowings under the line of credit bear interest at one month LIBOR, plus a spread of 1.30%. No amounts were outstanding under the line of credit as of December 31, 1996.

LOAN ORIGINATION PROGRAM AGREEMENT

  In July of 1996, CRIIMI MAE entered into a $200 million mortgage loan origination program agreement with a major financial institution (the Program). The Program is designed to create a pool of multifamily and commercial mortgage loans, either through origination or acquisition, for the purpose of issuing commercial mortgage-backed securities. The financial institution will fund all mortgage loans under the Program, and, as collateral therefor, CRIIMI MAE will deposit in a reserve account with this institution in connection with the funding of each mortgagee loan, an amount determined pursuant to the Program. Additionally, a subsidiary of CRIIMI MAE will service the mortgage loans, and CRIIMI MAE will facilitate any securitization of the loans. In any such securitization, CRIIMI MAE anticipates retaining the subordinated bond tranches backed by these pools; the senior bonds would be placed with other investors.

OTHER DEBT RELATED INFORMATION

  In January 1996, CRIIMI MAE's management adopted and the Board of Directors approved a change in CRIIMI MAE's investment policy requiring, among other things: (1) A maximum overall debt-to-equity ratio of 5.0 to 1.0, (2) maximum debt-to-equity ratios for specific asset types based on management's perceived risk of those investments and the related funding, and (3) interest rate protection agreements in a notional amount of at least 75% of the outstanding floating-rate debt. This policy enables CRIIMI MAE to continue to utilize leverage in taking advantage of investment opportunities while directing and monitoring how CRIIMI MAE funds its purchases of Subordinated CMBS and other investments.

  As previously stated, changes in interest rates will have no impact on the cost of funds or the collateral requirements on CRIIMI MAE's fixed-rate debt, which approximates 75% of CRIIMI MAE's consolidated debt as of December 31, 1996. Fluctuations in interest rates will continue to impact the value on that portion of

                                CRIIMI MAE INC.

CRIIMI MAE's mortgage assets which are not match-funded and could impact potential returns to shareholders through increased cost of funds on the floating-rate debt in place. CRIIMI MAE has a series of interest rate cap agreements in place in order to partially limit the adverse effects of rising interest rates on the remaining floating-rate debt. When CRIIMI MAE's cap agreements expire, CRIIMI MAE will have interest rate risk to the extent interest rates increase on any floating-rate borrowings unless the caps are replaced or other steps are taken to mitigate this risk. However, as previously discussed, CRIIMI MAE's investment policy requires that at least 75% of floating-rate debt be hedged. The flexibility in CRIIMI MAE's leverage is dependent upon, among other things, the levels of unencumbered assets, which are inherently linked to prevailing interest rates and changes in the credit of the underlying asset. In certain circumstances, including, among other things, increases in interest rates, changes in market spreads, or decreases in credit quality of the underlying asset, CRIIMI MAE would be required to provide additional collateral in connection with its short-term, floating-rate borrowing facilities. From time to time, CRIIMI MAE has been required to fund such additional collateral needs. In each instance and currently, CRIIMI MAE has had adequate unencumbered assets to meet its operating, investing and financing requirements and management continually monitors the levels of unencumbered collateral.

  CRIIMI MAE's ability to extend or refinance debt facilities upon maturity will depend on a number of variables including, among other things, CRIIMI MAE's financial condition and its current and projected results from operations which are impacted by a number of variables. As previously discussed, in early 1996, CRIIMI MAE entered into a three-year master repurchase agreement to finance investments in lower-rated Subordinated CMBS. Management intends to utilize this facility to replace a portion of existing floating-rate debt on Subordinated CMBS which is scheduled to mature over the next 12 months and/or to finance additional investments in lower rated Subordinated CMBS. Management continuously monitors CRIIMI MAE's overall financing and hedging strategy in an effort to ensure that CRIIMI MAE is making optimal use of its borrowing ability based on market conditions and opportunities.

  For the year ended December 31, 1996, CRIIMI MAE's weighted average cost of borrowing, (including amortization of discounts and deferred financing fees of approximately $2.8 million) was approximately 7.6%. As of December 31, 1996, CRIIMI MAE's debt-to-equity ratio was approximately 2.8 to 1.0. Under certain of CRIIMI MAE's existing debt facilities, CRIIMI MAE's debt-to-equity ratio, as defined, may not exceed 5.0 to 1.0.

10. INTEREST RATE PROTECTION AGREEMENTS

  CRIIMI MAE has entered into interest rate protection (cap) agreements to partially limit the adverse effects of rising interest rates on its floating-rate borrowings. Interest rate caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. None of CRIIMI MAE's caps are held for trading purposes. At December 31, 1996, CRIIMI MAE held caps with a notional amount of approximately $85 million in anticipation of 1997 CMBS acquisitions funded, in part, by variable rate debt. The following protection agreements were in place at December 31, 1996:

                                CRIIMI MAE INC.

         NOTIONAL
          AMOUNT             EFFECTIVE DATE   MATURITY DATE(B)   CAP     INDEX
         --------           ----------------- ----------------- ------  --------
$ 50,000,000............... June 25, 1993     June 25, 1998     6.5000% 3M LIBOR
 50,000,000................ July 20, 1993     July 20, 1998     6.2500% 3M LIBOR
 35,000,000................ February 2, 1994  February 2, 1999  6.1250% 1M LIBOR
 50,000,000................ March 25, 1994    March 25, 1998    6.5000% 3M LIBOR
 50,000,000................ August 27, 1993   August 27, 1997   6.1250% 3M LIBOR
 50,000,000................ November 10, 1993 November 10, 1997 6.0000% 3M LIBOR
 50,000,000................ August 10, 1993   August 11, 1997   6.0000% 3M LIBOR
$335,000,000(a)

--------
(a) CRIIMI MAE's designated interest rate protection agreements hedge CRIIMI MAE's floating-rate borrowing costs. As of December 31, 1996, total borrowings of approximately $250 million are hedged by the interest rate cap agreements.
(b) The weighted average remaining term for these interest rate cap agreements is approximately 1.17 years.

  CRIIMI MAE is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate protection agreements should interest rates exceed the caps. However, management does not anticipate nonperformance by any of the counterparties. All of the counterparties have long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Management believes that these cap agreements are highly liquid. The cap agreements could be sold or transferred with the consent of the counterparties. Management does not believe that this consent would be withheld. Although none of CRIIMI MAE's cap agreements are exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

11. COMMON STOCK

  In March 1994, CRIIMI MAE completed a public offering of 5,000,000 shares of common stock at a price to the public of $11.25 per share (the Equity Offering). The net proceeds of the Equity Offering totaled approximately $52.2 million, which CRIIMI MAE used primarily to acquire Government Insured Multifamily Mortgages. The cost of the Equity Offering, including professional fees, filing fees, printing costs and other items, approximated $.7 million. Additionally, underwriting fees in an amount which approximated 6.0% of the gross offering proceeds were incurred. These costs were netted against the offering proceeds.

  On June 23, 1994, CRIIMI MAE filed with the SEC a Shelf Registration Statement on Form S-3 (Commission File No. 33-54267) in order to register for sale Debt Securities, Preferred Shares and Common Shares of CRIIMI MAE to the public in the aggregate principal amount of up to $200 million. CRIIMI MAE may from time to time offer in one or more series the securities in amounts, at prices and on terms to be set forth in supplements to the registration statement. During the fourth quarter of 1994, CRIIMI MAE sold 500,000 shares of common stock, which were formerly held in treasury, under the shelf registration statement for net proceeds of approximately $4.3 million. During 1995, CRIIMI MAE sold an aggregate 1,875,000 shares of common stock under the shelf registration statement for net proceeds of approximately $13.5 million. Additionally, in October 1995 CRIIMI MAE repurchased 27,320 common shares for approximately $208,000. As discussed below, CRIIMI MAE also issued Convertible Preferred stock off the Shelf Registration Statement. As of December 31, 1996, $106.6 million remains available under the Shelf Registration Statement.

  On June 30, 1995, in conjunction with the Merger, CRIIMI MAE issued 2,761,290 common shares, as discussed in Note 3.

                                CRIIMI MAE INC.

  Beginning in the third quarter of 1994, CRIIMI MAE implemented a dividend reinvestment and stock purchase plan (the Plan) which allows shareholders who elect to participate in the Plan (Participants) to purchase additional CRIIMI MAE common shares at a 2% discount through the reinvestment of CRIIMI MAE's dividends and through optional cash payments. Common shares purchased under the Plan may be, at CRIIMI MAE's option, newly issued common shares or common shares purchased for Participants in the open market. The price of common shares purchased from CRIIMI MAE with reinvested dividends will be 98% of the average of the closing sales prices of the common shares as reported on the New York Stock Exchange Composite Tape on the five trading days prior to the date on which dividends are paid subject to any threshold price restrictions, as more fully described in the Registration Statement on Form S-3 filed with the SEC covering the shares to be issued under the Plan. The price to Participants of common shares purchased in the open market with reinvested dividends will be 98% of the average price of common shares purchased for the Plan by the Agent over the period during which such common shares are purchased, exclusive of taxes and commissions. CRIIMI MAE reserves the right to modify the pricing or any other provision of the Plan at any time. Participants in the Plan may have cash dividends on all or a portion of their common shares automatically reinvested. Participants may terminate their accounts at any time in the manner provided for in the Plan. During the year ended December 31, 1995, 72,075 common shares were newly issued under the Plan. No common shares were newly issued under the plan in 1996 as CRIIMI MAE elected to purchase shares for the Participants in the open market.

12. PREFERRED STOCK

  CRIIMI MAE's charter authorizes the issuance of up to 25,000,000 shares of preferred stock, of which 150,000 shares have been classified as Series A Preferred Shares and 3,000,000 shares have been classified as Series B Preferred Shares as of December 31, 1996.

 Series A Cumulative Convertible Preferred Stock

  In July 1996, CRIIMI MAE completed a public offering of 75,000 shares of Series A Cumulative Convertible Preferred Stock, with a par value of $0.01 per share (the Series A Preferred Shares), at an aggregate offering price of $7,500,000. The Series A Preferred Shares pay a dividend based on a fixed premium over three-month LIBOR and, subject to the terms of CRIIMI MAE's Articles of Incorporation, as amended and supplemented, are (i) convertible at the option of the holders, (ii) subject to mandatory conversion by CRIIMI MAE and (iii) subject to redemption by CRIIMI MAE. The number of common shares deliverable upon conversion of a Series A Preferred Share is equal to a fraction (1) the numerator of which is 100 and (2) the denominator of which is 94% of the average closing trade price reported on the New York Stock Exchange of CRIIMI MAE's common shares for the 21 days prior to the date notice of conversion is received. The liquidation preference and the redemption price on the Series A Preferred Shares equals $100 per share, together with accrued but unpaid dividends. The Series A Preferred Shares were purchased by a single European institutional investor. CRIIMI MAE also acquired a put option to sell up to an additional 75,000 Series A Preferred Shares, at a price of $100 per share, to such investor at any time prior to July 1, 1997.

  In late 1996, the holder of the Series A Preferred Shares elected to exercise its right to convert the initial 75,000 Series A Preferred Shares into 744,512 shares of common stock. In December 1996, CRIIMI MAE exercised its put option to sell an additional 75,000 Series A Preferred Shares to such investor at an aggregate offering price of $7,500,000. Accordingly, as of December 31, 1996, there were 75,000 Series A Preferred Shares outstanding. Dividends paid and accrued on Series A Preferred Shares totaled $128,546 for the year ended December 31, 1996.

  On January 15, 1997, the holder of the Series A Preferred Shares elected to exercise its right to convert 25,000 Series A Preferred Shares into 208,011 shares of common stock. On February 12, 1997, the holder converted an additional 25,000 Series A Preferred Shares into 190,212 shares of common stock.

                                CRIIMI MAE INC.

 Series B Cumulative Convertible Preferred Stock

  In August 1996, CRIIMI MAE completed a public offering of 2,415,000 shares of Series B Cumulative Convertible Preferred Stock, with a par value of $0.01 per share (the Series B Preferred Shares), at an aggregate offering price of $60,375,000. The Series B Preferred Shares pay a dividend in an amount equal to the sum of (1) $.68 per share per quarter plus (ii) the product of the excess over $.30, if any, of the quarterly cash dividend declared and paid with respect to each share of common stock times a conversion ratio (2.2844) times one plus a conversion premium of 3%, subject to adjustment upon the occurrence of certain events. The Series B Preferred Shares are (i) convertible at the option of the holders, and (ii) subject to redemption at CRIIMI MAE's sole discretion after the 10th anniversary of issuance. Each Series B Preferred Share is convertible into 2.2844 shares of common stock, subject to adjustment upon the occurrence of certain events. The liquidation preference and the redemption price on the Series B Preferred Shares equals $25 per share, together with accrued but unpaid dividends. At December 31, 1996, there were 2,415,000 Series B Preferred Shares outstanding. Dividends paid and accrued on Series B Preferred Shares totaled $3,397,905 for the year ended December 31, 1996.

  On January 9, 1997, a holder of the Series B Preferred Shares elected to exercise its right to convert 46,000 Series B Preferred Shares into 105,082 shares of common stock.

13. STOCK BASED COMPENSATION PLANS

  CRIIMI MAE has two stock option plans, the Stock Option Plan for Key Employees ("Key Employee Plan"), and the 1996 Non-Employee Director Stock Plan ("Director Plan"). In addition, as discussed in Note 3, CRIIMI MAE has granted to each of the Principals options to purchase common stock under separate Stock Option agreements ("The Agreements") resulting from the Merger. CRIIMI MAE accounts for these Agreements and Plans under APB Opinion No. 25, under which no compensation cost has been recognized. The value of option shares granted as part of the Merger was capitalized as a component to goodwill. Accordingly, the pro forma information below excludes option shares granted at the time of Merger. During 1996, FASB Statement No. 123 became effective. This Statement requires pro forma disclosure of the impact on net income and earnings per share if the cost of options issued was recorded at their estimated fair value at the issuance date. Had compensation cost for these Plans been determined consistent with FASB Statement No. 123, CRIIMI MAE's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                            1996        1995
                                                         ----------- -----------
      Net Income:
      As Reported....................................... $31,713,406 $18,534,089
      Pro Forma.........................................  31,695,973  18,534,089
      Primary EPS:
      As Reported.......................................       $1.03       $0.65
      Pro Forma.........................................        1.03        0.65

  CRIIMI MAE may grant options for up to 500,000 shares under the Key Employee Plan. CRIIMI MAE has granted options on 361,000 shares through December 31, 1996, including shares granted at the time of Merger. Under the Key Employee Plan, options granted prior to July 28, 1995 have an option price of $9.77, and options granted after July 28, 1995 must have an option price of not less than fair market value at date of grant. Options vest in equal installments on either the first three or four anniversaries of the date of grant and expire after eight years.

  CRIIMI MAE may grant options for up to 500,000 shares under the Director Plan. CRIIMI MAE has granted options on 2,000 shares through December 31, 1996. Under the Director Plan, the option exercise price is equal to the stock's market price on date of grant, the options vest immediately, and the options expire after ten years.

                                CRIIMI MAE INC.

  Under the Agreements, each of the Principals received from CRIIMI MAE options to purchase $1,000,000 Common Shares at an exercise price equal to $1.50 per share more than the aggregate average of the high and low sale prices of Common Shares on the New York Stock Exchange during the ten trading days preceding the Closing Date, which average sale price was calculated at $8.27 per share (the Trading Price) and 500,000 Common Shares at an exercise price equal to $4.00 per share more than the Trading Price. The options vest in equal installments on the first five anniversaries of the Closing Date. The options expire on the eighth anniversary of the Closing Date.

  A summary of the status of CRIIMI MAE's two stock option plans, and shares granted at the time of the Merger, at December 31, 1996 and 1995 and changes during the years then ended is presented in the table below:


                                               1996              1995(1)
                                        ------------------- ------------------
                                                   WTD AVG            WTD AVG
                                         SHARES    EX PRICE  SHARES   EX PRICE
                                        ---------  -------- --------- --------
Outstanding at Beginning of Year....... 3,230,000   $10.54          0  $  --
Granted................................   133,000    10.88  3,230,000   10.54
Exercised..............................  (230,668)    9.77          0     --
Forfeited..............................   (40,832)   10.04          0     --
Expired................................         0      --           0     --
                                        ---------   ------  ---------  ------
Outstanding at end of Year............. 3,091,500   $10.62  3,230,000  $10.54
                                        =========   ======  =========  ======
Exercisable at end of Year.............   447,999   $10.89          0     --
                                        =========   ======  =========  ======
Weighted average fair value of options
 granted...............................             $  .81             $  .46
                                                    ======             ======

--------
(1) The fair value of these options was capitalized as a component of goodwill in conjunction with the Merger.

  The 3,091,500 options outstanding at December 31, 1996 have exercise prices between $9.77 and $12.27 with a weighted average exercise price of $10.62 and a weighted average remaining contractual life of 6.5 years.

  The fair value of the 1996 option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free interest rate of 6.16%, expected life of 2.05 years; expected volatility of 22.5%; dividend yield of 11%.

  The fair value of the 1995 option grant was estimated at the time of the Merger using the Cox-Rous-Rubinstein option pricing model with the following weighted average assumptions: risk free interest rate of 8.12%; expected life of 4.86 years; expected volatility of 23.5%; dividend yield of 11%.

14. LITIGATION

  In connection with the settlement of certain class-action litigation involving CRIIMI MAE and certain of its affiliates, CRIIMI MAE entered into a settlement agreement, which was approved by the court in November 1993, providing for, among other things, the issuance of up to 2.5 million warrants, exercisable for 18 months after issuance. Based on the Adviser's initial estimate of the number of warrants to be issued, CRIIMI MAE accrued a total provision of $1.5 million in its consolidated statement of income for the year ended December 31, 1993. Because the actual number of warrants issued pursuant to the Settlement Agreement was significantly lower than the initial estimate, CRIIMI MAE reduced this provision in June 1994 to approximately $943,000, resulting in an adjustment of approximately $557,000 during 1994. Through December 29, 1995, the expiration date of the warrants, none of the warrants had been exercised. Accordingly, an adjustment of approximately $656,000 was recognized during 1995 to reverse into income the remaining obligation related to the warrants.

                                CRIIMI MAE INC.

  In June 1995, Edge Partners, L.P. (the Plaintiff), derivatively on behalf of CRIIMI MAE, filed a Derivative Complaint in the District Court of Maryland, Southern Division. This complaint was dismissed in December 1995. The Plaintiff filed a First Amended Class and Derivative Complaint (the Complaint) in February 1996. The Complaint names as defendants each of the Directors who served on the board at the time of the Merger and CRIIMI MAE as a nominal defendant. Each of the Directors has an indemnity from CRIIMI MAE.

  Count I of the complaint alleges violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and brings such count individually on its own behalf and asks the court to certify such count as a class action. Count II alleges a breach of fiduciary duty owed to CRIIMI MAE and its shareholders and purports to bring such count derivatively in the right of and for the benefit of CRIIMI MAE. Through the Complaint, the Plaintiff seeks, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the stockholder vote in connection with the Merger be null and void, and that certain salaries and other remuneration paid to the Directors be returned to CRIIMI MAE.

  In November 1996, each defendant filed an Answer to the Complaint. Discovery proceedings began in December 1996 and are continuing. Management believes the suit is without merit and does not expect the case to have a material adverse financial impact on CRIIMI MAE.

15. SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following is a summary of unaudited quarterly results of operations for the years ended December 31, 1996, 1995 and 1994:

                                                 1996
                           --------------------------------------------------
                                            QUARTER ENDED
                           --------------------------------------------------
                            MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
                           ----------- -----------  ------------  -----------
Income (principally
 mortgage income and
 income from Subordinated
 CMBS).................... $22,963,855 $24,077,854  $23,970,116   $34,943,594
Net gain (loss) on
 mortgage dispositions....   9,420,191     (31,742)    (120,439)      333,350
Net income................  11,543,125   6,391,525    6,513,152    10,792,055
Net income per share-
 Primary..................         .38         .21          .16           .28
                                                 1995
                           --------------------------------------------------
                                            QUARTER ENDED
                           --------------------------------------------------
                            MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
                           ----------- -----------  ------------  -----------
Income (principally
 mortgage income and
 income from Subordinated
 CMBS).................... $19,501,446 $19,381,933  $20,421,498   $22,763,474
Net gain (loss) on
 mortgage dispositions....   1,567,346      66,933       (9,409)     (123,272)
Net income................   4,915,397   4,609,412    3,237,359     5,771,921
Net income per share......         .19         .17          .11           .19
                                                 1994
                           --------------------------------------------------
                                            QUARTER ENDED
                           --------------------------------------------------
                            MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
                           ----------- -----------  ------------  -----------
Income (principally
 mortgage income)......... $15,918,972 $17,184,041  $19,164,345   $19,174,442
Net gain on mortgage
 dispositions.............  11,627,196     445,747      724,439       201,926
Net income................   9,982,050   6,076,374    5,449,251     4,502,444
Net income per share......         .47         .24          .22           .18

                                CRIIMI MAE INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                               SEPTEMBER 30,    DECEMBER 31,
                                                    1997            1996
                                               --------------  --------------
                                                (UNAUDITED)
ASSETS:
  Mortgage Assets:
    Mortgage security collateral, at amortized
     cost..................................... $  592,237,895  $  618,133,219
    Subordinated CMBS, at amortized cost and
     fair value (See Note 6)..................    774,462,279     564,335,400
    Mortgages, at fair value..................     18,748,240      72,976,503
  Equity Investments..........................     46,916,618      35,059,648
  Receivables and Other Assets................     74,012,943      65,774,174
  Cash and cash equivalents...................     13,476,334      10,966,354
                                               --------------  --------------
      Total assets............................ $1,519,854,309  $1,367,245,298
                                               ==============  ==============
LIABILITIES:
  Securitized Mortgage Obligations:
    Mortgage security collateral.............. $  566,367,594  $  590,222,369
    Subordinated CMBS.........................    142,000,000     142,000,000
  Repurchase Agreements-Subordinated CMBS.....    365,569,055     241,137,588
  Bank Term Loans.............................      3,900,000       8,897,880
  Payables and accrued expenses...............     12,510,346      11,798,073
                                               --------------  --------------
      Total liabilities.......................  1,090,346,995     994,055,910
                                               --------------  --------------
Minority interests in consolidated
 subsidiaries.................................      2,944,168      26,518,125
                                               --------------  --------------
SHAREHOLDERS' EQUITY:
  Convertible Preferred stock.................         19,280          24,900
  Common stock................................        391,226         319,128
  Net unrealized gains on mortgage assets and
   IO strips..................................        196,371       8,916,228
  Additional paid-in capital..................    431,007,642     342,462,380
                                               --------------  --------------
                                                  431,614,519     351,722,636
Less treasury stock, at cost--538,635 and
 538,635 shares, respectively.................     (5,051,373)     (5,051,373)
                                               --------------  --------------
      Total shareholders' equity..............    426,563,146     346,671,263
                                               --------------  --------------
      Total liabilities and shareholders'
       equity................................. $1,519,854,309  $1,367,245,298
                                               ==============  ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                         FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                SEPTEMBER 30,                SEPTEMBER 30,
                         ----------------------------  --------------------------
                             1997           1996           1997          1996
                         -------------  -------------  ------------  ------------
Income:
  Mortgage investment
   income............... $  12,169,026  $  14,043,539  $ 37,081,104  $ 43,098,767
  Income from Subordi-
   nated CMBS...........    20,414,449      9,926,577    54,694,269    27,913,058
  Equity in earnings
   from investments.....     1,172,089        807,422     2,717,551     2,409,578
  Other investment in-
   come.................       491,838        570,645     1,760,934     2,268,670
                         -------------  -------------  ------------  ------------
                            34,247,402     25,348,183    96,253,858    75,690,073
                         -------------  -------------  ------------  ------------
Expenses:
  Interest expense......    19,335,054     15,173,966    54,723,054    46,610,765
  General and
   administrative.......     2,640,125      2,111,626     7,661,898     5,468,716
  Fees to related
   party................           --          70,569        11,468       311,604
  Amortization of assets
   acquired in the
   Merger...............       719,391        719,391     2,158,173     2,162,433
  Adjustment to hedges
   for valuation and
   sales................           --         163,795        28,250        34,456
                         -------------  -------------  ------------  ------------
                            22,694,570     18,239,347    64,582,843    54,587,974
                         -------------  -------------  ------------  ------------
Income before mortgage
 dispositions and
 minority interest......    11,552,832      7,108,836    31,671,015    21,102,099
Mortgage dispositions:
  Gains.................        18,192         13,423    17,427,745     9,738,346
  Losses................      (108,800)      (133,862)     (284,403)     (470,336)
                         -------------  -------------  ------------  ------------
Income before minority
 interests..............    11,462,224      6,988,397    48,814,357    30,370,109
Minority interests in
 net income of
 consolidated
 subsidiaries...........       (45,200)      (475,245)   (7,885,607)   (5,922,307)
                         -------------  -------------  ------------  ------------
Net income.............. $  11,417,024  $   6,513,152  $ 40,928,750  $ 24,447,802
                         =============  =============  ============  ============
Preferred Dividends..... $   1,417,071  $   1,727,718  $  4,783,936  $  1,727,718
                         -------------  -------------  ------------  ------------
Net income available to
 common shareholders.... $   9,999,953  $   4,785,434  $ 36,144,814  $ 22,720,084
                         =============  =============  ============  ============
Earnings per share:
  Primary............... $        0.25  $        0.16  $       0.98  $       0.74
                         =============  =============  ============  ============
  Shares used in
   computing primary
   earnings per share,
   exclusive of shares
   held in treasury.....    39,430,142     30,818,139    37,041,282    30,604,838
                         =============  =============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                 NET
                                     COMMON  UNREALIZED
                          PREFERRED  STOCK    GAINS ON     ADDITIONAL                                   TOTAL
                          STOCK PAR   PAR     MORTGAGE      PAID-IN     UNDISTRIBUTED   TREASURY    SHAREHOLDERS'
                            VALUE    VALUE   INVESTMENTS    CAPITAL      NET INCOME       STOCK        EQUITY
                          --------- -------- -----------  ------------  -------------  -----------  -------------
Balance, December 31,
 1996...................   $24,900  $319,128 $ 8,916,228  $342,462,380  $        --    $(5,051,373) $346,671,263
Net income..............       --        --          --            --     40,928,750           --     40,928,750
Dividends paid on
 preferred shares.......       --        --          --            --     (4,783,936)          --     (4,783,936)
Dividends paid on common
 shares.................       --        --          --     (2,042,140)  (36,144,814)          --    (38,186,954)
Conversion of preferred
 stock into common
 stock..................    (7,120)   20,149         --        (13,029)          --            --            --
Stock options
 exercised..............       --        416         --        413,806           --            --        414,222
Adjustment to net
 unrealized gains on
 mortgage investments
 and IO strips..........       --        --   (8,719,857)          --            --            --     (8,719,857)
Shares issued...........     1,500    51,533         --     90,186,625           --            --     90,239,658
                           -------  -------- -----------  ------------  ------------   -----------  ------------
Balance, September 30,
 1997...................   $19,280  $391,226 $   196,371  $431,007,642  $        --    $(5,051,373) $426,563,146
                           =======  ======== ===========  ============  ============   ===========  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                      FOR THE NINE MONTHS
                                                      ENDED SEPTEMBER 30,
                                                  ----------------------------
                                                      1997           1996
                                                  -------------  -------------
Cash flows from operating activities:
  Net income..................................... $  40,928,750  $  24,447,802
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Amortization of discount and deferred
     financing costs on debt.....................     2,794,541      2,090,568
    Amortization of assets acquired in the
     Merger......................................     2,158,173      2,162,433
    Depreciation and other amortization..........       678,792        660,857
    Discount/Premium amortization on mortgage
     assets......................................       372,269     (1,816,521)
    Net gains on mortgage dispositions...........   (17,143,342)    (9,268,010)
    Equity in earnings from investments..........      (812,445)      (396,203)
    Valuation adjustment to hedges...............        28,250         34,456
    Minority interests in earnings of
     consolidated subsidiary.....................     7,885,607      5,922,307
    Changes in assets and liabilities:
      Increase in receivables and other assets...    (6,308,685)    (5,023,339)
      Increase (Decrease) in payables and accrued
       expenses..................................       150,835       (194,985)
      Increase (Decrease) in interest payable....       936,603       (872,690)
                                                  -------------  -------------
        Net cash provided by operating
         activities..............................    31,669,348     17,746,675
                                                  -------------  -------------
Cash flows from investing activities:
  Purchase of Subordinated CMBS..................  (210,521,015)   (57,378,058)
  Proceeds from mortgage dispositions............    78,534,735    102,143,420
  Servicing rights acquired and contributed to
   Services Partnership..........................   (12,673,089)    (1,558,017)
  Receipt of principal payments..................     5,274,064      6,371,926
  Purchase of Real Estate Owned Property.........    (4,085,109)           --
  (Payment of) Decrease in deferred costs........      (402,003)        54,443
  Purchase of mortgages and advances on
   construction loans............................      (285,430)      (260,916)
  Distributions from Services Partnership........       195,800        349,967
  Other investing activities.....................           --         189,969
                                                  -------------  -------------
        Net cash (used in) provided by investing
         activities..............................  (143,962,047)    49,912,734
                                                  -------------  -------------
Cash flows from financing activities:
  Proceeds from debt.............................   280,922,714     72,160,934
  Principal payments on debt obligations.........  (186,414,743)  (150,107,485)
  Increase in deferred financing costs...........    (2,587,829)      (903,691)
  Dividends (including return of capital) paid to
   shareholders,
  including minority interests...................   (67,771,342)   (55,822,856)
  Proceeds from the issuance of preferred stock..    15,000,000     64,469,016
  Proceeds from the issuance of common stock.....    75,653,879         71,653
                                                  -------------  -------------
        Net cash provided by (used in) financing
         activities..............................   114,802,679    (70,132,429)
                                                  -------------  -------------
Net increase (decrease) in cash and cash
 equivalents.....................................     2,509,980     (2,473,020)
Cash and cash equivalents, beginning of period...    10,966,354     16,577,407
                                                  -------------  -------------
Cash and cash equivalents, end of period......... $  13,476,334  $  14,104,387
                                                  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                CRIIMI MAE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

  CRIIMI MAE Inc. ("CRIIMI MAE or the Company") is a full service commercial mortgage company structured as a self-administered real estate investment trust (REIT). CRIIMI MAE's portfolio of assets consists primarily of non-investment grade subordinated securities backed by first mortgage loans on multifamily and other commercial real estate ("Subordinated CMBS") and interests in government insured or guaranteed mortgages secured by multifamily housing complexes located throughout the United States ("Government Insured Mortgage Assets").

  CRIIMI MAE believes that its concentration on acquiring Subordinated CMBS and originating commercial mortgage loans for its own securitization program, together with its expertise as an underwriter and servicer of commercial mortgage loans, enables the Company to take advantage of the rapid growth in the securitization of debt backed by income-producing commercial real estate. Before purchasing Subordinated CMBS, CRIIMI MAE and its affiliates utilize their multifamily and commercial real estate expertise to perform due diligence on the underlying collateral and require that certain control mechanisms, such as the ability to monitor the performance of the underlying mortgage loans and control of workout/foreclosure proceedings, are in place. CRIIMI MAE's principal objectives are to enhance the value of CRIIMI MAE's capital stock and to provide increasing dividends to its shareholders.

  CRIIMI MAE owns 100% of multiple financing and operating subsidiaries (discussed in Notes 5 and 10), and various interests in other entities which either own or service mortgage assets.

  CRIIMI MAE has elected to qualify as a REIT for tax purposes. To qualify for tax treatment as a REIT under the Internal Revenue Code, CRIIMI MAE must meet certain income and asset tests and distribution requirements. CRIIMI MAE closely monitors its activities, its income and its assets in an effort to ensure that it maintains its qualification as a REIT.

  The Company intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Securities and Exchange Commission ("SEC") and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretation by the staff of the SEC, to qualify for this exemption, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests. Pursuant to such SEC staff interpretations, CRIIMI MAE's Government Insured Mortgage Assets are Qualifying Interests, but such investments currently comprise only approximately 40% of the Company's assets. Subordinated CMBS currently comprise approximately 51% of CRIIMI MAE's assets and, on a pro forma basis
upon completion of this Offering, will comprise approximately    % of its
assets. The Company will acquire Subordinated CMBS only when such mortgage assets are collateralized by pools of first mortgage loans, when the Company can monitor the performance of the underlying mortgage loans through loan management and servicing rights, and when the Company has appropriate workout/foreclosure rights with respect to the underlying mortgage loans. When such arrangements exist, CRIIMI MAE believes that the related Subordinated CMBS constitute Qualifying Interests for purposes of the Investment Company Act. Therefore, CRIIMI MAE believes that it should not be required to register as an "investment company" under the Investment Company Act as long as it continues to invest primarily in such Subordinated CMBS and/or in other Qualifying Interests. However, if the SEC or its staff were to take a different position with respect to whether CRIIMI MAE's Subordinated CMBS constitute Qualifying Interests, the Company could be required to modify its business plan so that either (i) it would not be required to register as an investment company or (ii) it would comply with the Investment Company Act and be able to register as an investment company. In such event, (i) modification of the Company's business plan so that it would not be required to register as an investment company would likely entail a disposition of a

                                CRIIMI MAE INC.

significant portion of the Company's Subordinated CMBS or the acquisition of significant additional assets, such as Government Insured Mortgage Assets, which are Qualifying Interests or (ii) modification of the Company's business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing the Company's indebtedness (including the possible prepayment of the Company's repurchase agreement financing and/or the Notes) , which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms. Consequentially, any such modification of the Company's business plan could have a material adverse effect on the Company. Further, if it were established that the Company were an unregistered investment company, there would be a risk that the Company would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that the Company would be unable to enforce contracts with third parties and that third parties could seek to obtain recission of transactions undertaken during the period it was established that the Company was an unregistered investment company. Any such results would be likely to have a material adverse effect on the Company.

2. BASIS OF PRESENTATION

  In management's opinion, the accompanying unaudited consolidated financial statements of CRIIMI MAE, including CRI Liquidating REIT, Inc. ("CRI Liquidating"), CRIIMI MAE Management Inc. ("CRIIMI Management"), CRIIMI MAE Financial Corporation, CRIIMI MAE Financial Corporation II, CRIIMI MAE Financial Corporation III, CRIIMI MAE QRS 1, Inc., CRIIMI MAE Holdings Inc., CRIIMI MAE Holdings L.P. and CRIIMI, Inc., contain all adjustments (consisting of only normal recurring adjustments and consolidating adjustments) necessary to present fairly the consolidated financial position of CRIIMI MAE as of September 30, 1997 and December 31, 1996, the consolidated results of its operations for the three and nine months ended September 30, 1997 and 1996 and its cash flows for the nine months ended September 30, 1997 and 1996.

  These unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. While management believes that the disclosures presented are adequate to make the information not misleading, it is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes included in CRIIMI MAE's Annual Report filed on Form 10-K for the year ended December 31, 1996.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Method of Accounting

  The consolidated financial statements of CRIIMI MAE are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in the consolidated financial statements as of and for the three and nine months ended September 30, 1996 have been reclassified to conform to the 1997 presentation.

 Subordinated CMBS

  CRIIMI MAE has the intent and ability to hold its Subordinated CMBS until maturity. Consequently, these mortgage assets are classified as Held to Maturity and are carried at amortized cost (except for Interest Only (IO) strips, discussed below). For GAAP purposes, CRIIMI MAE recognizes income from Subordinated CMBS

                                CRIIMI MAE INC.

using the effective interest method, using the anticipated yield over the projected life of the investment. Changes in estimated yields are due to revisions in estimates of future credit losses, losses incurred and actual prepayment speeds. Changes in estimated yield resulting from prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the original investment date. CRIIMI MAE recognizes impairment on its Subordinated CMBS whenever it determines that the current estimate of expected future credit losses, exceeds future credit losses as originally projected. Impairment losses are determined by comparing the fair value of a Subordinated CMBS to its current carrying amount, the difference being recognized as a loss in the current period in the consolidated statement of income if the fair value is less than amortized cost. If future credit loss estimates are increased and the fair value of the related Subordinated CMBS is in excess of its carrying amount then the yield is adjusted to reflect the revised losses on a prospective basis. Reduced estimates of credit losses are recognized as an adjustment to the estimated yield over the remaining life of the Subordinated CMBS.

  CRIIMI MAE also holds commercial mortgage backed securities which pay interest only and are treated for financial statement purposes as Subordinated CMBS. The IO strips are classified as Available for Sale and are therefore carried at fair value. For GAAP purposes, CRIIMI MAE recognizes income using the effective interest method, using the anticipated yield over the projected life of the investment. The amortized cost basis is then marked to market with any gain or loss accounted for through the equity section. CRIIMI MAE recognizes impairment whenever it determines that the present value of the expected cash flow stream discounted at the risk free rate for an instrument with comparable duration is less than the amortized cost basis. Impairment losses are recognized as a loss in the current period in the consolidated statement of income thereby establishing a new cost basis in the IO strip.

 Receivables and Other Assets

  Receivables and Other Assets primarily include merger related costs, deferred financing costs and interest receivables. Additionally, included in Receivables and Other Assets is Real Estate Owned (REO) property acquired through foreclosure that will be held for the long-term. In June 1997, CRIIMI MAE acquired a real estate property in a foreclosure sale from a CMBS trust. CRIIMI MAE also serves as the special servicer and owns a portion of the subordinated tranches in the same trust. As of September 30, 1997, CRIIMI MAE's investment in REO property totaled approximately $4.1 million. REO property acquired through foreclosure is recorded at fair value on the date of foreclosure. Such assets will be evaluated for impairment by the Company when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At such time, if the expected future undiscounted cash flows from the property are less than the cost basis, the assets will be marked down to fair value. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed.

 Interest Rate Protection Agreements

  CRIIMI MAE acquires interest rate protection agreements to reduce its exposure to interest rate risk. The costs of such agreements which qualify for hedge accounting are amortized over the interest rate agreement term. To qualify for hedge accounting, the interest rate protection agreement must meet two criteria: (1) the debt to be hedged exposes CRIIMI MAE to interest rate risk and (2) the interest rate protection agreement reduces CRIIMI MAE's exposure to interest rate risk. In the event that interest rate protection agreements are terminated, the associated gain or loss is deferred over the remaining term of the agreement, provided that the underlying hedged asset or liability still exists. Amounts to be paid or received under interest rate protection agreements are accrued currently and are netted with interest expense for financial statement presentation purposes. Additionally, in the event that interest rate protection agreements do not qualify as hedges, such agreements are reclassified to be investments accounted for at fair value, with any gain or loss included as a component of income.

                                CRIIMI MAE INC.

 Consolidated Statements of Cash Flows

  Cash payments made for interest during the nine months ended September 30, 1997 and 1996 were $50,991,910 and $46,142,510, respectively.

 Earnings per Share

  Primary earnings per share is computed by deducting preferred dividends from net income in order to determine net income available to common shareholders. This amount is then divided by the weighted average common stock shares and dilutive common stock equivalents outstanding during the period. The common stock equivalents arise from the Company's stock options which were assumed to be exercised at the average common stock market price during the period.

 New Accounting Statements

  During 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("FAS 125"). This statement defers the applicability of FAS 125 to repurchase agreements, dollar rolls, securities lending and certain other transactions that occur after December 31, 1997. CRIIMI MAE believes the deferral of this aspect of FAS 125 will have no material impact on its financial statements.

  In February 1997, FASB issued SFAS No. 128 "Earnings per Share" ("FAS 128"). FAS 128 changes the requirements for calculation and disclosure of earnings per share. This statement eliminates the calculation of primary earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share. Under these provisions, CRIIMI MAE would have basic earnings per share of $0.26 and $0.16 for the three months ended September 30, 1997 and 1996, respectively; and $1.00 and $0.75 for the nine months ended September 30, 1997 and 1996, respectively. Diluted earnings per share would reflect $0.26 and $0.19 for the three months ended September 30, 1997 and 1996, respectively, and $0.97 and $0.77 for the nine months ended September 30, 1997 and 1996, respectively.

  During 1997, FASB issued SFAS No. 129 "Disclosure of Information about Capital Structure" ("FAS 129"). FAS 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. CRIIMI MAE does not anticipate a significant impact to its current disclosures.

  During 1997, FASB Issued SFAS No. 130 "Reporting Comprehensive Income" ("FAS 130"). FAS 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in the statement of income. This would include net income as currently reported by CRIIMI MAE adjusted for unrealized gains and losses related to CRIIMI MAE mortgages and IO strips accounted for as "available for sale". Net unrealized gains and losses on mortgage assets and IO strips are currently reported in the shareholders' equity section of the balance sheet. FAS 130 is effective beginning January 1, 1998.

                                CRIIMI MAE INC.

4. Transactions with Related Parties

  Below is a summary of the related party transactions which occurred during the three and nine months ended September 30, 1997 and 1996. These items are described further in the text which follows:

                          FOR THE THREE MONTHS ENDED  FOR THE NINE MONTHS ENDED
                                 SEPTEMBER 30,              SEPTEMBER 30,
                          -----------------------------------------------------
                               1997          1996         1997         1996
                          -------------- ------------------------- ------------
AMOUNTS RECEIVED OR
 ACCRUED FROM RELATED
 PARTIES CRIIMI, INC.
  Income(c).............  $      407,647 $    435,617 $  1,214,932 $  1,327,647
  Return of capital(d)..         614,332       75,232    1,064,428      584,720
                          -------------- ------------ ------------ ------------
    Total...............  $    1,021,979 $    510,849 $  2,279,360 $  1,912,367
                          ============== ============ ============ ============
CRI/AIM Investment
 Limited
 Partnership(d).........  $      165,797 $    185,637 $    501,628 $    571,925
                          ============== ============ ============ ============
Capital Hotel Group(h)..  $       20,826 $        --  $     20,826 $        --
                          ============== ============ ============ ============
Expense Reimbursements
 to CRIIMI Management(b)
CRI Liquidating and the
 AIM Funds..............  $       70,858      174,415 $    220,477 $    324,415
CRIIMI MAE Services
 Limited Partnership....             --       704,442          --     1,554,442
                          -------------- ------------ ------------ ------------
                          $       70,858 $    878,857 $    220,477 $  1,878,857
                          ============== ============ ============ ============
PAYMENTS TO CRI:
Expense reimbursement--
 CRIIMI MAE Management
 Inc.(g)................  $       90,483 $    142,389 $    294,662 $    529,845
                          ============== ============ ============ ============
PAYMENTS TO THE ADVISER
Annual fee--CRI
 Liquidating(a)(f)......  $          --  $     70,569 $     11,468 $    311,604
Incentive fee--CRI
 Liquidating(e).........             --           --       958,081      568,638
                          -------------- ------------ ------------ ------------
    Total...............  $          --  $     70,569 $    969,549 $    880,242
                          ============== ============ ============ ============

--------
(a) Included in the accompanying consolidated statements of income as fees to related party.
(b) Included as general and administrative expenses on the accompanying consolidated statements of income.
(c) Included as equity in earnings from investments on the accompanying consolidated statements of income.
(d) Included as a reduction of equity investments on the accompanying consolidated balance sheets.
(e) Netted with gains on mortgage dispositions on the accompanying consolidated statements of income.
(f) As a result of reaching the carryover CRIIMI I target yield during the third quarter of 1996, CRI Liquidating paid deferred annual fees of $19,905 during the three months ended September 30, 1996. Liquidating paid deferred annual fees of $12,726 and $148,435, during the nine months ended September 30, 1997 and 1996, respectively. The amount paid for the nine months ended September 30, 1996 included $86,739 paid for the last three quarters of 1995. Due to the disposition of the remaining CRI Liquidating mortgages during the first quarter of 1997, no annual fees were paid during the second or third quarters of 1997.
(g) Pursuant to an agreement between CRIIMI MAE and CRI (the "CRI Administrative Services Agreement"), CRI provides CRIIMI MAE with certain administrative and office facility services and other services, at cost, with respect to certain aspects of CRIIMI MAE's business. CRIIMI MAE uses the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by CRIIMI Management or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days notice at any time by CRIIMI MAE.
(h) Included as a reduction of net income earned from Real Estate Owned property which is included in other investment income on the accompanying consolidated statements of income.

                                CRIIMI MAE INC.

  CRIIMI MAE Services Limited Partnership ("Services Partnership") provides certain servicing functions for approximately $11 billion of commercial mortgage assets as of October 10, 1997. These arrangements provide fee income to Services Partnership, and CRIIMI MAE believes these servicing arrangements enable the Company to better monitor the pool of mortgage loans securing its Subordinated CMBS and control workout or foreclosure proceedings, thereby partially mitigating the risk of owning Subordinated CMBS. The servicing rights are contributed to the Services Partnership and increase CRIIMI MAE's interest in that partnership. As of September 30, 1997, the general partnership interest represented a 62% interest in the Services Partnership. CRIIMI MAE, through CRIIMI Management, manages the Services Partnership as general partner.

5. MORTGAGE ASSETS--MORTGAGE SECURITY COLLATERAL AND MORTGAGES

  CRIIMI MAE's consolidated portfolio of mortgage security collateral and mortgages is comprised of FHA-Insured Loans and GNMA Mortgage-Backed Securities. Additionally, mortgage security collateral includes Federal Home Loan Mortgage Corporation (Freddie Mac) participation certificates which are collateralized by GNMA Mortgage-Backed Securities, as discussed below. As of September 30, 1997, approximately 21% of CRIIMI MAE's investment in mortgage security collateral and mortgages were FHA-Insured Loans and approximately 79% were GNMA Mortgage-Backed Securities (including loans which collateralize Freddie Mac participation certificates). FHA-Insured Loans and GNMA Mortgage-Backed Securities are collectively referred to herein as mortgages.

                                CRIIMI MAE INC.

  Through its wholly owned subsidiaries and CRI Liquidating, CRIIMI MAE owns the following mortgages directly and indirectly:

                           AS OF SEPTEMBER 30, 1997

                                                               WEIGHTED
                                                                AVERAGE
                         NUMBER OF   CARRYING       FAIR       EFFECTIVE   WEIGHTED AVERAGE
                         MORTGAGES    VALUE       VALUE(A)   INTEREST RATE  REMAINING TERM
                         --------- ------------ ------------ ------------- ----------------
CRIIMI MAE(b)...........      5    $ 18,748,240 $ 18,748,240     8.02%         35 years
CRIIMI MAE Financial
 Corporation(b).........     51     194,889,122  199,753,986     8.39%         31 years
CRIIMI MAE Financial
 Corporation II(b)......     59     248,220,044  250,270,436     7.21%         30 years
CRIIMI MAE Financial
 Corporation III(b).....     37     149,128,729  153,171,421     8.06%         32 years
                            ---    ------------ ------------
                            152    $610,986,135 $621,944,083
                            ===    ============ ============

                            AS OF DECEMBER 31, 1996

                                                               WEIGHTED
                                                                AVERAGE
                         NUMBER OF   CARRYING       FAIR       EFFECTIVE   WEIGHTED AVERAGE
                         MORTGAGES    VALUE       VALUE(A)   INTEREST RATE  REMAINING TERM
                         --------- ------------ ------------ ------------- ----------------
CRIIMI MAE..............      5    $ 18,527,970 $ 18,527,970     8.09%         35 years
CRIIMI MAE Financial
 Corporation............     55     206,803,142  209,693,241     8.41%         31 years
CRIIMI MAE Financial
 Corporation II.........     59     249,969,567  247,126,393     7.19%         30 years
CRIIMI MAE Financial
 Corporation III........     39     161,360,510  162,003,486     8.08%         32 years
CRI Liquidating(c)......     11      54,448,533   54,448,533     11.3%         25 years
                            ---    ------------ ------------
                            169    $691,109,722 $691,799,623
                            ===    ============ ============

--------
(a) The estimated fair values of CRIIMI MAE's mortgages are presented in accordance with generally accepted accounting principles which define fair value as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. These estimated fair values, however, do not represent the liquidation value or the market value of CRIIMI MAE. The fair value of the Government Insured Mortgage Assets is based on quoted market prices.
(b) During the nine months ended September 30, 1997, there were six prepayments of mortgages held by CRIIMI MAE and its financing subsidiaries. These prepayments generated net proceeds of approximately $22 million and resulted in net financial statement losses of approximately $252,000, which are included in losses on mortgage dispositions on the accompanying consolidated statement of income for the nine months ended September 30, 1997.
(c) In January 1997, CRI Liquidating sold its remaining 11 mortgages, generating net proceeds of approximately $54 million which resulted in financial statement and tax basis gains of approximately $14 million.

                                CRIIMI MAE INC.

6. MORTGAGE ASSETS--SUBORDINATED CMBS

  In addition to holding Government Insured Mortgage Assets, CRIIMI MAE has also purchased other mortgage assets which are not federally insured or guaranteed.

  The following table summarizes information related to these other mortgage assets on an aggregate basis by pool:

                                       ORIGINAL ESTIMATED   CURRENT ESTIMATED
                                      UNLEVERAGED YIELD TO UNLEVERAGED YIELD TO
POOL(5)                                   MATURITY(1)          MATURITY(2)
-------                               -------------------- --------------------
Mortgage Capital Funding, Inc.
  Series 1993-C1(4).................          13.0%                13.9%
  Series 1994-MC1...................          13.9%                13.9%
  Series 1995-MC1...................          12.2%                12.1%
  Series 1997-MC1...................          10.2%                10.2%
Nomura Asset Securities Corp.
  Series 1994-C3....................          12.1%                12.2%
Lehman Pass-Through Securities Inc.
  Series 1994-A.....................          13.4%                13.4%
Structured Mortgage Securities Corp.
  Series 1995-M1....................          12.4%                12.5%
Fannie Mae Multifamily REMIC
  Series 1996-M1....................          11.7%                11.7%
LB Commercial Conduit
  Series 1995-C2....................          11.2%                11.2%
  Series 1996-C2....................          11.8%                11.8%
DLJ Mortgage Acceptance Corp.
  Series 1995-CF2...................          11.0%                11.0%
  Series 1996-CF2...................          11.8%                11.8%
Asset Securitization Corp.
  Series 1995-D1....................          11.5%                11.5%
  Series 1995--MDIV.................           9.6%                 9.6%
  Series 1996-D2....................          12.4%                12.4%
  Series 1996-D3....................          11.9%                11.8%
Merrill Lynch Mortgage Investors,
 Inc.
  Series 1995-C3....................          11.1%                11.1%
  Series 1996-C2....................          11.9%                11.9%
  Series 1997-C1....................           9.5%                 9.5%
First Union-Lehman Brothers Commer-
 cial
  Series 1997-C1....................          11.3%                11.3%
Morgan-Wells Fargo
  Series 1997-WFI...................          10.2%                10.2%
Weighted Average....................          11.4%(3)             11.4%(3)

--------
(1) Represents the original estimated unleveraged yield over the expected life (calculated as of the acquisition date) of the related Subordinated CMBS, based on management's estimate of the timing and amount of future credit losses and prepayments of the underlying mortgage loans.
(2) Unless otherwise noted, changes in the current estimated yield to maturity from that originally estimated are primarily the result of changes in payoff assumptions relating to mortgage collateral. As of September 30, 1997, CRIIMI MAE has not incurred any losses on Subordinated CMBS, nor has the performance of the underlying collateral caused CRIIMI MAE to adjust its original loss estimates.
(3) Represents the estimated weighted average unleveraged yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition and September 30, 1997, respectively.
(4) In July 1997, Fitch Investor Services upgraded the ratings of Mortgage Capital Funding Inc's Series 1993-C1 Class D and Class E from BBB and BB to AA- and BB+, respectively.
(5) As of October 10, 1997, CRIIMI MAE serviced a total CMBS pool of $11 billion. Approximately 1% of the total CMBS pool is specially serviced by CRIIMI MAE, of which, .5% of the loans are specially serviced due to payment default and the remainder is specially serviced due to non-payment default.

                                CRIIMI MAE INC.

  The aggregate investment by the underlying rating of the Subordinated CMBS (except for IO strips shown below) is as follows:

                            FACE AMOUNT                                         AMORTIZED COST AS OF
                               AS OF                FAIR VALUE AS OF    ------------------------------------
   SECURITY RATING(C)    SEPTEMBER 30, 1997   %   SEPTEMBER 30, 1997(A) SEPTEMBER 30, 1997 DECEMBER 31, 1996
   ------------------    ------------------ ----- --------------------- ------------------ -----------------
                           (IN MILLIONS)              (IN MILLIONS)                (IN MILLIONS)
AA-.....................      $   10.6        1.0        $ 10.6               $ 10.5            $  --
BBB.....................           4.0        0.3           4.3                  4.0              14.2
BB......................         476.2       41.8         425.7                368.0             307.8
BB+.....................           9.0        0.8           9.0                  8.7               --
BB-.....................          32.0        2.8          27.1                 25.7               --
B.......................         345.2       30.4         261.4                223.3             175.0
B-......................          42.6        3.7          24.5                 20.7               8.3
Unrated.................         218.6       19.2          87.7                 78.7              59.0
                              --------      -----        ------               ------            ------
  Total.................      $1,138.2      100.0        $850.3               $739.6(b)         $564.3
                              ========      =====        ======               ======            ======

--------
(a) The estimated fair values of Subordinated CMBS are based on dealer quoted market prices or an average of market quotes.
(b) During the nine months ended September 30, 1997, CRIIMI MAE purchased a portion of the subordinated tranches from five separate pools (excluding IO strips) that have a combined face value of approximately $342 million, and purchase price aggregating approximately $176 million. Additionally, through October 20, 1997, CRIIMI MAE purchased approximately $42 million face value of Subordinated CMBS for a purchase price of approximately $48 million. By early November 1997, the Company expects to close on the purchases of additional CMBS, at a purchase price of approximately $80 million and a face value of approximately $100 million.

  The aggregate investment by the underlying rating of the IO strips of Subordinated CMBS held by CRIIMI MAE is as follows:

                                                                                                  CURRENT
                                                                        AMORTIZED COST AS OF     ESTIMATED
                            NOTIONAL AMOUNT         FAIR VALUE       -------------------------- UNLEVERAGED
                                 AS OF                 AS OF         SEPTEMBER 30, DECEMBER 31,  YIELD TO
    SECURITY RATING      SEPTEMBER 30, 1997(A) SEPTEMBER 30, 1997(B)     1997          1996      MATURITY
    ---------------      --------------------- --------------------- ------------- ------------ -----------
                             (IN MILLIONS)         (IN MILLIONS)           (IN MILLIONS)
AAA.....................         $40.6                 $ 7.2             $ 7.3         $--          7.6%
B.......................          38.7                  27.6              27.6          --         10.4%
                                 -----                 -----             -----         ----
                                 $79.3                 $34.8             $34.9(c)      $--
                                 =====                 =====             =====         ====

--------
(a) The notional amounts of IO strips are calculated based on the principal amount from which the pass-through rates are allocated.
(b) The estimated fair values of IO strips are based on dealer quoted market prices.
(c) During the nine months ended September 30, 1997, CRIIMI MAE purchased IO strips for approximately $35 million.

  The Subordinated CMBS owned by CRIIMI MAE provide credit support to the more senior tranches of the related commercial securitization. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranche having a priority right to cash flow. Then, any remaining cash flow is allocated generally among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages, resulting in reduced cash flows, the most subordinate tranche will be the first to bear this loss. To the extent there are losses in excess of the most subordinate tranche's stated right to principal and interest, then the remaining tranches will bear such losses in order of their relative subordination.

                                CRIIMI MAE INC.

  The accounting treatment required under generally accepted accounting principles requires that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This currently results in income which is lower for financial statement purposes than for tax purposes. Based on the timing and amount of future credit losses and prepayments estimated by management, the estimated weighted average unleveraged yield over the expected average life of CRIIMI MAE's Subordinated CMBS for financial statement purposes as of September 30, 1997 was approximately 11.4%.

  CRIIMI MAE's estimated returns on its Subordinated CMBS are based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples of these include the prevailing interest rates on that portion of the Subordinated CMBS which has been financed with floating rate debt, interest payment shortfalls due to delinquencies on the underlying mortgage loans, the ability to renew repurchase agreements and the terms of any such renewed agreements and the availability of alternative financing. Further examples include the timing and magnitude of credit losses on the mortgage loans underlying the Subordinated CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates.

  In making acquisitions of Subordinated CMBS, CRIIMI MAE applies its experience in underwriting multifamily and other commercial real estate to perform extensive due diligence on the properties collateralizing the loans underlying the Subordinated CMBS. The Company's employees have broad experience in underwriting and servicing various types of performing and nonperforming income-producing real estate, including multifamily, retail and hotel properties. CRIIMI MAE "re-underwrites" or reviews a significant portion of the mortgage loans in a prospective pool by reviewing historical and current operating records of the underlying real estate assets, appraisals, environmental studies, market studies and architectural and engineering studies, all to independently assess the stabilized performance level of the underlying properties. In addition, the Company conducts site visits at the properties that represent significant properties in a pool. Other site visits are conducted by third parties to ensure that all the properties are visited. The Company stresses the adjusted net operating incomes of the properties to simulate certain recessionary scenarios and applies market or greater capitalization rates to assess loan quality. Further, CRIIMI MAE will generally purchase Subordinated CMBS only when satisfactory arrangements exist which enable it to closely monitor the underlying mortgage loans and provide CRIIMI MAE with appropriate workout/foreclosure rights with respect to the underlying mortgage loans due to Services Partnership's status as special servicer. CRIIMI MAE believes that all transactions entered into have had such satisfactory arrangements.

  As of October 10, 1997, the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio were secured by properties of the types and at the locations identified below:

      PROPERTY TYPE                    PERCENTAGE(3) GEOGRAPHIC(1) PERCENTAGE(3)
      -------------                    ------------- ------------- -------------
      Multifamily.....................       40%      Texas              17%
      Retail..........................       25%      California         14%
      Hotel...........................       15%      Florida             8%
      Office..........................        9%      Georgia             5%
      Other...........................       11%      Other(2)           56%
                                            ---                         ---
                                            100%                        100%

--------
(1)  No significant concentration by region.
(2)  No other individual state makes up more than 5% of the total.
(3) Based on a percentage of the total unpaid principal balance of the underlying loans.

                                CRIIMI MAE INC.

  Uninsured mortgage and mortgage-related assets, such as Subordinated CMBS, are expected to represent a significant component of CRIIMI MAE's new business activity for the foreseeable future. Upon closing on the purchase of the Subordinated CMBS, CRIIMI MAE, generally, enters into repurchase agreements which provide financing to purchase the rated tranches of the Subordinated CMBS (the unrated tranches are purchased with cash), until such time as CRIIMI MAE is able to refinance the short-term, floating-rate debt with longer-term, fixed-rate debt (see Note 10 for a discussion of financing). Generally, when purchasing Subordinated CMBS, approximately 75% and 70% of the respective fair values of the BB and B rated tranches are financed through repurchase agreements. As of September 30, 1997, repurchase agreements in the amount of approximately $366 million were outstanding related to the Subordinated CMBS. Additionally, as of September 30, 1997, securitized mortgage obligations related to Subordinated CMBS were outstanding in the amount of $142 million, which were issued as a result of refinancing a portion of repurchase agreements on Subordinated CMBS (see also Note 10 for a discussion of this refinancing).

7. RECONCILIATION OF FINANCIAL STATEMENT NET INCOME TO TAX BASIS INCOME

  Reconciliations of the financial statement net income to the tax basis income for the nine months ended September 30, 1997 and 1996 are as follows:

                         FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30,                 SEPTEMBER 30,
                         ---------------------------- ----------------------------
                             1997           1996          1997           1996
                         -------------  ------------- -------------  -------------
Consolidated financial
 statement net income... $  11,417,024  $  6,513,152  $  40,928,750  $  24,447,802
Adjustment due to
 accounting for
 subsidiary as a pooling
 for financial statement
 purposes and a purchase
 for tax purposes.......           --        (52,346)    (2,132,614)     2,575,295
Mortgage dispositions...        62,338       104,644        154,188        304,351
Reamortization of
 Subordinated CMBS......     1,640,613       481,761      4,278,965      1,296,908
Amortization and other
 interest expense
 adjustments............      (237,927)     (103,679)    (1,177,085)    (1,025,818)
Equity in earnings from
 investments............       (90,760)      159,320        351,529        413,949
Capital gain on
 installment sale.......           --        179,954            --         499,442
Amortization of assets
 acquired in the
 Merger.................       719,391       719,391      2,158,173      2,162,433
Other...................        (8,977)      156,179          1,447       (122,670)
                         -------------  ------------  -------------  -------------
Tax basis income........ $  13,501,702  $  8,158,376  $  44,563,353  $  30,551,692
                         =============  ============  =============  =============
Dividends paid on
 preferred shares.......    (1,417,071)   (1,727,718)    (4,783,936)    (1,727,718)
                         -------------  ------------  -------------  -------------
Tax basis income
 available to common
 shareholders........... $  12,084,631  $  6,430,658  $  39,779,417  $  28,823,974
                         =============  ============  =============  =============
Tax basis income per
 share:
  Recurring income
   before gains from
   CFR--primary......... $        0.31  $       0.21  $        0.88  $        0.67
  Capital gain from
   CFR--Primary.........           --            --            0.21           0.27
                         -------------  ------------  -------------  -------------
  Total tax basis income
   per share--Primary... $        0.31  $       0.21  $        1.09  $        0.94
                         =============  ============  =============  =============
Weighted Average
 Shares--Primary........    38,583,857    30,906,271     36,391,281     30,574,654
                         =============  ============  =============  =============

  Differences in the financial statement net income and the tax basis income available to common shares principally relate to differences in the methods of accounting for the merger of the CRI Mortgage Businesses, Subordinated CMBS, amortization of certain deferred costs and the merger of the CRIIMI Funds.

                                CRIIMI MAE INC.

8. DIVIDENDS TO COMMON SHAREHOLDERS

  For the nine months ended September 30, 1997, dividends of $1.05 per share were paid to common shareholders. These dividends, which included long-term capital gains, are as follows:

                                                     DIVIDEND    RECORD DATE
                                                     -------- ------------------
Quarter ended March 31, 1997........................  $0.35   March 20, 1997
Quarter ended June 30, 1997.........................  $0.35   June 20, 1997
Quarter ended September 30, 1997....................  $0.35   September 19, 1997
                                                      -----
                                                      $1.05
                                                      =====

  In March 1997, CRIIMI MAE completed an underwritten public offering of 5.069 million common shares at a price to the public of $15 5/8 per share. The net offering proceeds were approximately $75 million. These proceeds were used to temporarily reduce repurchase agreement financing pending the purchase of additional Subordinated CMBS (as discussed in Note 6).

  In October 1997, CRIIMI MAE successfully completed an offering of 1.236 million common shares at an offering price of $16 1/4 per share, which resulted in net offering proceeds of approximately $20 million. These proceeds were used to temporarily reduce repurchase agreement financing pending the purchase of Subordinated CMBS (as discussed in Note 6).

9. PREFERRED STOCK

  CRIIMI MAE's charter authorizes the issuance of up to 25,000,000 shares of preferred stock, of which 150,000 shares have been classified as Series A Preferred Shares, 3,000,000 shares have been classified as Series B Preferred Shares and 300,000 shares have been classified as Series C as of September 30, 1997.

  As of March 31, 1997, the holder of the Series A Preferred Shares had converted all the Series A Preferred Shares into shares of common stock and no Series A Shares were outstanding. Dividends paid on the Series A Preferred Shares totaled $50,848 for the three months ended March 31, 1997. No dividends were paid on the Series A Preferred Shares for the subsequent periods.

  During the nine months ended September 30, 1997, 636,994 Series B Preferred Shares were converted into 1,455,137 shares of common stock, resulting in 1,778,006 Series B Preferred Shares outstanding as of September 30, 1997. Dividends paid and accrued on Series B Preferred Shares totaled $4,733,088 for the nine months ended September 30, 1997.

  In March 1997, CRIIMI MAE entered into an agreement with an institutional investor pursuant to which the Company has the right to sell, and such investor is obligated to purchase, up to 300,000 shares of a Series C cumulative convertible preferred stock through June 1998 at a price of $100 per share. The preferred stock will be convertible into shares of common stock at the option of the holders and is subject to redemption by CRIIMI MAE. On September 23, 1997, 150,000 shares were issued under this agreement, resulting in gross proceeds of approximately $15 million. These proceeds were used to fund purchases of Subordinated CMBS (as discussed in Note 6).

                                CRIIMI MAE INC.

10. OBLIGATIONS UNDER FINANCING FACILITIES

  The following table summarizes CRIIMI MAE's debt outstanding as of September 30, 1997 and December 31, 1996:

                                             NINE MONTHS ENDED SEPTEMBER 30, 1997
                          --------------------------------------------------------------------------
                            BALANCE AT    EFF. RATE    AVERAGE     AVERAGE          MATURITY
TYPE OF DEBT               QUARTER END   AT QTR. END   BALANCE    EFF. RATE           DATE
------------              -------------- ----------- ------------ --------- ------------------------
Securitized Mortgage
 Obligations:
  FHLMC Funding Note
   (1)..................  $  236,271,402     7.4%     236,995,688    7.4%   Sept 2031
  FNMA Funding Note
   (2)..................     145,735,125     7.3%     152,031,256    7.3%   March 2035
  CMOs (3)..............     184,361,067     7.3%     190,244,710    7.3%   Jan 2033
  Subordinated CMBS(4)..     142,000,000     7.7%     142,000,000    7.7%   May 1998--March 2016
Repurchase Agreements--
 Subordinated CMBS......     365,569,055     7.0%     229,842,021    6.9%   December 1997--Sept 2000
Bank Term Loan..........       3,900,000     1.7%(5)    5,589,083    2.3%   Dec 1998
                          --------------
  Total.................  $1,077,836,649
                          ==============
                                    YEAR ENDED DECEMBER 31, 1996
                          -------------------------------------------------
                             BALANCE      EFF. RATE    AVERAGE     AVERAGE
TYPE OF DEBT               AT YEAR END   AT YEAR END   BALANCE    EFF. RATE
------------              -------------- ----------- ------------ ---------
Securitized Mortgage
 Obligations:
FHLMC Funding Note (1)..    $237,708,781     7.4%    $238,700,000    7.4%
FNMA Funding Note (2)...     157,607,340     7.3%     169,500,000    7.4%
CMOs (3)................     194,906,248     7.3%     207,800,000    7.3%
Subordinated CMBS (4)...     142,000,000     7.6%       4,300,000    7.6%
Repurchase Agreements--
 Subordinated CMBS......     241,137,588     6.8%     193,500,000    6.8%
Bank Term Loans.........       8,897,880     3.1%(5)   12,300,000    3.9%
                          --------------
  Total.................    $982,257,837
                          ==============

--------
(1) As of September 30, 1997 and December 31, 1996, the face amount of the note was $245,015,755 and $246,708,610, respectively, with unamortized discount of $8,744,353 and $8,999,829, respectively. During the nine months ended September 30, 1997 and 1996, discount amortization of $255,476 and $249,831, respectively, were recorded as interest expense.
(2) As of September 30, 1997 and December 31, 1996, the face amount of the note was $148,201,031 and $160,250,349, respectively, with unamortized discount of $2,465,906 and $2,643,009, respectively. During the nine months ended September 30, 1997 and 1996, discount amortization of $177,103 and $338,864,

                                CRIIMI MAE INC.

   respectively, were recorded as interest expense. Additionally, as a result of two mortgage prepayments, principal of approximately $11.2 million was paid down through September 1997.
(3) As of September 30, 1997 and December 31, 1996, the face amount of the note was $189,227,481 and $200,035,759, respectively, with unamortized discount of $4,866,414 and $5,129,511, respectively. During the nine months ended September 30, 1997 and 1996, discount amortization of $263,097 and $160,927, respectively, were recorded as interest expense. Additionally, as a result of four mortgage prepayments, principal of approximately $10.8 million was paid down through September 1997.
(4) Balance represents face amount of notes, as the issuance did not include any bond discount.
(5) The effective interest rate as of September 30, 1997 and December 31, 1996 includes the impact of a rate reduction agreement which was in place from July 1995 through September 30, 1997, providing for a reduction in the rate on a portion of the loan based on balances maintained at the bank.

SECURITIZED MORTGAGE OBLIGATIONS--SUBORDINATED CMBS

  In December 1996, CRIIMI MAE, through a wholly owned financing subsidiary, issued three classes of fixed-rate bonds in an aggregate principal amount of $142 million to refinance short-term, floating-rate debt which had been used to finance the acquisition of Subordinated CMBS. The three classes of bonds issued are collateralized by $449 million in aggregate face amount of Subordinated CMBS evidencing direct or indirect interests in 12 separate segregated pools of commercial and multifamily mortgage loans and/or participations and other certificated interests in individual commercial and multifamily mortgage loans. A portion of the remaining bonds issued in connection with the refinancing, with an aggregate face amount of $307 million, were retained by affiliates of CRIIMI MAE. These bonds have maturities matching those of the underlying collateral.

  Through this transaction, CRIIMI MAE obtained a higher overall weighted average credit rating for its securitized mortgage obligations than the weighted average credit rating on the individual Subordinated CMBS that collateralize this debt. Also, in conjunction with this refinancing, CRIIMI MAE obtained repurchase agreement financing from two lenders in the aggregate amount of up to $99 million. Proceeds from the issuance of these bonds and the additional repurchase agreements were applied as follows: approximately $215 million was used to pay down short-term, floating-rate repurchase agreements, approximately $4 million was used to pay transaction costs and approximately $22 million was made available for other corporate purposes.

SECURITIZED MORTGAGE OBLIGATIONS--MORTGAGE SECURITY COLLATERAL

  During late 1995, CRIIMI MAE through three wholly owned financing subsidiaries, issued approximately $664 million (face amount) of long-term, fixed-rate debt in order to refinance short-term, floating-rate debt. Changes in interest rates will have no impact on the cost of funds or the collateral requirements on this debt. Proceeds from the issuance of this long-term debt, net of original issue discount, were originally applied as follows: approximately $557 million was used to pay down short-term, floating-rate debt facilities, approximately $8 million was used to pay transaction costs and approximately $80 million was used to purchase Subordinated CMBS.

  As discussed further in Note 5, the refinancings were completed through three separate transactions. GNMA Mortgage-Backed Securities with a fair value of approximately $250.3 million as of September 30, 1997 are pledged as security for a funding note payable to Freddie Mac (the FHLMC Funding Note). Collateralized Mortgage Obligations (CMOs) are collateralized by FHA-Insured Loans and GNMA Mortgage-Backed Securities with a fair value of approximately $199.8 million as of September 30, 1997. GNMA Mortgage-Backed Securities with a fair value of approximately $153.2 million as of September 30, 1997 are pledged as security for a funding note payable to the Federal National Mortgage Association (the FNMA Funding Note and, together with the FHLMC Funding Note, the Funding Notes).

                                CRIIMI MAE INC.

  Each of the above-mentioned transactions has been accounted for as a financing in accordance with Financial Accounting Standards Board Technical Bulletin 85-2. The discount on the CMOs and the Funding Notes are being amortized on a level yield basis. Transaction costs were capitalized and are included in deferred costs on the accompanying consolidated balance sheets as of September 30, 1997 and December 31, 1996.

REPURCHASE AGREEMENTS--SUBORDINATED CMBS

  As previously discussed, when purchasing Subordinated CMBS, CRIIMI MAE generally finances, through repurchase agreements, approximately 75% and 70% of the respective fair values of the BB and B rated tranches of Subordinated CMBS. These repurchase agreements are either provided by the issuer or depositor of the CMBS pool or through master repurchase agreements, as discussed below. As of September 30, 1997, the repurchase agreements on Subordinated CMBS have maturity dates ranging from December 1997 to September 2000 and have interest rates that are generally based on the one-month London Interbank Offered Rate (LIBOR), plus a spread ranging from 1.0% to 1.5%.

  In September 1997, CRIIMI MAE entered into a three-year master assignment agreement with a lender to finance up to $200 million ($100 million of which is committed) of additional and/or existing investments in lower rated Subordinated CMBS. Outstanding borrowings under this master repurchase agreement are secured by the financed Subordinated CMBS. As of September 30, 1997, approximately $31.9 million in borrowings were outstanding under this facility.

  In addition, in early 1996, CRIIMI MAE entered into a three-year master repurchase agreement with a lender to finance up to $200 million of additional and/or existing investments in lower rated Subordinated CMBS. Outstanding borrowings under this master repurchase agreement are secured by the financed Subordinated CMBS. As of September 30, 1997 and December 31, 1996, approximately $116 million and $168 million, respectively, in borrowings were outstanding under this facility. During the fourth quarter 1997, CRIIMI MAE expects to amend this agreement to provide for up to $300 million in secured borrowings and to extend the term to December 2000.

  The aforementioned repurchase agreements are secured by the rated tranches with an aggregate fair value of approximately $596 million as of September 30, 1997 and $348 million as of December 31, 1996. The repurchase agreements are generally executed through a sale of securities with a simultaneous agreement to repurchase them in the future at the same price plus a contracted rate of interest. If the counterparty to the repurchase agreement defaults on its obligation to sell the securities back to CRIIMI MAE, then CRIIMI MAE could suffer an economic loss. At September 30, 1997, CRIIMI MAE had repurchase agreements with German American Capital Corporation, Lehman Brothers Commercial Paper, First Union National Bank of North Carolina and Nomura Bermuda, Ltd. which have such counterparty credit risk.

REPURCHASE AGREEMENTS AND REVOLVING CREDIT FACILITY--GOVERNMENT INSURED
MORTGAGES

  In May 1996, CRIIMI MAE renewed a financing facility with a lender in an amount up to $100 million ($20 million committed and $80 million uncommitted) for a period of three years. Any borrowings under this facility will be secured by FHA-Insured Loans or GNMA Mortgage-Backed Securities, and will bear interest at CRIIMI MAE's choice of one, three- or six-month LIBOR, plus a spread of 0.75% or 0.50%, depending on whether FHA-Insured Loans or GNMA Mortgage-Backed Securities, respectively, are pledged as collateral. No amounts were borrowed during 1996 or the nine months ending September 30, 1997 under this facility.

BANK TERM LOANS

  In connection with the Merger, CRIIMI Management assumed certain debt of the CRI Mortgage Businesses in the principal amount of $9,100,000 (Bank Term Loan
II). Bank Term Loan II is secured by certain cash flows

                                CRIIMI MAE INC.

generated by CRIIMI MAE's direct and indirect interests in the AIM Funds and is guaranteed by CRIIMI MAE. The loan requires quarterly principal payments of $650,000 and matures on December 31, 1998. The current borrowing as of September 30, 1997 is $3.9 million. Interest on the loan is based on CRIIMI MAE's choice of one, two or three-month LIBOR, plus a spread of 1.25%.

WORKING CAPITAL LINE OF CREDIT

  In December 1996, CRIIMI MAE entered into a $30 million unsecured working capital line of credit provided by two lenders with a termination date of December 31, 1998, and was increased by an additional $10 million in September 1997 (for a three month period). Outstanding borrowings under this line of credit bear interest at one- month LIBOR, plus a spread of 1.30%. No amounts were outstanding under the line of credit as of September 30, 1997 and December 31, 1996.

LOAN ORIGINATION PROGRAM AGREEMENT

  In July 1996, CRIIMI MAE entered into a $200 million mortgage loan origination program agreement with Citicorp Real Estate, Inc. ("Citicorp"). The origination program is designed to create pools of multifamily and commercial mortgage loans, either through origination or acquisition, of requisite size and composition to facilitate the securitization of such pools through the issuance of commercial mortgage obligations (CMO). Citicorp will fund a substantial portion of the mortgage loans under the origination program. CRIIMI MAE will service the mortgage loans and will facilitate any securitization of the loans. In connection with any such securitization, CRIIMI MAE anticipates retaining the Subordinated CMBS backed by these pools and an interest-only strip of the underlying mortgage loan payments, placing the senior tranches with other investors and additionally retaining the right to act as master and special servicer with respect to substantially all of the pool of underlying mortgage loans.

OTHER DEBT RELATED INFORMATION

  In June 1997, CRIIMI MAE's management adopted and the Board of Directors approved a change in CRIIMI MAE's mortgage asset acquisition policy requiring, among other things: (1) maximum overall debt-to- equity ratio of 5.0 to 1.0,
(2) changes to the maximum debt-to-equity ratios for specific asset types based on management's perceived risk of those assets and the related funding,
(3) interest rate protection agreements in a notional amount of at least 75% of the outstanding floating-rate debt and (4) a new asset class for real estate assets. This policy enables CRIIMI MAE to continue to utilize leverage in taking advantage of mortgage asset acquisition opportunities while directing and monitoring how CRIIMI MAE funds its purchases of Subordinated CMBS and other mortgage assets.

  As previously stated, changes in interest rates will have no impact on the cost of funds or the collateral requirements on CRIIMI MAE's fixed-rate debt, which approximates 66% of CRIIMI MAE's consolidated debt as of September 30, 1997. Fluctuations in interest rates will continue to impact the value on that portion of CRIIMI MAE's mortgage assets which are not match-funded and could impact potential returns to shareholders through increased cost of funds on the floating-rate debt in place. CRIIMI MAE has a series of interest rate cap agreements in place in order to partially limit the adverse effects of rising interest rates on the remaining floating-rate debt. When CRIIMI MAE's cap agreements expire, CRIIMI MAE will have interest rate risk to the extent interest rates increase on any floating-rate borrowings unless the caps are replaced or other steps are taken to mitigate this risk. However, as previously discussed, CRIIMI MAE's investment policy requires that at least 75% of floating-rate debt be hedged. The flexibility in CRIIMI MAE's leverage is dependent upon, among other things, the levels of unencumbered assets, which are inherently linked to prevailing interest rates and changes in the credit of the underlying asset. In certain circumstances, including, among other things, increases in interest rates, changes in market spreads, or decreases in credit quality of underlying assets, CRIIMI MAE would be

                                CRIIMI MAE INC.

required to provide additional collateral in connection with its short-term, floating-rate borrowing facilities. From time to time, the Company has been required to fund such additional collateral needs. In each instance and currently, the Company has had adequate unencumbered assets to meet its operating, investing and financing requirements, and management continually monitors the levels of unencumbered collateral.

  CRIIMI MAE's ability to extend or refinance debt facilities upon maturity will depend on a number of variables including, among other things, CRIIMI MAE's financial condition and its current and projected results from operations which are impacted by a number of variables. As previously discussed, in September 1997 and in early 1996, CRIIMI MAE entered into master repurchase agreements with two different lenders to finance investments in rated Subordinated CMBS. Management intends to utilize these facilities to replace a portion of existing floating-rate debt on Subordinated CMBS which is scheduled to mature over the next 12 months and/or to finance additional investments in rated Subordinated CMBS. Management continuously monitors CRIIMI MAE's overall financing and hedging strategy in an effort to ensure that CRIIMI MAE is making optimal use of its borrowing ability based on market conditions and opportunities.

  For the nine months ended September 30, 1997, CRIIMI MAE's weighted average cost of borrowing, including amortization of discounts and deferred financing fees of approximately $2.8 million, was approximately 7.58%. As of September 30, 1997, CRIIMI MAE's debt- to-equity ratio was approximately 2.5 to 1.0. Under certain of CRIIMI MAE's existing debt facilities, CRIIMI MAE's debt-to-equity ratio, as defined, may not exceed 5.0 to 1.0.

11. INTEREST RATE HEDGE AGREEMENTS

  CRIIMI MAE has entered into interest rate protection agreements ("Caps") to partially limit the adverse effects of rising interest rates on its floating-rate borrowings. Interest rate Caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate Cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. None of CRIIMI MAE's Caps are held for trading purposes. As of September 30, 1997, CRIIMI MAE held Caps with a notional amount of approximately $435 million ($50 million of which will expire in the fourth quarter of 1997). The remaining $385 million of Caps are used to hedge current variable rate debt and variable rate debt expected to be incurred throughout the year to fund the Company's planned acquisition of Subordinated CMBS.

NOTIONAL AMOUNT             EFFECTIVE DATE    MATURITY DATE(B)   CAP     INDEX
---------------           ------------------ ------------------ ------  --------
$ 50,000,000............. June 25, 1993      June 25, 1998      6.5000% 3M LIBOR
  50,000,000............. July 20, 1993      July 20, 1998      6.2500% 3M LIBOR
  35,000,000............. February 2, 1994   February 2, 1999   6.1250% 1M LIBOR
  50,000,000............. March 25, 1994     March 25, 1998     6.5000% 3M LIBOR
  50,000,000............. November 10, 1993  November 10, 1997  6.0000% 3M LIBOR
 100,000,000............. April 8, 1997      April 10, 2000     6.6875% 1M LIBOR
 100,000,000............. September 22, 1997 September 22, 2000 6.6563% 1M LiBOR
-------------------------
$435,000,000(a)

-----------
-----------
--------
(a) CRIIMI MAE's designated interest rate protection agreements hedge CRIIMI MAE's floating-rate borrowing costs. As of September 30, 1997 total borrowings of approximately $369 million are hedged by the interest rate cap agreements.
(b) The weighted average remaining term for these interest rate cap agreements is approximately 1.6 years.

                                CRIIMI MAE INC.

  CRIIMI MAE is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate protection agreements should interest rates exceed the Caps. However, management does not anticipate nonperformance by any of the counterparties. All of the counterparties have long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Management believes that these Caps are highly liquid. The Cap could be sold or transferred with the consent of the counterparties. Management does not believe that this consent would be withheld. Although none of CRIIMI MAE's Caps are exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

12. LITIGATION

  In June 1995, Edge Partners, L.P. (the Plaintiff), derivatively on behalf of CRIIMI MAE, filed a Derivative Complaint in the District Court of Maryland, Southern Division. This complaint was dismissed in December 1995. The Plaintiff filed a First Amended Class and Derivative Complaint (the Complaint) in February 1996. The Complaint names as defendants each of the Directors who served on the board at the time of the Merger and CRIIMI MAE as a nominal defendant. Each of the Directors has an indemnity from CRIIMI MAE.

  On October 6, 1997, the Company and the individual defendants reached a tentative agreement with the plaintiff to settle the case. The terms of the settlement require court approval, which has not been obtained. Under the terms of the proposed settlement, the Company will neither make or receive any payments as a result of the settlement, but will make, upon court approval, certain disclosures and adopt a non-binding policy sought by the plaintiff.

PROSPECTUS

                                CRIIMI MAE INC.

                                 $264,915,000

         DEBT SECURITIES, PREFERRED SHARES, COMMON SHARES AND WARRANTS

  CRIIMI MAE Inc. ("CRIIMI MAE") may from time to time offer in one or more series its debt securities (the "Debt Securities"), shares of its preferred stock, par value $.01 per share (the "Preferred Shares"), shares of its common stock, par value $.01 per share (the "Common Shares"), and warrants to purchase Preferred Shares or Common Shares (the "Warrants"), with an aggregate public offering price of up to $264,915,000 (or its foreign currency equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares and Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, ranking, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of CRIIMI MAE or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any public offering price; and (iv) in the case of Warrants, the number and terms thereof, the designation and number or amount of Preferred Shares or Common Shares issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of CRIIMI MAE as a real estate investment trust ("REIT") for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by CRIIMI MAE, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

  CRIIMI MAE's Common Shares, and shares of its Series B Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Shares"), are traded on the New York Stock Exchange (the "NYSE") under the symbol "CMM" and "CMM-PrB," respectively.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                               ----------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 28, 1997.

                             AVAILABLE INFORMATION

  CRIIMI MAE and certain of its subsidiaries are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Reports, proxy statements and other information filed by CRIIMI MAE can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning CRIIMI MAE may be inspected at the NYSE, 20 Broad Street, New York, New York 10005 or reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

  This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by CRIIMI MAE with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement for further information with respect to CRIIMI MAE and the Securities. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by CRIIMI MAE with the SEC (File No. 1-10360) are incorporated herein by reference (collectively, the "Incorporated Information"):

    1. Annual Report on Form 10-K for the year ended December 31, 1996.

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    4. Definitive Proxy Statements dated March 26, 1997, April 28, 1995 and April 6, 1993.

    5. Form 8-K, as filed with the SEC on October 3, 1997.

    6. Form 8-K, as filed with the SEC on September 23, 1997.

    7. Form 8-K, as filed with the SEC on June 30, 1995.

    8. Form 8-A, as filed with the SEC on October 16, 1989.

    9. Form 8-B, as filed with the SEC on October 27, 1993.

  The Prospectus should be read in conjunction with the Incorporated Information and any applicable Prospectus Supplement, which are incorporated by reference into the Prospectus. All documents filed by CRIIMI

MAE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  CRIIMI MAE will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such copies should be directed to CRIIMI MAE's principal executive offices: CRIIMI MAE Inc., Investor Services, 11200 Rockville Pike, Rockville, Maryland 20852, or telephone (301) 816-2300 or toll-free (800) 266-0535.

                                  CRIIMI MAE

  CRIIMI MAE is a full service commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). CRIIMI MAE's portfolio of assets consists primarily of non-investment grade subordinated securities backed by first mortgage loans on multifamily and other commercial real estate ("Subordinated CMBS") and interests in government insured or guaranteed mortgages secured by multifamily housing complexes located throughout the United States. CRIIMI MAE believes that its concentration on acquiring Subordinated CMBS and originating commercial mortgage loans for its own securitization program, together with its expertise as an underwriter and servicer, enable CRIIMI MAE to take advantage of the rapid growth in the securitization of debt backed by income-producing commercial real estate. CRIIMI MAE is one of the largest publicly traded REITs focused primarily on the acquisition of Subordinated CMBS. In addition, CRIIMI MAE provides certain servicing functions, including acting as the special servicer for the commercial mortgage loans underlying its Subordinated CMBS portfolio, with respect to commercial mortgage assets.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, CRIIMI MAE intends to use the majority of the net proceeds from the sale of Securities (i) to acquire additional mortgage assets, primarily Subordinated CMBSs, (ii) to sponsor and/or participate in collateralized mortgage obligation programs, and (iii) for other general corporate purposes, including working capital. Pending their use for the foregoing purposes, the net proceeds may be invested in short term, interest-bearing accounts and/or used to pay down debt on a temporary basis.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

  The following table sets forth CRIIMI MAE's consolidated ratios of (i) earnings to fixed charges and (ii) earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                                        SIX
                                                                      MONTHS
                                                                       ENDED
                                            YEARS ENDED DECEMBER 31, JUNE 30,
                                            ------------------------ ---------
                                            1992 1993 1994 1995 1996 1996 1997
                                            ---- ---- ---- ---- ---- ---- ----
   Ratio of earnings to fixed charges...... 1.69 1.48 1.66 1.35 1.50 1.57 1.74
   Ratio of earnings to combined fixed
    charges and preferred stock
    dividends*............................. 1.69 1.48 1.66 1.35 1.47 1.57 1.67

--------
* Prior to the offering of Series A Cumulative Convertible Preferred Stock on July 1, 1996, CRIIMI MAE did not have any issued or outstanding Preferred Shares.

  For purposes of computing these ratios, earnings consist of CRIIMI MAE's consolidated net income, plus fixed charges, extraordinary items, loss from investment in limited partnerships and dividends on Preferred Shares. Fixed charges and Preferred Share dividends consist of gross interest cost, including amortization of debt cost, discount or premium and adjustment to hedges for valuation and sales, and dividends on Preferred Shares.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

  The Debt Securities are to be issued under one or more trust indentures (each, an "Indenture") between CRIIMI MAE and one or more trustees (each, a "Trustee"). The form of the Subordinated Indenture (as defined below) and the form of the Senior Indenture (as defined below) have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures, as modified or superseded by any applicable Prospectus Supplement, are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. If Debt Securities are to be issued, a description of their terms (as well as the form of Debt Securities) will be filed by CRIIMI MAE as an exhibit to a current report on Form 8-K and incorporated herein by reference.

  When issued, the Debt Securities will be direct obligations of CRIIMI MAE and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The indebtedness represented by Subordinated Debt Securities, as set forth below under "--Subordination," will be subordinate in right of payment to Senior Debt Securities and other senior indebtedness of CRIIMI MAE. In addition to the terms of the Indenture and any specific, express terms of the Debt Securities described below, the issuance of the Debt Securities will be limited by, and subject to certain terms of, CRIIMI MAE's existing financing facilities. Senior Debt Securities and Subordinated Debt Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a Trustee.

TERMS

  The applicable Indenture may provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of CRIIMI MAE (the "Board") or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

  The applicable Indenture may also provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the applicable Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated therein, any action described therein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Shares and/or Preferred Shares, or the method by which any such portion shall be determined;

    (4) if convertible, in connection with the preservation of CRIIMI MAE's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares and/or Preferred Shares into which such Debt Securities are convertible;

    (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon CRIIMI MAE in respect of such Debt Securities and the applicable Indenture may be served;

    (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of CRIIMI MAE, if CRIIMI MAE is to have such an option;

    (10) the obligation, if any, of CRIIMI MAE to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

    (14) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the events of default or covenants set forth in the applicable Indenture;

    (15) any provision for collateral security for repayment of such Debt Securities;

    (16) whether such Debt Securities will be issued in certificated or book-entry form;

    (17) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (18) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

    (19) the terms, if any, upon which such Debt Securities may be convertible into Common Shares and/or Preferred Shares and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

    (20) whether and under what circumstances CRIIMI MAE will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether CRIIMI MAE will have the option to redeem such Debt Securities in lieu of making such payment; and

    (21) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities") or that the principal amount thereof payable at their stated maturity may be more or less than the principal amount thereof at original issuance ("Indexed Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities or Indexed Securities will be described in the applicable Prospectus Supplement.

  Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of CRIIMI MAE to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving CRIIMI MAE or in the event of a change of control. Restrictions on ownership and transfers of CRIIMI MAE's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of CRIIMI MAE that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee; provided that, at the option of CRIIMI MAE, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the register to be maintained by the Trustee or by wire transfer of funds to such person at an account maintained within the United States.

  Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder thereof on the applicable record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to each holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security tendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but CRIIMI MAE may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by CRIIMI MAE with respect to any series of Debt Securities, CRIIMI MAE may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that CRIIMI MAE will be required to maintain a transfer agent in each place of payment for such series of Debt Securities. CRIIMI MAE may at any time designate additional transfer agents with respect to any series of Debt Securities.

  To protect CRIIMI MAE's status as a REIT, CRIIMI MAE may refuse to effect a transfer of Debt Securities if, as a result of such transfer, any person would beneficially own, either directly or indirectly, more than 9.8% of CRIIMI MAE's outstanding capital stock. Neither CRIIMI MAE nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) for Debt Securities repayable at the option of the holder, issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

  Each Indenture will provide that CRIIMI MAE may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or other entity provided that (a) either CRIIMI MAE shall be the continuing corporation, or the successor corporation (if other than CRIIMI MAE) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets and shall be an entity organized and existing under the laws of the United States or a state thereof and the successor entity shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of CRIIMI MAE or any subsidiary as a result thereof as having been incurred by CRIIMI MAE or such subsidiary at the time of such transaction, no event of default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale," CRIIMI MAE will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that CRIIMI MAE shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

  Maintenance of Properties. CRIIMI MAE will cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of CRIIMI MAE may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that CRIIMI MAE and its subsidiaries shall not be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is in the judgment of CRIIMI MAE desirable in the conduct of its business and not disadvantageous in any material respect to the holders of the Debt Securities.

  Payment of Taxes and Other Claims. CRIIMI MAE will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of CRIIMI MAE or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of CRIIMI MAE or any subsidiary; provided, however, that CRIIMI MAE shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Additional Covenants. Any additional covenants of CRIIMI MAE with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER
  Each Indenture will describe specific "Events of Default" with respect to any series of Debt Securities issued thereunder. Such "Events of Default" are likely to include (with grace and cure periods): (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable, at maturity, upon redemption or otherwise which continues for five business days; (c) default in making any sinking fund payment as required for any Debt Security of such series which continues for five business days; (d) default in the performance or breach of any other covenant or warranty of CRIIMI MAE contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) a default not being contested in good faith by CRIIMI MAE under any bond, debenture, note or other evidence of indebtedness for money borrowed by CRIIMI MAE (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CRIIMI MAE (including such leases but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 by CRIIMI MAE, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of CRIIMI MAE or any Significant Subsidiary or either of its properties; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of CRIIMI MAE.

  If an Event of Default under an Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to CRIIMI MAE (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) CRIIMI MAE shall have paid or deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture. Each Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The applicable Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if designated officers of such Trustee consider such withholding to be in the interest of such holders.

  The right of any holder to institute a proceeding with respect to an Indenture will be subject to certain conditions precedent including notice and indemnity to the applicable Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debt Security on or after the respective due dates expressed in the Debt Security, and to institute suit for the enforcement of any such payments.

  Subject to provisions in the Indenture relating to its duties in case of default, no Trustee will be under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the applicable Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, each Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, CRIIMI MAE will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of an Indenture may be made only with the consent of the holders of not less than a majority in aggregate principal amount of all outstanding Debt Securities issued under the Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

  The holders of not less than a majority in principal amount of outstanding Debt Securities issued under an Indenture have the right to waive compliance by CRIIMI MAE with certain covenants in such Indenture.

  Modifications and amendments of an Indenture may be made by CRIIMI MAE and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to CRIIMI MAE as obligor under such Indenture; (ii) to add to the covenants of CRIIMI MAE for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon CRIIMI MAE in such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares and/or Preferred Shares; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

  Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above),
(iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by CRIIMI MAE or any other obligor upon the Debt Securities or any affiliate of CRIIMI MAE or of such other obligor shall be disregarded.

  Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by CRIIMI MAE or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

SUBORDINATION

  Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Debt Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt Securities and other senior indebtedness. No payment of principal or interest will be permitted to be made on Subordinated Debt Securities at any time if a default in Senior Debt Securities exists that permits the holders of such Senior Debt Securities to accelerate their maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt Securities are paid in full and until the Subordinated Debt Securities are paid in full, holders of Subordinated Debt Securities will be subrogated to the right of holders of Senior Debt Securities to the extent that distributions otherwise payable to holders of Subordinated Debt Securities have been applied to the payment of Senior Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of Subordinated Debt Securities. If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt Securities outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Under the Indentures, CRIIMI MAE may be permitted to discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  Each Indenture will provide that, under certain circumstances, CRIIMI MAE may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the applicable Indenture or, under certain circumstances, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by CRIIMI MAE with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may be established only if, among other things, CRIIMI MAE has delivered to the applicable Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after CRIIMI MAE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System established by the Resolution of December 5, 1978 of the council of the European Economic Community, European Coal and Steel Community and the European Atomic Energy Community (collectively, the "European Communities") and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications of the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares and/or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or CRIIMI MAE, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

  To protect CRIIMI MAE's status as a REIT, CRIIMI MAE may refuse to effect a conversion of the Debt Securities if, as a result of such conversion, any person would beneficially own, either directly or indirectly, more than 9.8% of CRIIMI MAE's outstanding capital stock. See "Description of Capital Stock-- Common Shares--Restrictions on Ownership and Transfer."

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of CRIIMI MAE comprises 60 million Common Shares and 25 million Preferred Shares.

PREFERRED SHARES

  General. The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of CRIIMI MAE's Articles of Incorporation, as amended (the "Articles of Incorporation") and Bylaws and applicable articles supplementary relating to any offering of Preferred Shares ("Articles Supplementary"). If Preferred Shares are to be issued, a description of the terms of such Preferred Shares (as well as the form of Preferred Share certificate) will be filed by CRIIMI MAE as an exhibit to a current report on Form 8-K and incorporated by reference.

  Terms. Subject to the limitations prescribed by the Articles of Incorporation, the Board is authorized to fix the number of shares constituting each series of Preferred Shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board. The Preferred Shares will, when issued, be fully paid and nonassessable by CRIIMI MAE and will have no preemptive rights.

  Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6) The provision for a sinking fund, if any, for such Preferred Shares;

    (7) The provision for redemption, if applicable, of such Preferred
  Shares;

    (8) Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CRIIMI MAE;

    (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CRIIMI MAE; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of CRIIMI MAE as a REIT.

  Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of CRIIMI MAE, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; (ii) on a parity with all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE; and (iii) junior to all equity securities issued by CRIIMI MAE the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of CRIIMI MAE. The term "equity securities" does not include convertible debt securities.

  Dividends. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board, out of assets of CRIIMI MAE legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of CRIIMI MAE on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and CRIIMI MAE will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, full dividends will not be declared or paid or set apart for payment on the Preferred Shares of any other series ranking, as to dividends, on a parity with the Preferred Shares of such series, and no dividends will be declared or paid or set apart for payment on the Preferred Shares of any other series ranking, as to dividends, junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other capital shares of CRIIMI MAE ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of CRIIMI MAE ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by CRIIMI MAE (except by conversion into or exchange for other capital shares of CRIIMI MAE ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of CRIIMI MAE, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by CRIIMI MAE in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of CRIIMI MAE, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of CRIIMI MAE pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed (unless all outstanding Preferred Shares of such series are simultaneously redeemed) or directly or indirectly purchased or acquired (except by conversion into or exchange for capital shares of CRIIMI MAE ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of CRIIMI MAE or pursuant to a purchase or exchange offer made on comparable terms to holders of all outstanding Preferred Shares of such series.

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Board and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Board.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of CRIIMI MAE. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price;
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by CRIIMI MAE in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of the Preferred Shares at the end of two years after the redemption date will be returned by such bank or trust company to CRIIMI MAE.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CRIIMI MAE, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of CRIIMI MAE ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of CRIIMI MAE, the holders of each series of Preferred Shares shall be entitled to receive out of assets of CRIIMI MAE legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of CRIIMI MAE. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of CRIIMI MAE are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of CRIIMI MAE ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of CRIIMI MAE shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of CRIIMI MAE with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of CRIIMI MAE, shall not be deemed to constitute a liquidation, dissolution or winding up of CRIIMI MAE.

  Voting Rights. Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, CRIIMI MAE will not, without the affirmative vote or consent of the holders of at least a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of CRIIMI MAE into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of CRIIMI MAE's Articles of Incorporation or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (each, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, CRIIMI MAE may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares, and provided further that (x) any increase in the amount of the authorized Common Shares or Preferred Shares or the authorization, creation or issuance of any other series of Preferred Shares or any other class or series of capital shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares or any other class or series of capital shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or CRIIMI MAE, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

  Restrictions on Ownership and Transfer. As discussed below under "--Common Shares--Restrictions on Ownership and Transfer," for CRIIMI MAE to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist CRIIMI MAE in meeting this requirement, CRIIMI MAE may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of CRIIMI MAE's outstanding capital stock, including any Preferred Shares of CRIIMI MAE. Therefore, the Articles Supplementary for each series of Preferred Shares may contain certain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

COMMON SHARES

  The following description of the Common Shares is summarized from relevant portions of CRIIMI MAE's Articles of Incorporation and Bylaws, as amended. A more complete description of the Common Shares may be obtained by reference to such documents and to the documents incorporated by reference in this Prospectus. The following statements are qualified in their entirety by such reference.

  General. Stockholders are entitled to one vote for each Common Share held on all matters presented for a vote to stockholders. The Board serves in staggered three-year terms. Directors may be removed only for cause, upon the affirmative vote of holders of a majority of the Common Shares voting together as a single class. Except as otherwise provided in the Articles of Incorporation, in meetings where a quorum is present, a majority of the votes cast by stockholders is required to adopt a provision. Stockholders are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of the holders of any Preferred Shares. The Common Shares, when issued, will be fully paid and nonassessable and will not be subject to redemption, except as provided in the Articles of Incorporation, nor will they have any preference, conversion, exchange, preemptive or cumulative voting rights.

  The transfer agent and register for the Common Shares is Registrar and Transfer Company.

  Restrictions on Ownership and Transfer. The Code provides that a corporation may not qualify as a REIT if more than 50% in value of the shares of the corporation are owned, directly or indirectly, by five or fewer individuals, which for this purpose includes pension funds and certain other tax-exempt entities. Provisions of the Articles of Incorporation, intended to prevent concentrated ownership of the capital stock of CRIIMI MAE that might jeopardize its qualification as a REIT, authorize the Board to refuse to effect a transfer of shares of capital stock of CRIIMI MAE to any person who as a result would own in excess of 9.8% of the outstanding shares of capital stock of CRIIMI MAE ("Excess Shares") and to redeem such Excess Shares.

                            DESCRIPTION OF WARRANTS

  CRIIMI MAE may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently or together with any Debt Securities, Preferred Shares or Common Shares, offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Shares or Common Shares. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between CRIIMI MAE and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of CRIIMI MAE in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. If Warrants are to be issued, a copy of the form of Warrant Agreement will be filed by CRIIMI MAE as an exhibit to a current report on Form 8-K and incorporated herein by reference. The following summary of certain provisions of the form of Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable Warrant Agreement.

  General. If Warrants are offered, the related Prospectus Supplement will describe the Warrant Agreement and the terms of the Warrants, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued;
(iv) the currencies in which the price or prices of such Warrants may be payable; (v) the designation, amount and terms of the Preferred Shares and/or Common Shares purchasable upon exercise of such Warrants; (vi) the designation and terms of the Debt Securities, Preferred Shares and/or Common Shares, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vii) if applicable, the date on and after which such Warrants and the Preferred Shares and/or Common Shares purchasable upon exercise of such Warrants will be separately transferable; (viii) the price or prices at which and the currency or currencies in which the Preferred Shares and/or Common Shares purchasable upon exercise of such Warrants may be purchased; (ix) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (x) the minimum and maximum amount of such Warrants which may be exercised at any one time; (xi) information with respect to book-entry procedures, if any; (xii) a discussion of certain United States federal income tax considerations; and (xiii) any other material terms of such Warrants, including terms, procedures and limitations relating to exchange or exercise of such Warrants.

  Exercise. Prior to the exercise of any Warrants to purchase Preferred Shares and/or Common Shares, holders of such Warrants will not have any of the rights of holders of Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Shares or Common Shares purchasable upon such exercise, or to exercise any applicable right to vote.

  Each Warrant will entitle the holder to purchase Preferred Shares and/or Common Shares at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time up to 5:00 P.M. New York time on the expiration date set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by CRIIMI MAE), unexercised Warrants will become void.

  Restrictions on Ownership and Transfer. As discussed above under "--Common Shares--Restrictions on Ownership and Transfer," for CRIIMI MAE to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist CRIIMI MAE in meeting this requirement, CRIIMI MAE may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of CRIIMI MAE's outstanding capital stock. An individual or entity that owns Warrants to acquire Common Shares and/or Preferred Shares will be deemed to own such Common Shares or Preferred Shares for purposes of meeting the ownership requirement. Therefore, the terms of any Warrant Agreement entered into in connection with the issuance of Warrants may contain certain provisions restricting the ownership and transfer of the Warrants. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Warrants.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain United States federal income tax considerations to CRIIMI MAE is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as such holder's particular situation, and this discussion does not attempt to address any aspects of United States federal income taxation relating to holders of Securities. Certain United States federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

  This discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position, and does not consider U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis.

  EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  CRIIMI MAE has qualified, and intends to continue to qualify, as a REIT under the Code. Qualification for treatment as a REIT requires CRIIMI MAE to meet certain criteria including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. A REIT generally is not subject to federal income tax on that portion of its ordinary income or capital gains that is distributed currently to stockholders. CRIIMI MAE has distributed and intends to continue to distribute substantially all of its taxable income to stockholders and to meet distribution requirements to continue to qualify as a REIT. CRIIMI MAE will generally be subject to federal income tax at normal corporate rates on its undistributed income and to a 4% excise tax under the Code on the amount, if any, by which 85% of its REIT taxable income (including accrued but unpaid interest income) and 95% of any net capital gain exceed the amount actually distributed to its stockholders during the year (or declared as a dividend during October, November or December of a calendar year, if distributed during the following January as ordinary income dividends). Accrued income for the last month of each quarter is generally received within 30 days after the end of the quarter. CRIIMI MAE is not aware of any present circumstances that would cause it to fail to qualify as a REIT, nor does it anticipate any such circumstances in the reasonably foreseeable future. If the U.S. Internal Revenue Service ("IRS") successfully challenged the tax status of CRIIMI MAE as a REIT, CRIIMI MAE's earnings would become subject to federal income tax (including any applicable minimum tax) at corporate rates.

  To assist in maintaining CRIIMI MAE's qualification as a REIT under the Code, CRIIMI MAE's Articles of Incorporation provide that no person or persons acting as a group (defined to include partnerships, corporations, trusts and other entities), with the exception of C.R.I., Inc. or its affiliates, shall at any time directly or indirectly acquire ownership of more than 9.8% of the outstanding shares of CRIIMI MAE's capital stock.

                             PLAN OF DISTRIBUTION

  CRIIMI MAE may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions, at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters are used in the sale of Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions. If the Securities are sold through one or more agents, as designated by CRIIMI MAE from time to time, any such agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of Securities, underwriters may receive compensation from CRIIMI MAE or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters (which may be all or a portion of the discount to be received by such underwriter from CRIIMI MAE) and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from CRIIMI MAE, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from CRIIMI MAE will be described, in the Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement are expected to be listed on such exchange, subject to official notice of issuance. CRIIMI MAE may elect to list any series of Debt Securities, Preferred Shares or Warrants on a securities exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any Securities (other than Common Shares).

  Under agreements CRIIMI MAE may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by CRIIMI MAE against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, CRIIMI MAE in the ordinary course of business. In connection with any particular issue of Debt Securities, CRIIMI MAE may enter into hedging transactions with an underwriter, dealer or agent participating in such transaction or an affiliate thereof.

  If so indicated in the Prospectus Supplement, CRIIMI MAE will authorize underwriters or other persons acting as CRIIMI MAE's agents to solicit offers by certain institutions to purchase Securities from CRIIMI MAE pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by CRIIMI MAE. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

  Certain matters relating to the validity of the Securities will be passed upon for CRIIMI MAE by Swidler & Berlin, Chartered, Washington, D.C.

                                    EXPERTS

  The financial statements included in CRIIMI MAE's Annual Report on Form 10-K incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Summary..................................................................  S-3
Risk Factors.............................................................  S-9
CRIIMI MAE............................................................... S-16
The Portfolio............................................................ S-21
Use of Proceeds.......................................................... S-25
Capitalization........................................................... S-25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-26
Management............................................................... S-40
Description of the Notes................................................. S-43
Certain United States Federal Income Tax Considerations.................. S-66
Description of Other Indebtedness........................................ S-69
Underwriting............................................................. S-75
Legal Matters............................................................ S-76
Experts.................................................................. S-76
Index to Consolidated Financial Statements...............................  F-1
                                  PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
CRIIMI MAE...............................................................    4
Use of Proceeds..........................................................    4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
 Charges and Preferred Stock Dividends...................................    4
Description of Debt Securities...........................................    4
Description of Capital Stock.............................................   14
Description of Warrants..................................................   19
Certain United States Federal Income Tax Considerations..................   20
Plan of Distribution.....................................................   21
Legal Matters............................................................   22
Experts..................................................................   22

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                                 $125,000,000

                                CRIIMI MAE INC.

                            % SENIOR NOTES DUE 2002


                           ------------------------
                             PROSPECTUS SUPPLEMENT
                           ------------------------


                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS


                                        , 1997

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